    As filed with the Securities and Exchange Commission on May 4, 2001
                                                      Registration No. 333-59748
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ------------

                              Amendment No. 1

                                    to
                                    Form S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ------------

                                 Hydril Company
             (Exact name of Registrant as specified in its charter)

            Delaware                            3533                        95-2777268
 (State or Other Jurisdiction of    (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)      Classification Code Number)        Identification No.)

                      3300 North Sam Houston Parkway East
                           Houston, Texas 77032-3411
                                 (281) 449-2000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               MICHAEL C. KEARNEY
                      3300 North Sam Houston Parkway East
                           Houston, Texas 77032-3411
                                 (281) 449-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ------------

                                   Copies to:

      DARRELL W. TAYLOR                KENDALL BISHOP                DAN A. FLECKMAN
      Baker Botts L.L.P.           O'Melveny & Myers LLP          Vinson & Elkins L.L.P.
       One Shell Plaza            1999 Avenue of the Stars        2300 First City Tower
        910 Louisiana          Los Angeles, California 90067           1001 Fannin
     Houston, Texas 77002              (310) 553-6700              Houston, Texas 77002
        (713) 229-1234                                                (713) 758-2222

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [_]

   If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]
                                 ------------


   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED MAY 4, 2001

                                4,551,840 Shares



                                 Hydril Company

                                  Common Stock

                                   ---------

  The shares of common stock are being sold by the selling stockholders named in this prospectus. We will not receive any proceeds from the sale of the common stock.

  Our common stock is listed on The Nasdaq National Market under the symbol "HYDL." On May 3, 2001, the last reported sale price was $22.40 per share.

  The underwriters have an option to purchase a maximum of 682,776 additional shares from the selling stockholders to cover over-allotments of shares.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 6.

                                                        Underwriting  Proceeds to
                                             Price to   Discounts and the Selling
                                              Public     Commissions  Stockholders
                                            ----------- ------------- ------------
Per Share..................................   $            $            $
Total...................................... $            $            $

  Delivery of the shares of common stock will be made on or about         ,
2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                              Joint Lead Managers

 Credit Suisse First Boston                                Salomon Smith Barney

                                   ---------

Bear, Stearns & Co. Inc.

                    Dain Rauscher Wessels

                                                               Simmons & Company
                                                     International

                 The date of this prospectus is        , 2001.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                              [INSIDE FRONT COVER]


      Pressure Control                                               Continued on
          Products                                                   inside back cover
                                                                     ----------------)
                                Schematic of a
                                semisubmersible
                             offshore drilling rig
                             and associated well,
                              including a blowout
                              preventer assembly.

Schematic of a drill            Semisubmersible
stem valve, with the               Schematic         Schematic of a
label "Drill Stem Valve" -----)                      diverter, with the
and an arrow to its                                  label "Diverter"
location on the                                      and an arrow to
semisubmersible                                      its location on
schematic.                               (---------- the semisubmersible
                                                     schematic.
Caption:
Manually operated drill stem                         Caption:
valves control well pressure in                      Diverters are safety
order to prevent uncontrolled                        devices used to redirect
releases of fluids and gases from                    or vent flows of fluids
a well during installation and                       and gases in a controlled
removal of drill pipe.                               manner during offshore
                                                     drilling.
Schematic of a MUX Control System,
with the label "MUX Control System"
and an arrow to ----------------------)                     Schematic of an annular
its location                            "BOP Stack" (------ blowout preventer,
on the well                              Schematic          with the label
schematic.                                                  "Annular Blowout
                                                            Preventer" and an
Caption:                                                    arrow to its
Multiplex (MUX) system is a                                 location on the
control system that provides                                "BOP Stack"
fast response times for operations                          schematic.
such as riser disconnect, pipe
shearing, pipe ram and annular
closing in deep and ultra                                   Caption:
deepwater operations.                                       Annular blowout
                                                            preventers are high-
                                                            pressure valves used
Schematic of                                                to seal a well and
double ram blowout                                          prevent fluids and
preventer, with                                             gases from escaping
the label "Double Ram                                       by hydraulically
Blowout Preventer"                                          closing a large
and an arrow to                                             elastomer collar
its location                                                against itself or
on the "BOP Stack" schematic  ---) "BOP Stack"              around the drill
                                    Schematic               pipe.
Caption:
Ram blowout preventers are
high-pressure valves used to seal a
well and prevent fluids and gases
from escaping by hydraulically driving
metal rams against each other across
the top of the well.


------------------------------------------------------------------------------------
                                                                              Page 2

                                 ------------

                               TABLE OF CONTENTS

Prospectus Summary...................   1
Risk Factors.........................   6
Cautionary Statement About Forward-
 Looking Statements..................  15
Use Of Proceeds......................  16
Dividend Policy......................  16
Price Range of our Common Stock......  16
Capitalization.......................  17
Selected Financial Data..............  18
Management's Discussion And Analysis
 Of Financial Condition And Results
 Of Operations.......................  20
Business.............................  30

Management.............................................................  42
Certain Relationships And Related Party Transactions...................  49
Principal And Selling Stockholders.....................................  51
Description Of Capital Stock...........................................  56
Underwriting...........................................................  60
Notice to Canadian Residents...........................................  63
Legal Matters..........................................................  64
Experts................................................................  64
Where You Can Find More Information....................................  64
Financial Statements................................................... F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

   This summary only highlights information contained elsewhere in this prospectus, but does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the information under "Risk Factors" and the financial statements and the related notes included in this prospectus, before making an investment decision.

Our Business

   Hydril Company is engaged worldwide in engineering, manufacturing and marketing premium connections and pressure control products for oil and gas drilling and production. Our premium connections are used in drilling environments where extreme pressure, temperature, corrosion and mechanical stress are encountered, as well as in environmentally sensitive drilling. These harsh drilling conditions are typical for deep-formation, deepwater and horizontal wells. Our pressure control products are primarily safety devices that control and contain fluid and gas pressure during drilling, completion and maintenance of oil and gas wells in the same environments. We also provide aftermarket replacement parts, repair and field services for our installed base of pressure control equipment. These products and services are required on a recurring basis because of the impact of the extreme conditions in which pressure control products are used. We believe that the level of drilling activity in harsh environments that require premium connections and advanced pressure control products will continue to grow as oil and gas operators increasingly target deeper geological formations, shift their exploration offshore and apply horizontal drilling techniques.

   Throughout our history, we have been a technological innovator. For nearly 70 years, we have been developing products that assist the oil and gas industry to commercially and safely explore and develop deep onshore and offshore reserves that were not previously accessible. Shortly after our inception, we developed the first annular blowout preventer, a device which seals the well to prevent uncontrolled flow of fluids and gases when a high pressure geological formation is encountered. We have also developed premium connection products and technologies for use in critical drilling and production applications where standard connections are unsuitable.

   We continue to provide innovative products. At the end of 1999, we introduced an advanced composite tubing product line as a cost-effective alternative to steel pipe used in flowlines. Our advanced composite tubing is lightweight, flexible, resistant to corrosion and fatigue, has low installation cost and can be produced in lengths up to several thousand feet. We are also currently participating in a joint industry project for the development of a process called subsea mudlift drilling that, if successful, will make it possible to economically drill for and produce oil and gas in ultra-deepwater in excess of 5,000 feet. We are the technical leader, designer and equipment manufacturer and have production rights to the subsea mudlift drilling equipment developed by the project.

   The end-users of our products are a broad group of major and independent, domestic and international oil and gas companies, as well as drilling contractors. In the United States and Canada, we sell our premium connections through distributors. Outside the United States and Canada, we sell our premium connections directly to end-users and through distributors. We sell our pressure control products directly to end-users.

   We conduct our business on a global basis. We have approximately 1,400 employees and 12 manufacturing facilities in the United States, Canada, Indonesia, Mexico, Nigeria and the United Kingdom, and 23 sales and service offices worldwide. During 2000, approximately 52% of our revenues were derived from equipment sales and services ultimately provided to end-users for use outside of the United States.

   Hydril was founded in 1933 by Frank R. Seaver who ran Hydril until his death in 1964. From 1964 to 1986, Richard C. Seaver, the nephew of Frank Seaver, served as our President. Richard Seaver is currently our Chairman of the Board, and his son, Christopher T. Seaver, is our President and Chief Executive Officer.

Our Business Strategy

   Our goal is to build on our strong industry position in the engineering, manufacturing and marketing of premium connections and pressure control products. To achieve this goal, we pursue the following strategies:

  .   Focus on a portfolio of premium, high value added products;

  .   Develop new proprietary technologies and products;

  . Emphasize product quality and capitalize on customer satisfaction and brand awareness;

  .   Operate our business globally; and

  .   Expand our business through selective acquisitions.

Recent Developments

   Premium Connections. During the first quarter of 2001, we completed the first phase of scheduled capacity additions at our premium connection plants in Nisku, Alberta and Houston, Texas. In April 2001, we announced that our board of directors approved $20 million of capital expenditures of which approximately half is for the second phase of premium connection capacity expansions in North America, which we expect to be completed in the fourth quarter of 2001. The first two phases will increase our premium connection manufacturing capacity in North America by approximately 30%. If current industry trends continue, we expect our board of directors to approve later in 2001 a third phase of expansion that would add an incremental 15% capacity to the North American premium connection operations.

   Pressure Control. In March 2001, we received an order for four offshore drilling blowout prevention and control systems from Santa Fe International Corporation. We will supply blowout preventer stacks and control systems for two high performance jackup and two deepwater semi-submersible drilling rigs with a total value of approximately $37 million. In addition, approximately half of the recently approved capital expenditures are for new state-of-the-art machine tools for our pressure control segment, which will add capacity, replace older equipment and reduce operating costs. The addition of this equipment will be substantially completed in 2001.

Risk Factors

   Prospective investors should carefully consider the matters set forth under the caption "Risk Factors," as well as other information set forth in this prospectus. One or more of these matters could negatively impact the value of your investment in us.

Our Executive Offices

   Our principal executive offices are located at 3300 North Sam Houston Parkway East, Houston, Texas 77032-3411, and our telephone number is (281) 449-2000.

                                  The Offering

Common stock offered by the selling
 stockholders(1).................... 4,551,840 shares
Shares to be outstanding after this
 offering (2):
  Common stock...................... 13,383,520 shares
  Class B common stock.............. 8,827,488 shares
    Total........................... 22,211,008 shares
Voting rights
  Common stock...................... One vote per share
  Class B common stock.............. Ten votes per share

Use of proceeds..................... We will not receive any proceeds from the sale of the common stock included in this
                                     offering.
Nasdaq National Market symbol....... HYDL

--------------------
(1) The shares being sold in this offering are common stock. Some of our existing stockholders, including all of the selling stockholders, hold class B common stock. The selling stockholders will convert their shares of class B common stock into common stock before selling the shares in the offering. Additionally, some options previously issued to officers are exercisable for class B common stock. Our common stock and class B common stock have identical rights, except for voting and conversion rights. Holders of common stock have no conversion rights. Holders of class B common stock may convert some or all of their shares into the same number of shares of common stock at any time. In addition, shares of class B common stock will automatically convert into the same number of shares of common stock upon the occurrence of the following:
  . if class B common stock is transferred to any person or entity other than a holder of class B common stock or a person or entity related to current holders of class B common stock;
  . if at any time the number of outstanding shares of class B common stock represents less than ten percent of the total number of outstanding shares of common stock and class B common stock combined.

(2) Based on the number of shares outstanding as of May 1, 2001, giving effect to the offering. The number of shares outstanding after the offering excludes 470,472 shares of common stock issuable upon exercise of options granted to our officers, directors and employees and 543,100 shares of class B common stock issuable upon exercise of options granted to our officers. The number of shares outstanding after the offering assumes no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised, each of the selling stockholders will sell shares to the underwriters on a pro rata basis based on the respective number of shares sold in the offering. If the over-allotment option is exercised in full, those selling stockholders will sell an additional 682,776 shares of common stock.

                      Summary Consolidated Financial Data

   You should read the following summary consolidated financial data along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the information set forth below for the three months ended March 31, 2000 and 2001 from our unaudited financial statements that include, in our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation in all material respects of the financial position and results for the interim periods, when read in conjunction with our annual financial statements and the notes to our annual financial statements appearing elsewhere in this prospectus. The results of operations for the three months ended March 31, 2001 may not be indicative of our results for the full year.

                                                                                     Three Months
                                    Years Ended December 31,                       Ended March 31,
                          -----------------------------------------------------    -----------------
                            1996      1997        1998         1999      2000       2000      2001
                          --------  --------    --------     --------  --------    -------  --------
                                      (in thousands, except per share data)
Operating Data:
Revenues:
  Premium connection....  $ 97,312  $111,472    $116,256     $ 75,362  $ 94,983    $21,613  $ 30,372
  Pressure control......    69,646   106,635     122,956       84,063    85,039     23,146    25,150
                          --------  --------    --------     --------  --------    -------  --------
   Total revenues.......   166,958   218,107     239,212      159,425   180,022     44,759    55,522
Gross profit............    34,818    27,427      30,404       25,655    56,220     11,919    17,904
Selling, general and
 administration
 expenses...............    25,823    32,945      41,048       33,404    34,802      8,036     9,647
Gain on sale of
 manufacturing
 facility(1)............        --     4,520          --           --        --         --        --
                          --------  --------    --------     --------  --------    -------  --------
Operating income
 (loss)(2)..............     8,995      (998)    (10,644)      (7,749)   21,418      3,883     8,257
Interest expense........       (91)   (1,720)     (4,347)      (5,528)   (4,963)    (1,364)   (1,094)
Interest income.........     1,324       857         855        1,314     2,320        312     1,035
Other income (expense)..     2,524    20,682(3)   (7,834)(4)      997     5,433(5)     (18)     (101)
Net income (loss).......  $  8,811  $ 12,320    $(14,500)    $ (7,237) $ 15,614    $ 1,857  $  5,182
Income (loss) per share:
  Basic.................  $   0.45  $   0.64    $  (0.75)    $  (0.37) $   0.78    $  0.10  $   0.23
  Diluted...............  $   0.45  $   0.64    $  (0.75)    $  (0.37) $   0.76    $  0.10  $   0.23
Weighted average shares
 outstanding:
  Basic.................    19,385    19,385      19,384       19,379    20,023     19,379    22,053
  Diluted...............    19,385    19,385      19,384       19,379    20,557     19,379    22,532

Other Data:
Capital expenditures....  $  9,705  $ 28,444    $ 15,767     $  8,790  $ 13,575    $ 1,198  $  5,817
Depreciation............     4,711     5,259       6,324        7,851     8,579      2,083     2,167
EBITDA(6)...............    16,230    24,943     (12,154)       1,099    35,430      5,948    10,323
Net cash provided by
 (used in) operating
 activities.............     1,828   (28,111)    (17,515)      10,184    27,898     (1,277)   (2,702)
Net cash provided by
 (used in) investing
 activities.............    (2,916)  (10,098)    (14,786)       6,314    (7,857)    (1,198)   (5,817)
Net cash provided by
 (used in) financing
 activities.............     5,265    47,443      27,723      (12,060)   26,963      1,113       319

Balance Sheet Data:
Working capital.........  $ 63,781  $ 89,078    $ 97,227     $ 81,378  $116,911             $121,177
Property, net...........    37,647    64,418      73,861       74,579    79,070               82,618
Total assets............   158,698   248,808     259,076      211,808   254,646              254,088
Long-term debt and
 capital leases,
 excluding current
 portion................        --    27,028      76,244       73,039    60,286               60,089
Other long-term
 liabilities............    15,169    15,535      18,137       18,011    15,549               15,574
Total stockholders'
 equity.................    89,772   100,710      83,683       76,446   131,729              138,220

                                                   (footnotes on following page)

--------------------
(1) We sold our Singapore manufacturing facility for $6.2 million in cash in 1997, resulting in a gain of approximately $4.5 million.
(2) Results of operations included $26.5 million of operating losses in 1997, $27.5 million of operating losses in 1998, $3.7 million of operating losses in 1999 and $1.5 million of operating losses for the three months ended March 31, 2000 under fixed-price contracts to provide pressure control equipment and subsea control systems for pressure control equipment. Our 1999 results of operations also included a $10.5 million pre-tax charge to replace some of our blowout preventer equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Other income for 1997 was comprised primarily of a gain on the sale of our interest in XLS Holding, Inc. We obtained a 50% interest in XLS Holding in 1994 as a result of our settlement of litigation with XL Systems, Inc. and in consideration for our licensing to XL Systems of several of our patented thread connections. Our interest in XLS Holding was accounted for using the equity method. In 1997, we sold our 50% interest in XLS Holding to Weatherford International, Inc. in exchange for Weatherford stock and recorded a gain of $18.5 million.
(4) For 1998, other expense included a $6.1 million permanent decline in the fair market value of the Weatherford stock obtained in 1997 and held for sale and $2.8 million for the cost of put options to sell the stock.
(5) Other income for 2000 included a pre-tax gain of $3.6 million for the settlement of a dispute with a financial institution from which we purchased put options to sell Weatherford stock in 1998 and a pre-tax gain of $1.9 million from the sale of real estate not used in operations.
(6) EBITDA consists of net income (loss) before interest expense, provision (benefit) for income taxes and depreciation, less interest income. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.

                                  RISK FACTORS

   You should consider carefully the following risk factors and all other information contained in this prospectus before you decide whether to purchase our common stock. Investing in our common stock is speculative and involves significant risk. Any of the following risks could impair our business, financial condition and operating results, could cause the trading price of our common stock to decline and could result in a partial or total loss of your investment.

Risks Relating to Our Business

A substantial or extended decline in oil or gas prices could result in lower expenditures by the oil and gas industry, thereby reducing our revenue.

   Demand for our products and services is cyclical and substantially dependent on the level of capital expenditures by the oil and gas industry for the exploration for and development of crude oil and natural gas reserves. In particular, demand for our premium connections and our aftermarket pressure control products and services is driven by the level of worldwide drilling activity, especially drilling in harsh environments. Demand for our pressure control products is directly affected by the number of drilling rigs being built or refurbished. A substantial or extended decline in worldwide drilling activity or in construction or refurbishment of rigs will adversely affect the demand for our products and services.

   Worldwide drilling activity and construction and refurbishment of rigs is highly sensitive to oil and gas prices and is generally dependent on the industry's view of future oil and gas prices, which have been historically characterized by significant volatility. Oil and gas prices are affected by numerous factors, including:

  .   the level of worldwide oil and gas exploration and production activity;

  . worldwide demand for energy, which is affected by worldwide economic conditions;

  . the policies of the Organization of Petroleum Exporting Countries, or OPEC;

  .   the cost of producing oil and gas;

  .   interest rates and the cost of capital;

  .   technological advances affecting energy consumption;

  .   environmental regulation;

  .   tax policies; and

  .   policies of national governments.

   We expect prices for oil and natural gas to continue to be volatile and affect the demand and pricing of our products and services. A material decline in oil or gas prices could materially adversely affect our business.

We have incurred losses in recent periods on a consolidated basis and in our pressure control segment and may incur additional losses in the future; if we fail to sustain our current profitability in the future, the market price of our common stock could be adversely affected.

   Although we recorded net income of $15.6 million in 2000, we incurred net losses of $7.2 million in 1999 and $14.5 million in 1998. We also incurred a $5.5 million operating loss in 1997 prior to the recognition of a $4.5 million gain on the sale of a manufacturing facility. From period to period, our results have fluctuated significantly.

   We entered into long-term, fixed-price contracts from 1996 through 1999 to provide pressure control equipment and subsea control systems for pressure control equipment. We incurred operating losses of $26.5 million in 1997, $27.5 million in 1998, $3.7 million in 1999 and $1.5 million in the first quarter of 2000 relating to these fixed-price contracts. Our 1999 results also include a $10.5 million pre-tax charge to replace some of our pressure control equipment.

   Including the losses described above, our pressure control segment reported operating losses of $22.1 million in 1998 and $16.2 million in 1999. Beginning in 1998, we replaced the management in our pressure control segment, and we reorganized the segment on a functional basis with the goal of reducing costs and increasing efficiency. Excluding the project losses described above, margins in recent periods for our pressure control business have been low primarily because of excess capacity in the industry and higher than expected engineering and production costs for some products.

   In considering whether to invest in our common stock, you should consider our historical financial results and the factors that caused those results. If we fail to sustain our current profitability in the future, the market price of our common stock could be adversely affected.

We rely on a few distributors for sales of our premium connections in the United States and Canada; a loss of one or more of our distributors or a change in the method of distribution could adversely affect our ability to sell our products.

   There are a limited number of distributors who buy steel tubulars, contract with us to thread the tubulars and sell completed tubulars with our premium connections. In 2000, our ten largest distributors accounted for 70% of our premium connection sales in the United States and Canada and 44% of our premium connection sales worldwide.

   In the United States, tubular distributors have combined on a rapid basis in recent years. In 1999, four distributors, one of which distributed our premium connections, combined to become one of the largest distributors of tubulars in the United States, and the combined company no longer distributes our products. Because of the limited number of distributors, we have few alternatives if we lose a distributor. Identifying and utilizing additional or replacement distributors may not be accomplished quickly and could involve significant additional costs. Even if we find replacement distributors, the terms of new distribution agreements may not be favorable to us. In addition, distributors may not be as well capitalized as our end-users and may present a higher credit risk.

   We cannot assure you that the current distribution system for premium connections will continue. For example, products may in the future be sold directly by tubular manufacturers to end-users or through other distribution channels such as the internet. If methods of distribution change, many of our competitors may be better positioned to take advantage of those changes than we are.

The consolidation or loss of end-users of our products could adversely affect demand for our products and services and reduce our revenues.

   Oil and gas operators and drilling contractors have undergone substantial consolidation in the last few years. Additional consolidation is probable.

   Consolidation results in fewer end-users for our products. In addition, merger activity among both major and independent oil and gas companies also affects exploration, development and production activity, as these consolidated companies attempt to increase efficiency and reduce costs. Generally, only the more promising exploration and development projects from each merged entity are likely to be pursued, which may result in overall lower post-merger exploration and development budgets.

   In 2000, our three largest premium connections customers accounted for 16%, 15% and 12% of segment sales and our ten largest premium connections customers accounted for 66% of segment sales. In 2000, our two largest pressure control customers accounted for 18% and 12% of segment sales and our ten largest pressure control customers accounted for 58% of segment sales.

   The loss of one or more of our end-users or a reduction in exploration and development budgets as a result of industry consolidation or other reasons could adversely affect demand for our products and services and reduce our revenues.

The intense competition in our industry could result in reduced profitability and loss of market share for us.

   Contracts for our products and services are generally awarded on a competitive basis, and competition is intense. The most important factors considered by our customers in awarding contracts include:

  .   availability and capabilities of the equipment;

  .   ability to meet the customer's delivery schedule;

  .   price;

  .   reputation;

  .   experience; and

  .   safety record.

   Many of our major competitors are diversified multinational companies that are larger and have substantially greater financial resources, larger operating staffs and greater budgets for marketing and research and development than we do. They may be better able to compete in making equipment available faster and more efficiently, meeting delivery schedules or reducing prices. As a result, we could lose customers and market share to those competitors. These companies may also be better able than us to successfully endure downturns in the oil and gas industry.

We may lose business to competitors who produce their own pipe.

   In the United States and Canada and sometimes internationally, our premium connections are added to steel tubulars purchased by a distributor from third-party steel suppliers. After our premium connections are added, the distributor sells the completed premium tubular to a customer at a price that includes, but does not differentiate between, the costs of the steel pipe and the connection. Pricing of premium connections can be affected by steel prices, as the steel pipe is the largest component of the overall price. We have no control over the price of the steel pipe that is supplied for our connections.

   During 2000, we derived approximately 52% of our revenues from equipment sales and services ultimately provided to end-users for use outside of the United States. Many of our larger competitors, especially internationally, are integrated steel producers, who produce, rather than purchase, steel. Integrated steel producers have more pricing flexibility for tubular connections given that they control the production of both the tubular connections and the steel tubulars to which the connections are applied. This inherent pricing and supply control puts us at a competitive disadvantage, and we can lose business to integrated steel producers even if we have a better product. Other steel producers who do not currently manufacture tubulars with premium connections may in the future enter the premium connections business and compete with us, including in the United States, where historically there have been few integrated producers. Several foreign steel mills have formed a marketing group that is licensed to produce and sell a competing premium connections product line outside of the United States and Canada.

The level and pricing of tubular goods imported into the United States and Canada could adversely affect demand for our products and our results of operations.

   The level of imports of tubular goods, which has varied significantly over time, affects the domestic tubular goods market. High levels of imports reduce the volume sold by domestic producers and tend to reduce their selling prices, both of which could have an adverse impact on our business. We believe that United States import levels are affected by, among other things:

  .   United States and overall world demand for tubular goods;

  .   the trade practices of and government subsidies to foreign producers;
      and

  .   the presence or absence of antidumping and countervailing duty orders.

   In many cases, foreign producers of tubular goods have been found to have sold their products, which may include premium connections, for export to the United States at prices that are lower than the cost of production or their prices in their home market or a major third-country market, a practice commonly referred to as "dumping."

   Antidumping duty orders currently cover imports of tubular goods from Argentina, Italy, Japan, Korea and Mexico, and a countervailing duty order currently covers imports from Italy. If the orders covering imports from these countries are revoked in full or in part or the duty rates lowered, we could be exposed to increased competition from imports that could reduce our sales and market share or force us to lower prices. Tubulars produced by domestic steel mills and threaded by us may not be able to economically compete with tubulars manufactured and threaded at steel mills outside of the United States. See "Business--Our Competitors" for additional information.

Overcapacity in the pressure control industry and high fixed costs exacerbate the level of price competition for our products, adversely affecting our business and revenues.

   Historically, there has been overcapacity in the pressure control equipment industry. When oil and gas prices fall, cash flows of our customers are reduced, leading to lower levels of expenditures and reduced demand for pressure control equipment. Under these conditions, the overcapacity causes increased price competition in the sale of pressure control products and aftermarket services as competitors seek to capture the reduced business to cover their high fixed costs and avoid the idling of manufacturing facilities. Because we have multiple facilities that produce different types of pressure control products, it is even more difficult for us to reduce our fixed costs since to do so we might have to shut down more than one plant. During and after periods of increasing oil and gas prices when sales of pressure control products may be increasing, the overcapacity in the industry will tend to keep prices for the sale of pressure control products lower than if overcapacity were not a factor. As a result, when oil and gas prices are low, or are increasing from low levels because of increased demand, our business and revenues may be adversely affected because of either reduced sales volume or sales at lower prices or both.

If we do not develop, produce and commercialize new competitive technologies and products, our revenue may decline.

   The markets for premium connections and pressure control products and services are characterized by continual technological developments. As a result, substantial improvements in the scope and quality of product function and performance can occur over a short period of time. If we are not able to develop commercially competitive products in a timely manner in response to changes in technology, our business and revenues may be adversely affected. Our future ability to develop new products depends on our ability to:

  . design and commercially produce products that meet the needs of our customers;

  .   successfully market new products; and

  .   obtain and maintain patent protection.

   We may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services in the future. Our competitors may introduce new products before we do and achieve a competitive advantage.

   Additionally, the time and expense invested in product development may not result in commercial applications and provide revenues. We could be required to write off our entire investment in a new product that does not reach commercial viability. Moreover, we may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, or lack of demand.

If we are not successful in developing and commercializing subsea mudlift drilling technology or commercializing our advanced composite tubing, our growth prospects may be reduced.

   We are working with a number of operators and drilling contractors to develop a subsea mudlift drilling technology that, if successful, would enable oil and gas operators to economically drill for and produce oil and gas in ultra-deepwater in excess of 5,000 feet. However, we may not be able to develop subsea mudlift drilling technology and, if developed, we may not be able to successfully commercialize it. Our subsea mudlift drilling technology has not yet been proven by the drilling of a test well. If the planned test well is unsuccessful, we may have to abandon or delay the project. There are other groups of companies in our industry that are also developing competing technologies for deepwater drilling, and they may be ahead of us in completing development of their technology. If one or more of these groups develops a commercially viable technology before we do, they may gain a significant competitive advantage over us.

   In addition, the cost to implement the technology may be high and there may be little demand for the completed technology. We are devoting significant resources to the development of subsea mudlift drilling technology. We have invested over $2.0 million thus far. If this technology is proved successful, we may have to invest a substantial amount in order to successfully commercialize it.

   At the end of 1999, we introduced a line of advanced composite tubing that is lightweight, flexible and resists corrosion and fatigue. We are marketing the tubing for use in transporting oil and gas both out of the well and from the well to storage facilities. We currently have a limited number of orders for our advanced composite tubing. We do not yet know if we can commercialize it successfully. The startup costs and expense to produce the tubing could be higher than we expect. Additionally, the product may not perform as we expect, or we may not be able to adapt it to other applications. Moreover, demand from customers may not develop. Companies with greater financial and marketing resources have already developed and are selling a proprietary tubing similar to our advanced composite tubing.

   If we are unable to successfully develop and commercialize subsea mudlift drilling or commercialize our advanced composite tubing, our growth prospects may be reduced and the level of our future revenues may be materially and adversely affected.

Limitations on our ability to protect our intellectual property rights could cause a loss in revenues and any competitive advantage we hold.

   Some of our products and the processes we use to produce them have been granted United States and international patent protection, or have patent applications pending. Nevertheless, patents may not be granted from our applications and, if patents are issued, the claims allowed may not be sufficient to protect our technology. If our patents are not enforceable, our business may be adversely affected. In addition, if any of our products infringe patents held by others, our financial results may be adversely affected. Our competitors may be able to independently develop technology that is similar to ours without infringing on our patents. The latter is especially true internationally where the protection of intellectual property rights may not be as effective. In addition, obtaining and maintaining intellectual property protection internationally may be significantly more expensive than doing so domestically. We may have to spend substantial time and money defending our patents. After our patents expire, our competitors will not be legally constrained from developing products substantially similar to ours.

The loss of any member of our senior management may adversely affect our results of operations.

   Our success depends heavily on the continued services of our senior management. Our senior management consists of a small number of individuals relative to other comparable or larger companies. These individuals are Christopher T. Seaver, our President and Chief Executive Officer, Steven P. Magee, our Managing Director-Western Hemisphere Premium Connection, Neil G. Russell, our Managing Director-Eastern Hemisphere Premium Connection, Charles
E. Jones, our Managing Director-Pressure Control, and Michael C. Kearney, Chief Financial Officer and Vice President-Administration. These individuals possess sales and marketing, engineering, manufacturing, financial and administrative skills that are critical to the operation of our business. We do not have employment or non-competition agreements with any members of our senior management. If we lose or suffer an extended interruption in the services of one or more of our senior officers, our results of operations may be adversely affected. Moreover, we may not be able to attract and retain qualified personnel to succeed members of our senior management.

If we are unable to attract and retain skilled labor, the results of our manufacturing and services activities will be adversely affected.

   Our ability to operate profitably and expand our operations depends in part on our ability to attract and retain skilled manufacturing workers, equipment operators, engineers and other technical personnel. Demand for these workers is currently high and the supply is limited, particularly in the case of skilled and experienced engineers and machinists. Because of the cyclical nature of our industry, many qualified workers choose to work in other industries where they believe lay-offs as a result of cyclical downturns are less likely. As a result, our growth may be limited by the scarcity of skilled labor. Even if we are able to attract and retain employees, the intense competition for them, especially when our industry is in the top of its cycle, may increase our compensation costs. Additionally, a significant increase in the wages paid by competing employers could result in a reduction in our skilled labor force, increases in the rates of wages we must pay or both. If our compensation costs increase or we cannot attract and retain skilled labor, the immediate effect on us would be a reduction in our profits and the extended effect would be diminishment of our production capacity and profitability and impairment of any growth potential.

Our international operations may experience severe interruptions due to political, economic and other risks.

   In 2000, approximately 52% of our total revenues were derived from services or equipment ultimately provided or delivered to end-users outside the United States, and approximately 26% of our revenues were derived from products which were produced outside of the United States. We are, therefore, significantly exposed to the risks customarily attendant to international operations and investments in foreign countries. These risks include:

  .   political instability and civil disturbances;

  .   nationalization, expropriation, and nullification of contracts;

  .   changes in regulations and labor practices;

  .   changes in currency exchange rates and potential devaluations;

  . changes in currency restrictions which could limit the repatriations of profits;

  .   restrictive actions by local governments; and

  .   changes in foreign tax laws.

   We have manufacturing facilities in Warri and Port Harcourt, Nigeria and in Batam, Indonesia. Both of these countries in recent history have experienced civil disturbances and violence. An interruption of our international operations could reduce our earnings or adversely affect the value of our foreign assets. The occurrence of any of these risks could also have an adverse effect on demand for our products and services or our ability to provide them.

We may lose money on fixed price contracts, and such contracts could cause our quarterly revenues and earnings to fluctuate significantly.

   Almost all of our pressure control projects, including all of our larger engineered subsea control systems projects, are performed on a fixed-price basis. This means that we are responsible for all cost overruns, other than any resulting from change orders. Our costs and any gross profit realized on our fixed-price contracts will often vary from the estimated amounts on which these contracts were originally based. This may occur for various reasons, including:

  .   errors in cost, design or production time estimates;

  .   engineering design changes;

  .   changes requested by customers; and

  .   changes in the availability and cost of labor and material.

   The variations and the risks inherent in engineered subsea control systems projects may result in reduced profitability or losses on our projects. Depending on the size of a project, variations from estimated contract performance can have a significant impact on our operating results for any particular fiscal quarter or year. Our significant losses in recent years on fixed-price contracts to provide pressure control equipment and subsea control systems for pressure control equipment are an example of the problems we can experience with fixed-price contracts. See "Management's Discussion and Analysis of Results of Operations and Financial Condition--Overview" for additional information.

Our quarterly sales and earnings may vary significantly, which could cause our stock price to fluctuate.

   Fluctuations in quarterly sales and earnings could adversely affect the trading price of our common stock. Our quarterly sales may vary significantly from quarter to quarter depending upon:

  .   the level of drilling activity worldwide;

  . the variability of customer orders, especially for premium connections, which are particularly unpredictable in international markets;

  .   the mix of our products sold and the margins on those products; and

  .   new products offered and sold by us or our competitors.

   Revenues derived from current or future pressure control long-term projects are expected to be realized over periods of two to six quarters. As a result, our revenues and earnings could fluctuate significantly from quarter to quarter if there is any delay in completing these projects or if revenues are recognized sooner than expected. In addition, our fixed costs cause our margins to decrease when demand is low and manufacturing capacity is underutilized.

We could be subject to substantial liability claims, which would adversely affect our results and financial condition.

   Most of our products are used in hazardous drilling and production applications where an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment, or suspension of operations.

   While we maintain insurance coverage against these risks, this insurance may not protect us against liability for some kinds of events, including specified events involving pollution, or against losses resulting from business interruption. Our insurance may not be adequate in risk coverage or policy limits to cover all losses or liabilities that we may incur. Moreover, we may not be able in the future to maintain insurance at levels of risk coverage or policy limits that we deem adequate. Any claims made under our policies will likely cause our premiums to increase. Any future damages caused by our products or services that are not covered by insurance, are in excess of policy limits or are subject to substantial deductibles, could reduce our earnings and our cash available for operations.

Environmental compliance costs and liabilities could have a material adverse effect on our financial condition.

   Our operations and properties are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Such laws and regulations can impose fines and criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and decrease the likelihood of accidental hazardous substance releases. We incur, and expect to continue to incur, substantial capital and operating costs to comply with environmental laws and regulations.

   We use and generate hazardous substances and wastes in our manufacturing operations. In addition, many of our current and former properties are or have been used for industrial purposes. Accordingly, we could become subject to potentially material liabilities relating to the investigation and cleanup of contaminated properties, and to claims alleging personal injury or property damage as the result of exposures to, or releases of, hazardous substances. In addition, stricter enforcement of existing laws and regulations, the enactment of new laws and regulations, the discovery of previously unknown contamination or the imposition of new or increased requirements could require us to incur costs or become the basis of new or increased liabilities that could reduce our earnings and our cash available for operations.

Liability to customers under warranties may materially and adversely affect our earnings.

   We provide warranties as to the proper operation and conformance to specifications of the equipment we manufacture. Our equipment is complex and often deployed several miles below the earth's surface in critical environments. Failure of this equipment to operate properly or to meet specifications may increase our costs by requiring additional engineering resources and services, replacement of parts and equipment or monetary reimbursement to a customer. We have in the past received warranty claims and we expect to continue to receive them in the future. To the extent that we incur substantial warranty claims in any period, our reputation, our ability to obtain future business and our earnings could be materially and adversely affected.

Our debt instruments contain covenants that limit our operating and financial flexibility.

   Under the terms of our revolving credit facility, we must maintain minimum levels of tangible net worth, not exceed levels of debt specified in the agreement, and comply with an interest coverage ratio and a leverage ratio. The note purchase agreement relating to $60 million of 6.85% senior secured notes due June 30, 2003, requires us to maintain minimum levels of tangible net worth and restricts our ability to pay dividends.

   Our ability to meet the financial ratios and tests under our revolving credit facility and our note agreement can be affected by events beyond our control, and we may not be able to satisfy those ratios and tests. A breach under the note agreement or our revolving credit facility could permit the lenders to accelerate the debt so that it is immediately due and payable. No further borrowings would be available under the revolving credit facility. If we were unable to repay the debt, the lenders under the note agreement and our revolving credit facility could proceed against our accounts receivable, inventory, equipment, intellectual property, real property and stock of subsidiaries that are pledged as collateral.

Risks Related to This Offering and Our Stock and the Trading Market for Our Common Stock

Your common stock will have much less voting power than the class B common stock and, as a result, holders of common stock will have no ability to affect the outcome of corporate matters, which may cause the common stock to trade at a discount to where it otherwise may trade.

   The common stock you can purchase in this offering entitles you to only one vote per share. Our class B common stock entitles its holders to ten votes for each share. After this offering, class B common stock will constitute about 40% of our total outstanding stock and about 87% of our total voting power. In addition, 85% of the class B common stock, representing 74% of our total voting power, will be beneficially owned by The Seaver Institute, members of the Seaver family and trusts whose trustees include members of the Seaver family. As a result, holders of class B common stock, and in particular members of the Seaver family and these affiliated trusts, will exercise control over our management and corporate affairs. The concentration of ownership and the control the class B stockholders can exercise may cause our common stock to trade at a discount to where it otherwise may trade. Our common stockholders will have no ability to affect the outcome of votes for, among other things:

  .   election of directors;

  . mergers and business combinations or other major corporate transactions;

  . amendments to our charter and bylaws, including changes in the number of authorized shares; and

  .   approval of benefit plans for management.

Provisions of our charter, bylaws and our note agreement may discourage acquisition bids and cause our common stock to trade at a discount to where it otherwise would trade.

   Our charter and bylaws contain provisions that may discourage acquisition bids and may limit the price investors are willing to pay for our common stock. Our charter and bylaws provide that:

  .   only one of the three classes of directors is elected each year;

  .   our stockholders cannot remove directors without cause;

  .   our stockholders cannot call special meetings of stockholders;

  .   our stockholders may not act by written consent in lieu of a meeting;

  . a supermajority vote may be required to complete transactions with holders of 10% or more of the aggregate voting power of our capital stock; and

  . advance notice is required for the stockholders to nominate directors or submit proposals for consideration at stockholder meetings.

   Our board of directors has the authority to issue up to 10 million shares of preferred stock. The board of directors can fix the terms of the preferred stock without any action on the part of our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction or could be used to put in place a poison pill. This may adversely affect the market price and interfere with the voting and other rights of our common stock.

   In addition, under the note purchase agreement relating to our $60 million of 6.85% senior secured notes due June 30, 2003, a change in control would allow the holders to require prepayment of the notes at 100% of their principal amount plus a make-whole premium.

   These provisions could discourage potential acquisition proposals and could delay or prevent a change in control transaction. As a result, they may limit the price that some investors might be willing to pay in the future for shares of our common stock. These provisions may also impede changes in our management.

Future sales of our common stock could adversely affect its market price.

   Sales of a substantial number of shares of our common stock in the public market after this offering, or the possibility that these sales may occur, could cause the market price for our common stock to decline. These sales, or the possibility that these sales may occur, also could make it more difficult for us to sell our common stock or other equity securities in the future. All of the shares of common stock sold in this offering and substantially all the currently outstanding shares of our common stock will be freely tradable immediately after this offering. Holders of our currently outstanding class B common stock may convert their class B common stock into common stock and sell their shares after this offering, subject to the expiration of lock-up periods. 7,642,233 shares of our outstanding class B common stock, or 35% of our common stock and class B common stock combined, may be converted into common stock that would be available to be sold following the expiration of lock-up agreements that prohibit the sale of these shares for 90 days after the date of this prospectus. The remaining 1,185,255 shares of our outstanding class B common stock, or 5% of our common stock and class B common stock combined, may be converted into common stock that would be available to be sold at any time, including immediately after this offering.

We have no plans to pay dividends on our common stock; you will not receive funds without selling your shares.

   We have no plans to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions applying to the payment of dividends, and other considerations that our board of directors deems relevant. Accordingly, you will have to sell some or all of your shares of common stock in order to generate cash flow from your investment.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance, including our business strategy and product development plans, and involve known and unknown risks and uncertainties. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. These factors may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipated," "believes," "estimated," "potential," or the negative of these terms or other comparable terminology.

   When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus.

                                USE OF PROCEEDS

   The common stock is being sold by the selling stockholders for their own account, and we will not receive any of the proceeds from the sale of the selling stockholders' common stock.

                                DIVIDEND POLICY

   We do not intend to declare or pay any dividends on our common stock in the foreseeable future. Instead, we intend to retain any future earnings for use in our business.

   Our board will determine the payment of future dividends on our common stock and the amount of any such dividends in light of:

  . any applicable contractual restrictions limiting our ability to pay dividends;

  .   our earnings and cash flows;

  .   our financial condition; and

  .   other factors our board deems relevant.

   Our ability to declare and pay dividends is currently limited by a covenant in our senior notes and in the future could be restricted by covenants in our credit facilities or other debt instruments.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock has been traded on The Nasdaq National Market under the symbol "HYDL" since September 27, 2000. The following table shows the high and low sales prices of our common stock as reported by The Nasdaq National Market for each calendar quarter indicated below.

                                                                   Sales Price
                                                                  -------------
      2000:                                                        High   Low
      -----                                                       ------ ------
      Third Quarter (beginning September 27, 2000)............... $23.50 $19.00
      Fourth Quarter.............................................  22.88  13.75

      2001:
      -----
      First Quarter.............................................. $25.94 $16.00
      Second Quarter (through May 3, 2001).......................  27.45  20.75

                                 CAPITALIZATION

   The following table presents our capitalization as of March 31, 2001. You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.

                                                             March 31, 2001
                                                             --------------
                                                              (unaudited)
                                                         (dollars in thousands)
Cash and cash equivalents...............................        $ 65,079
                                                                ========
Current portion of long-term debt and capital leases....        $    802
                                                                ========
Long-term debt and capital lease obligations (excluding
 current portion).......................................        $ 60,089
Stockholders' equity(1):
  Preferred stock, par value $1.00 per share, 10,000,000
   shares authorized; no shares outstanding, actual and
   as adjusted..........................................              --
  Common stock, par value $0.50 per share, 75,000,000
   shares authorized....................................           4,392
  Class B common stock, par value $0.50 per share,
   32,000,000 shares authorized.........................           6,694
  Additional paid-in capital............................          39,582
  Retained earnings.....................................          87,552
                                                                --------
    Total stockholders' equity..........................         138,220
                                                                --------
    Total capitalization................................        $198,309
                                                                ========

---------------------

(1) As of May 1, 2001, we had outstanding 8,831,680 shares of common stock and 13,379,328 shares of class B common stock. After giving effect to this offering, we will have outstanding 13,383,520 shares of common stock and 8,827,488 shares of class B common stock. The number of shares outstanding after the offering does not include 470,472 shares of common stock issuable upon exercise of options granted to our officers, directors and employees and outstanding as of May 1, 2001 and 543,100 shares of class B common stock issuable upon exercise of options granted to our officers and outstanding as of May 1, 2001.

                            SELECTED FINANCIAL DATA

   You should read the following summary consolidated financial data along with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited and unaudited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the information set forth below for the three months ended March 31, 2000 and 2001 from our unaudited financial statements that include, in our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation in all material respects of the financial position and results for the interim periods, when read in conjunction with our annual financial statements and the notes to our annual financial statements appearing elsewhere in this prospectus. The results of operations for the three months ended March 31, 2001 may not be indicative of our results for the full year.

                                                                                     Three Months
                                    Years Ended December 31,                       Ended March 31,
                          -----------------------------------------------------    -----------------
                            1996      1997        1998         1999      2000       2000      2001
                          --------  --------    --------     --------  --------    -------  --------
                                      (in thousands, except per share data)
Operating Data:
Revenues:
  Premium connection....  $ 97,312  $111,472    $116,256     $ 75,362  $ 94,983    $21,613  $ 30,372
  Pressure control......    69,646   106,635     122,956       84,063    85,039     23,146    25,150
                          --------  --------    --------     --------  --------    -------  --------
   Total revenues.......   166,958   218,107     239,212      159,425   180,022     44,759    55,522
Gross profit............    34,818    27,427      30,404       25,655    56,220     11,919    17,904
Selling, general and
 administration
 expenses...............    25,823    32,945      41,048       33,404    34,802      8,036     9,647
Gain on sale of
 manufacturing
 facility(1)............        --     4,520          --           --        --         --        --
                          --------  --------    --------     --------  --------    -------  --------
Operating income
 (loss)(2)..............     8,995      (998)    (10,644)      (7,749)   21,418      3,883     8,257
Interest expense........       (91)   (1,720)     (4,347)      (5,528)   (4,963)    (1,364)   (1,094)
Interest income.........     1,324       857         855        1,314     2,320        312     1,035
Other income (expense)..     2,524    20,682(3)   (7,834)(4)      997     5,433(5)     (18)     (101)
Net income (loss).......  $  8,811  $ 12,320    $(14,500)    $ (7,237) $ 15,614    $ 1,857  $  5,182
Income (loss) per share:
  Basic.................  $   0.45  $   0.64    $  (0.75)    $  (0.37) $   0.78    $  0.10  $   0.23
  Diluted...............  $   0.45  $   0.64    $  (0.75)    $  (0.37) $   0.76    $  0.10  $   0.23
Weighted average shares
 outstanding:
  Basic.................    19,385    19,385      19,384       19,379    20,023     19,379    22,053
  Diluted...............    19,385    19,385      19,384       19,379    20,557     19,379    22,532

Other Data:
Capital expenditures....  $  9,705  $ 28,444    $ 15,767     $  8,790  $ 13,575    $ 1,198  $  5,817
Depreciation............     4,711     5,259       6,324        7,851     8,579      2,083     2,167
EBITDA(6)...............    16,230    24,943     (12,154)       1,099    35,430      5,948    10,323
Net cash provided by
 (used in) operating
 activities.............     1,828   (28,111)    (17,515)      10,184    27,898     (1,277)   (2,702)
Net cash provided by
 (used in) investing
 activities.............    (2,916)  (10,098)    (14,786)       6,314    (7,857)    (1,198)   (5,817)
Net cash provided by
 (used in) financing
 activities.............     5,265    47,443      27,723      (12,060)   26,963      1,113       319
Balance Sheet Data:
Working capital.........  $ 63,781  $ 89,078    $ 97,227     $ 81,378  $116,911             $121,177
Property, net...........    37,647    64,418      73,861       74,579    79,070               82,618
Total assets............   158,698   248,808     259,076      211,808   254,646              254,088
Long-term debt and
 capital leases,
 excluding current
 portion................        --    27,028      76,244       73,039    60,286               60,089
Other long-term
 liabilities............    15,169    15,535      18,137       18,011    15,549               15,574
Total stockholders'
 equity.................    89,772   100,710      83,683       76,446   131,729              138,220

                                                   (footnotes on following page)

---------------------
(1) We sold our Singapore manufacturing facility for $6.2 million in cash in 1997, resulting in a gain of approximately $4.5 million.
(2) Results of operations included $26.5 million of operating losses in 1997, $27.5 million of operating losses in 1998, $3.7 million of operating losses in 1999 and $1.5 million of operating losses for the three months ended March 31, 2000 under fixed-price contracts to provide pressure control equipment and subsea control systems for pressure control equipment. Our 1999 results of operations also included a $10.5 million pre-tax charge to replace some of our blowout preventer equipment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) Other income for 1997 was comprised primarily of a gain on the sale of our interest in XLS Holding, Inc. We obtained a 50% interest in XLS Holding in 1994 as a result of our settlement of litigation with XL Systems, Inc. and in consideration for our licensing to XL Systems of several of our patented thread connections. Our interest in XLS Holding was accounted for using the equity method. In 1997, we sold our 50% interest in XLS Holding to Weatherford International in exchange for Weatherford stock and recorded a gain of $18.5 million.
(4) For 1998, other expense included a $6.1 million permanent decline in the fair market value of the Weatherford stock obtained in 1997 and held for sale and $2.8 million for the cost of put options to sell the stock.
(5) Other income for 2000 included a pre-tax gain of $3.6 million for the settlement of a dispute with a financial institution from which we purchased put options to sell Weatherford stock in 1998 and a pre-tax gain of $1.9 million from the sale of real estate not used in operations.
(6) EBITDA consists of net income (loss) before interest expense, provision (benefit) for income taxes and depreciation, less interest income. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA is included as a supplemental disclosure because it may provide useful information regarding our ability to service debt and to fund capital expenditures.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   You should read the following discussion and analysis in conjunction with our consolidated financial statements included in this prospectus. The following information contains forward-looking statements. See "Cautionary Statement About Forward-Looking Statements."

Overview

   We are engaged worldwide in engineering, manufacturing and marketing premium connections and pressure control products used for oil and gas drilling and production. Demand for our products and services is cyclical and substantially dependent on the activity levels in the oil and gas industry and its willingness to spend capital on the exploration and development of oil and gas reserves. The level of these capital expenditures is highly sensitive to current and expected oil and gas prices.

   Our premium connections are marketed primarily to oil and gas operators. Sales of premium connection products are driven by the level of worldwide drilling activity, in particular the number of rigs drilling to depths in excess of 15,000 feet and the number of rigs drilling in water depths greater than 1,500 feet. We sell our pressure control products primarily to drilling contractors. The main factors that affect sales of pressure control capital equipment products are the level of construction of new drilling rigs and the rate at which existing rigs are refurbished. Demand for our pressure control aftermarket replacement parts, repair and field services primarily depends upon the level of worldwide offshore drilling activity.

   Beginning in late 1996, stabilization of oil and gas prices fueled increased drilling activity, the construction of new drilling rigs and the upgrade of many existing drilling rigs. During this period of increasing activity, we expanded our premium connection production capacity and refurbished machine tools used in many of our premium connection plants. From 1997 to mid-1999, we spent $18.1 million to construct new premium connection manufacturing facilities in Indonesia and Mexico, and to expand and upgrade an existing premium connection manufacturing facility in Houston, Texas that had been idle since 1986. Additionally, we implemented an enterprise resource planning system in 1998 at a cost of $6.1 million.

   In the second half of 1998 the price of oil began to fall and reached levels as low as $10.44 per barrel for West Texas Intermediate crude compared to over $25.00 per barrel in early 1997. The downturn in oil prices led our customers to substantially curtail their drilling and exploration activity, as well as the construction and refurbishment of drilling rigs, during the second half of 1998 through 1999. The rig count in the United States and Canada, as measured by Baker Hughes, fell from 1,481 rigs in February 1998 to 558 rigs in April 1999. The rig count outside of the United States and Canada fell from 819 rigs in January 1998 to a low of 556 rigs in August 1999. This resulted in substantially lower purchases of pressure control equipment and premium connections. In response to this lower demand for our products and services, during 1999, we reduced our workforce in the United States by approximately 325 employees, or 20% of our total work force.

   Since mid-1999, the price of oil has increased significantly due to OPEC member countries reducing production and recovering worldwide demand for oil. The price of natural gas has also increased significantly since 1999. These price increases triggered substantial increases in United States and Canadian rig counts. According to the Baker Hughes Rig Count, the United States average monthly rig count for 2000 was 916 rigs, a 51% increase over the average monthly rig count for 1999 of 608 rigs. The United States average monthly rig count for the first quarter of 2001 was 1,139 rigs, a 48% increase over the average monthly rig count of 770 rigs for the first quarter of 2000. The average monthly Canadian rig count for 2000 was 344, an increase of 40% over the average monthly count of 246 rigs for 1999. The average monthly Canadian rig count for the first quarter of 2001 was 515 rigs, a 7% increase over the average monthly rig count of 480 rigs for the first quarter of 2000. These improvements in market fundamentals stimulated an increase in the demand for our products in the United States and Canada, in particular premium connections and pressure control aftermarket replacement parts.

   In response to this increase in demand, during the first quarter of 2001 we completed the first phase of scheduled capacity additions at our premium connection plants in Nisku, Alberta and Houston, Texas. We have initiated a second phase of planned expansion of our premium connection production capacity at our plants in Houston, Texas and Westwego, Louisiana. The first two phases will increase our premium connection manufacturing capacity in North America by approximately 30%. If current industry trends continue, we expect our board of directors to approve later in 2001 a third phase of expansion that would add an incremental 15% capacity to North American premium connection operations.

   International rig counts have also begun to move upward. The average monthly rig count outside of the United States and Canada for 2000 was 652, compared to 588 for 1999, an increase of 11%. The average monthly rig count outside of the United States and Canada for the first quarter of 2001 was 724, a 26% increase over the average monthly rig count of 576 rigs for the first quarter of 2000.

   Demand in the industry for new pressure control capital equipment has not increased as much as that for premium connections and pressure control aftermarket replacement parts because of the current low level of rig construction and refurbishment worldwide. However, in March 2001, our pressure control segment received a $37 million order for four offshore drilling blowout preventers and control systems from Santa Fe International. Deliveries will begin in the first quarter of 2002 and continue into late 2003. The revenues and gross profit from this order will be recognized using the percentage of completion accounting method. Revenues will be recognized before deliveries begin.

   Beginning in 1996 and through 1999, we entered into long-term, fixed-price contracts to provide pressure control equipment and subsea control systems for pressure control equipment. We incurred operating losses, including late delivery penalties, of $27.5 million in 1998, $3.7 million in 1999, and $1.5 million in the first quarter of 2000 relating to these fixed-price contracts. These contracts did not allow us to recoup all of our expenses from the design, development and production of these control systems, which had no prior prototypes. As of December 31, 2000, all of the subsea control systems and all of the pressure control equipment under these fixed-price contracts had been shipped.

   During 2000, approximately 52% of our revenues were derived from equipment sales and services ultimately provided to end-users for use outside of the United States and approximately 26% of our revenues were derived from products that were produced outside of the United States.

   Revenues. With the exception of revenues from pressure control long-term projects, we record revenues for all products and services at the time such products are delivered or services are provided. In 2000, 92% of our revenues were recorded on this basis. For our pressure control long-term projects (which are generally contracts from six to eighteen months in duration and an estimated contract price in excess of $1 million), we recognize revenues using the percentage-of-completion method, measured by the percentage of cost incurred to estimated final cost. We use this method because we consider expended contract costs to be the best available measure of progress on these contracts. We make provisions currently for the entire amount of anticipated losses on uncompleted contracts. Changes in contract performance, conditions and estimated profitability may result in revisions to estimated costs and income or loss and will be recognized in the period in which we determine those revisions. It is at least reasonably possible that estimates of contract costs could be revised in the near term.

   Gross Profit. Our gross profit is the difference between our revenues and our cost of sales. Cost of sales for our products include purchased raw materials and components, manufacturing labor, plant overhead expenses, a portion of engineering expenses, and building and equipment depreciation. Our fixed costs cause our margins to suffer when demand is low and manufacturing capacity is underutilized. Also included in cost of sales are the cost of product warranty, product liability insurance and last in, first out inventory valuation adjustments. We do not take title to the tubulars we thread for the United States and Canadian market, and therefore, own no inventories of tubulars for sales in these countries. However, we purchase tubulars for fulfilling a portion of our existing orders outside of the United States and Canada, which is generally less than

10% of our total revenues. For our pressure control products, we have inventory both internationally and domestically for existing orders in process as well as a replacement parts inventory and some inventory for future capital equipment orders. A majority of our inventory is for our pressure control segment.

   Selling, General and Administration Expenses. Our selling, general and administration expenses include engineering expenses that relate to product design, development and maintenance as well as sales and marketing expenses, which consist mostly of personnel and related expenses, and commissions paid to third-party agents selling our products. Also included are general and administration expenses that relate to accounting, treasury, information technology, human resources, legal and corporate overhead.

   Operating Income (Loss). Our operating income (loss) is gross profit less selling, general and administration expenses. Operating income (loss) is comprised of the operating income of each of our premium connection and pressure control segments and the portion of selling, general and administration expenses, referred to as corporate administration, which is not allocated to either segment.

   Information for our two segments is presented in the following table:

                                                                Three Months
                                                                   Ended
                                 Years Ended December 31,        March 31,
                                ----------------------------  -----------------
                                  1998      1999      2000      2000     2001
                                --------  --------  --------  --------  -------
                                                                 (unaudited)
                                              (in thousands)
Revenues
  Premium connection........... $116,256  $ 75,362  $ 94,983  $ 21,613  $30,372
  Pressure control.............  122,956    84,063    85,039    23,146   25,150
                                --------  --------  --------  --------  -------
    Total...................... $239,212  $159,425  $180,022  $ 44,759  $55,522
                                ========  ========  ========  ========  =======
Operating income (loss)
  Premium connection........... $ 25,073  $ 18,312  $ 25,686  $  5,981  $ 5,662
  Pressure control.............  (22,080)  (16,216)    8,542       479    4,955
  Corporate administration.....  (13,637)   (9,845)  (12,810)   (2,577)  (2,360)
                                --------  --------  --------  --------  -------
    Total...................... $(10,644) $ (7,749) $ 21,418  $  3,883  $ 8,257
                                ========  ========  ========  ========  =======

Results of Operations for the Three Months Ended March 31, 2001 and 2000

 Revenues

   Total revenues increased $10.8 million, or 24%, to $55.5 million for the three months ended March 31, 2001 compared to $44.8 million for the three months ended March 31, 2000. Our premium connection revenues increased $8.8 million, or 41%, to $30.4 million for the three months ended March 31, 2001 as compared to $21.6 million for the prior year period. This increase is primarily the result of higher sales in the Canadian and international markets. International inquiries, orders and backlog continued to increase in the first quarter, a trend that began in the fourth quarter of 2000. Domestically, the level of deepwater drilling activity and drilling for deep gas increased during the first quarter of 2001, which also contributed to higher revenues for premium connections as compared with the prior year period. Pressure control revenues increased $2.0 million, or 9%, to $25.2 million for the three months ended March 31, 2001 as compared to $23.1 million for the same period in 2000. This increase is primarily attributable to higher revenues from aftermarket products and services resulting from the increasing worldwide offshore rig count and sooner than expected revenues from a blowout prevention control system long-term project. We expect second quarter revenues to be lower for this project as compared with the first quarter.

 Gross Profit

   Gross profit increased $6.0 million to $17.9 million for the three months ended March 31, 2001 from $11.9 million for the three months ended March 31, 2000. The increase was primarily due to higher revenues from pressure control aftermarket products that generate higher gross profit, as compared to capital equipment, and higher gross profit from long-term pressure control projects.

 Selling, General and Administrative Expenses

   Selling, general, and administrative expenses for the first quarter of 2001 were $9.6 million compared to $8.0 million for the prior year period. The increase was due to higher engineering expenses related to product design, product qualification testing, and increased administrative costs relating to being a public company. As a percentage of sales, selling, general, and administrative expenses decreased from 18% for the first quarter of 2000, to 17% for the first quarter of 2001.

 Operating Income

   Operating income increased $4.4 million to $8.3 million for the three months ended March 31, 2001, compared to $3.9 million for the same period in 2000. Operating income for our premium connection segment decreased slightly from $6.0 million for the first quarter of 2000 to $5.7 million for the first quarter of 2001. This slight decline is attributable to higher manufacturing costs for our Houston plant related to start-up expenses for plant capacity expansion, a product mix shift in North America (the United States and Canada) and slightly higher selling, general and administrative expenses. Operating income for our pressure control segment increased $4.5 million to $5.0 million for the quarter ended March 31, 2001 as compared to the same period in 2000, due to higher revenues from high-margin aftermarket products and improved gross margins on long-term projects.

 Interest Expense

   Interest expense was $1.1 million for the first quarter of 2001 compared to $1.4 million for the same quarter in 2000. This decline represents lower average outstanding bank debt during the quarter.

Results of Operations for the Years Ended December 31, 2000 and 1999

   Revenues. Total revenues increased $20.6 million, or 13%, to $180.0 million for 2000 from $159.4 in 1999. Premium connection revenues rose 26% to $95.0 million and pressure control revenue increased slightly from $84.1 million to $85.0 million. The increase in premium connection revenues is due to the expansion of the North American market, for which sales revenues for 2000 increased 67% compared to 1999. The increase in pressure control revenue is attributable to a 20% increase in revenues from sales of aftermarket products, which was partially offset by a 15% decrease in revenues from the sale of capital equipment. In 2000, the product mix in the pressure control segment shifted toward aftermarket parts from capital equipment as compared with 1999 due to fewer numbers of rigs under construction or being refurbished. Revenue from capital equipment sales decreased in 2000 as compared to 1999 due to the completion of long-term capital projects received in the last rig construction upcycle.

   Gross Profit. Gross profit increased $30.5 million to $56.2 million for 2000 from $25.7 million in 1999. The increase in gross profit was due in part to a $10.5 million charge in 1999 to replace some of our pressure control equipment due to welds that did not meet company standards. Also contributing to the higher gross margin was a shift in the pressure control product sales mix from lower margin capital equipment to higher margin aftermarket spare parts. During the fourth quarter of 2000, final installation and customer acceptance of capital equipment for several subsea projects generated higher than anticipated operating margins. For premium connections, higher gross margins resulted from higher plant production and sales volumes in the United States and Canada, and price increases in the United States during 2000.

   Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.4 million to $34.8 million for 2000 as compared to $33.4 million for 1999. The increase is due to higher professional service expense and management incentive expense accruals resulting from improved performance.

As a percentage of sales, selling, general and administrative expenses decreased from 21% for 1999 to 19% for 2000.

   Operating Income. Operating income was $21.4 million for 2000, compared to an operating loss of $7.7 million in 1999. Operating income for our premium connection segment increased 40% to $25.7 million for 2000 as compared to 1999. Operating income for our pressure control segment increased to $8.5 million for 2000 from a loss of $16.2 million for 1999. Corporate and administration expenses were $12.8 million for 2000 as compared to $9.8 million in 1999.

   Interest Expense. Interest expense decreased $.5 million from $5.5 million for 1999 to $5.0 million for 2000 due to the reduction of outstanding debt resulting from cash generated from operations.

   Other Income and Expense. For 2000, other income was $5.4 million, which includes a $3.6 million gain from a legal settlement related to the purchase of put options to sell marketable securities, and a $1.9 million gain recorded from the sale of real estate not used in operations. For 1999, other income was $1.0 million, which included a gain on the sale of surplus property of $0.7 million and a gain on the sale of marketable securities of $0.3 million. For further information on these transactions, see Note 7 in the Notes to Consolidated Financial Statements.

Results of Operations for the Years Ended December 31, 1999 and 1998

   Revenues. Revenues decreased by $79.8 million, or 33%, to $159.4 million in 1999, from $239.2 million in 1998. Premium connection revenues decreased by $40.9 million, or 35%, and pressure control revenues decreased by $38.9 million, or 32%. The decrease in our total revenues was due to a significant decline in demand for both our premium connection and pressure control products following the worldwide decrease in drilling activity. Premium connection revenues decreased in all our major worldwide markets because of the industry downturn. United States premium connection revenues decreased 24% and non-United States premium connection revenues decreased 41%. For 1999, revenues from pressure control long-term projects declined by $20.8 million to $18.9 million in 1999 from $39.7 million in 1998. This decline was due to the completion of long-term project orders received in the rig construction upcycle, which peaked mid-way during the 1996 through 1999 time period and no new orders being received after mid-1999 due to the slowdown of rig construction. Revenues from pressure control equipment repairs and servicing decreased $9.0 million, or 51%, and revenues from aftermarket replacement parts decreased $5.2 million, or 15%.

   Gross Profit. Gross profit decreased $4.7 million, or 16%, to $25.7 million for 1999 from $30.4 million in 1998. Gross profit decreased for our premium connection segment due to a lower sales volume for premium connections in both the United States and international markets, and a one-time charge to replace some of our pressure control equipment as a result of welds that did not meet company standards. We accrued a $10.5 million pre-tax charge in 1999 to cover the expense of correcting this problem. Losses from pressure control long-term projects were $22.6 million lower in 1999 as compared with 1998 due to higher pricing on the projects completed during the year.

   Selling, General and Administration Expenses. For 1999, selling, general and administrative expenses decreased by $7.6 million, or 19%, to $33.4 million from $41.0 million in 1998. Engineering expense decreased by $0.9 million due to lower requirements for pressure control equipment. Sales and marketing expense decreased by $4.2 million because of decreased sales commissions given our lower sales level. General and administration expense decreased by $4.4 million in 1999 due to a reduction in workforce and related costs in response to declining business conditions, as well as reduced legal expenses and a reduction in our bad debt reserve. As a percentage of sales, these expenses increased to 21% in 1999 from 17% in 1998.

   Operating Income (Loss). Operating loss for 1999 decreased by $2.9 million to $7.7 million from 1998. Operating income for our premium connection segment decreased by $6.8 million to $18.3 million in 1999, and the pressure control operating loss decreased by $5.9 million from a loss of $22.1 million in 1998 to a loss of

$16.2 million in 1999. Corporate administration expenses were $9.8 million in 1999 versus $13.6 million in 1998.

   Interest Expense. Interest expense increased $1.2 million from $4.3 million in 1998 to $5.5 million in 1999 due to a full year of interest expense associated with the $60 million aggregate principal amount of 6.85% senior secured notes we issued in June 1998.

   Other Income and Expense. For 1999, other income was $1.0 million and included a gain on the sale of surplus property of $0.7 million and a gain on the sale of marketable securities of $0.3 million. For 1998, other expense was $7.8 million and included a $6.1 million charge as a result of a permanent decline in the fair market value of marketable securities consisting of the Weatherford stock held for sale, and a $2.8 million charge for the cost of purchase options to sell these marketable securities, and partially offset by income on real estate holdings of $1.1 million. For further information on these transactions, see Note 7 in the Notes to Consolidated Financial Statements.

Quarterly Results of Operations

   Set forth below are quarterly unaudited results from operations for the years ended December 31, 1999 and December 31, 2000, and the three months ended March 31, 2001. This information is derived from our unaudited financial statements that include, in our opinion, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation in all material respects of the financial position and results for the interim periods. This information should be read in conjunction with our financial statements and the notes to our financial statements appearing elsewhere in this prospectus. The results of operations for the three months ended March 31, 2001 may not be indicative of results for the full year.

                           Year Ended December 31, 1999              Year Ended December 31, 2000
                          -------------------------------------     -------------------------------------  2001
                           First   Second       Third   Fourth       First  Second      Third     Fourth   First
                          Quarter  Quarter     Quarter  Quarter     Quarter Quarter    Quarter    Quarter Quarter
                          -------  -------     -------  -------     ------- -------    -------    ------- -------
                                           (in thousands, except per share data)
Revenues................  $39,481  $38,780     $40,174  $40,989     $44,759 $45,497    $44,643    $45,123 $55,522
Gross profit............    9,067    1,169       8,297    7,122      11,919  13,225     14,238     16,838  17,904
Operating income
 (loss).................      112   (7,359)(1)     (27)    (475)(2)   3,883   4,788      5,720      7,027   8,257
Net income (loss).......      (14)  (5,514)(1)    (711)    (999)(2)   1,857   4,839(3)   4,510(4)   4,408   5,182
Net income (loss) per
 share:
 Basic..................       --    (0.28)      (0.04)   (0.05)       0.10    0.25       0.23       0.20    0.23
 Diluted................       --    (0.28)      (0.04)   (0.05)       0.10    0.25       0.23       0.20    0.23

---------------------
(1) Includes additional expenses of $9,000 to replace certain pressure control equipment after we determined that the welds were too brittle for some drilling applications.
(2) Includes additional expenses of $1,500 to replace certain pressure control equipment after we determined that the welds did not meet company standards.
(3) Includes a pre-tax gain of $3,576 for the settlement of a dispute with a financial institution from which we purchased put options in 1998.
(4) Includes a pre-tax gain of $1,870 from the sale of real estate not used in operations.

   Our quarterly operating results are subject to fluctuations and if we fail to meet the expectations of securities analysts or investors in any quarter, our share price could decline significantly. See "Risk Factors-- Risks Relating to Our Business--Our quarterly sales and earnings may vary significantly, which could cause our stock price to fluctuate."

Liquidity and Capital Resources

   Our primary liquidity needs are to fund capital expenditures, such as expanding and upgrading manufacturing facilities and capacity, to fund new product development and to provide additional working capital. Our primary sources of funds have been cash flow from operations, proceeds from borrowings under our bank facilities, a private placement of senior secured notes and reimbursement of costs related to the joint industry project to develop a subsea mudlift drilling system in which we are participating.

   In addition, in October 2000, we completed an initial public offering in which 8,600,000 shares of our common stock were sold to the public at $17.00 per share. Of the 8,600,000 shares, 2,672,668 shares were sold by us and 5,927,332 shares were sold by stockholders. We received net proceeds from the offering of $39.6 million after underwriting discounts and commissions and other related expenses. A portion of the proceeds is being used to fund our capital expenditures for 2001 and expenditures related to the subsea mudlift drilling project.

   Operating Activities. For the three months ended March 31, 2001 cash used in operating activities was $2.7 million compared to $1.3 million for the three months ended March 31, 2000. This increase in cash used in operations in the first quarter of 2001 as compared to the first quarter of 2000 was the result of higher international premium connection working capital requirements. Cash provided by operating activities was $27.9 million for 2000 and $10.2 million for 1999. The increase in cash provided by operations in 2000 compared to 1999 was primarily the result of improved operating results. Cash provided by operations in 1999 was primarily the result of a reduction in working capital needs due to the downturn in the markets we serve. For 1998, cash used in operations was $17.5 million due to increased working capital requirements to support higher demand for our products and services, and losses associated with pressure control long-term projects.

   Investing Activities. Net cash used in investing activities was $5.8 million for the three months ended March 31, 2001 and $1.2 million for the three months ended March 31, 2000. Cash used during the first quarter of 2001 relates to capital spending of $4.3 million in our premium connection segment primarily related to capacity expansion in North America, $1.1 million in our pressure control segment to upgrade the equipment in our Houston plant, and $0.4 million for general corporate purposes.

   Net cash used in investing activities during the first quarter of 2000 consisted solely of capital expenditures, of which $0.9 million was for our premium connection segment and $0.3 million was for our pressure control segment. Net cash used in investing activities was $7.9 million for 2000. In May 2000, we settled through mediation, a dispute with a financial institution related to our purchase of put options on marketable securities. As a result of this settlement, we received, after expenses, approximately $3.6 million. In July 2000, we sold certain real property not used in our operations for proceeds of approximately $2.1 million, net of expenses from the sale.

   Cash provided by investing activities for 1999 was $6.3 million, which included $13.1 million in proceeds from the sale of marketable securities. Net cash used for investing activities during 1998 was $14.8 million.
   Credit Facilities. We have a domestic revolving line of credit for working capital requirements that provides up to $25 million in committed revolving credit borrowings through March 31, 2003. We may borrow, at our election, at either a prime or LIBOR based interest rate. Interest rates under the facility fluctuate depending on our leverage ratio and are prime plus a spread ranging from zero to 25 basis points or LIBOR plus a spread ranging from 125 to 225 basis points. The credit line is secured by a pledge of our accounts receivable, inventory, equipment, intellectual property, material real property and subsidiary stock. At March 31, 2001, there were no outstanding borrowings under this credit facility. Our revolving credit agreement contains covenants with respect to debt levels, tangible net worth, debt-to-capitalization and interest coverage ratios.

   Additionally, we have an uncommitted foreign line of credit for $10.0 million. This line can be terminated at the bank's discretion, and the interest rate is LIBOR plus 100 basis points. We also have a $3.0 million committed foreign line of credit, and the interest rate is the lender's base rate plus 150 basis points. There were no borrowings under either credit line as of March 31, 2001.

   Other Indebtedness. In a June 1998 private placement, we issued $60.0 million aggregate principal amount of 6.85% senior secured notes due June 30, 2003. The senior secured notes may not be prepaid prior to maturity unless we pay the noteholders a make-whole premium based on prevailing market interest rates, which as of March 31, 2001 would require a premium payment of $62,000. The agreement under which the notes are outstanding requires us to maintain a minimum level of tangible net worth. Additional financial tests, if not passed, restrict our ability to incur additional indebtedness and make acquisitions, investments and restricted payments, such as pay dividends and repurchase capital stock. We currently satisfy each of these financial tests. A change in control would allow the holders to require prepayment of the notes at 100% of their principal amount plus a make-whole premium based on prevailing market interest rates.

   Technology. The subsea mudlift drilling project, of which we are the technology leader, is funded by a group of leading oil and gas companies headed by Conoco. Our expenditures to design and manufacture the prototype equipment are reimbursed by Conoco on a monthly basis. We have contributed approximately $2.0 million of the $45.0 million total expenditures budgeted for the project by all project participants. We do not expect to make any additional contributions prior to completion of development, which is scheduled to occur during the second half of 2001. If development is completed successfully and we receive an order, we would begin commercial production of subsea mudlift drilling equipment, which would involve additional expenditures, primarily related to increased working capital needs, as we increase our inventory of parts and equipment.

   Capital Expenditures. If current industry conditions continue, we expect our 2001 capital expenditures to be up to $40 million. During the first quarter of 2001, we completed the first phase of scheduled capacity additions at our premium connection plants in Nisku, Alberta and Houston, Texas. We have initiated the second phase, a $20 million project to expand our capacity to produce premium connections in the United States and upgrade the machine tools we use to manufacture pressure control products. If current industry trends continue, we expect our board of directors to approve, later in 2001, a third phase of expansion that would add an incremental 15% capacity to North American premium connection operations. Planned capital expenditures in 2001 also include continuing the development and commercialization of our new advanced technologies, subsea mudlift drilling and advanced composite tubing.

   Capital expenditures for the first three months of 2001 were $5.8 million, which consisted primarily of $4.3 million for the expansion of premium connection production capacity and $1.1 million for upgrading pressure control equipment.

   Capital expenditures for 2000 were $13.6 million, which consisted of $10.5 million for our premium connection business, primarily related to capacity expansion in North America, $1.8 million for our pressure control segment, primarily for manufacturing support, and $1.3 million for general corporate purposes.

   Capital expenditures for 1998 and 1999 were $15.8 million and $8.8 million, respectively. The capital expenditures for these two years included $18.1 million in costs relating to the construction of manufacturing facilities for our premium connection segment in Indonesia and Mexico, and relocation of our Houston premium connection facility.

   Capital Resources. We believe that cash on hand, cash from operations and available borrowings under our credit facility and lines of credit will be sufficient to meet our liquidity needs for more than the next 12 months. If our plans or assumptions change or are inaccurate, or we make material acquisitions or accelerate development or commercialization of new products or technologies, we may need to raise additional capital.

   If we raise funds through the issuance of equity securities, the percentage ownership of our then-current stockholders may be reduced and the holders of our new equity securities may have rights, preferences or privileges senior to those of our common stock. If we obtain funds through a bank credit facility or through issuance of debt securities or preferred stock, this indebtedness or preferred stock would have rights senior to the rights of our common stock, and its terms could impose restrictions on our operations. If we need additional funds that cannot be raised on acceptable terms, we may not be able to carry out our business strategy.

Backlog

   Pressure control capital equipment backlog was $49.0 million at March 31, 2001, of which we expect to recognize approximately $18.0 million in revenues during the remainder of 2001. This backlog was $15.2 million at December 31, 2000 and $15.0 million at March 31, 2000. The increase in backlog at March 31, 2001 reflects a $37 million order from Santa Fe International received during the quarter for pressure control equipment and control systems. We include in this backlog orders for pressure control capital equipment and projects. Backlog of premium connections and pressure control aftermarket parts and service are not a meaningful measure of business prospects due to the quick turnover of such orders. We recognize the revenue and gross profit from pressure control long-term projects using the percentage of completion accounting method. As we recognize revenues under the percentage of completion method, we reduce the order value in our backlog.

Tax Matters

   As of December 31, 2000, we had deferred tax assets, net of deferred tax liabilities, of $14.4 million. These assets are benefits to us as long as we expect to have sufficient future income in the United States. Net operating loss carryforwards, or NOLs, total approximately $13.5 million and must be used entirely before foreign tax credits, which total approximately $5.5 million, can be used. The NOLs are available to offset future taxable income through the year 2019 and the foreign tax credits are available through the year 2004 to reduce future United States income taxes payable. We would lose the benefit of our NOLs if we were to have a change of control. Section 382 of the Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an "ownership change" to use its net operating losses to reduce its tax liability. Although we believe that this offering will not trigger such an ownership change, it is possible that a future offering of our common stock or future transfers of our common stock will trigger an ownership change. In that event, we would not be able to use our pre-ownership-change net operating losses in excess of the limitation imposed by Section 382.

   Management projections indicate that sufficient income will be generated in future years to realize the tax assets and therefore no valuation allowance was required.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. We adopted SFAS 133 effective January 1, 2001. The adoption of this policy did not require any transition adjustment and did not materially affect our results of operations or financial condition.

Quantitative and Qualitative Disclosures About Market Risk

   Interest rate risk. We have long-term debt and revolving lines of credit subject to the risk of loss associated with movements in interest rates.

   At December 31, 2000 and 1999, we had $60 million of fixed rate senior notes, having a fair value of $60.7 million and $58.5 million, respectively. Interest payable on these notes is at a fixed-rate and therefore the notes do not expose us to the risk of earnings loss due to changes in interest rates. However, the fair value of the notes would increase by approximately $0.9 million if interest rates were to decline 10% from their level at December 31, 2000. In general, such an increase in fair value would impact earnings and cash flows only if we were to prepay all or a portion of the notes prior to maturity.

   There were no outstanding borrowings under our lines of credit at December 31, 2000. Floating rate obligations expose us to the risk of increased interest expense in the event of increases in short-term interest rates.

   At March 31, 2001, we did not hedge interest rate exposure.

   Foreign currency exchange rate. Our operations are conducted in certain countries around the world in a number of different currencies. As such, future earnings are subject to change due to changes in foreign currency exchange rates when transactions are denominated in currencies other than our functional currency, the U.S. dollar. In order to mitigate the effect of exchange rate changes, a substantial portion of our contracts provide for collections from customers in U.S. dollars. For 2000 and 1999, approximately 47% and 52%, respectively, of the sales from our foreign operations were in U.S. dollars and an additional 29% and 35%, respectively, of sales from these operations were in local currency but based on the exchange rate for the U.S. dollar at the time of shipment.

   We had no foreign currency denominated borrowings outstanding at March 31, 2001.

                                    BUSINESS

   Throughout our history, we have been engaged in the engineering, manufacturing and marketing of premium connections and pressure control products for oil and gas drilling and production. We are a technological innovator, developing new products designed to overcome challenges faced by our customers when drilling for oil and gas in harsh environments. We were founded in 1933 and reincorporated in Delaware in 1972.

Our Business Strategy

   Our goal is to build on our strong industry position in the engineering, manufacturing and marketing of premium connections and pressure control products. To achieve this goal, we are pursuing the following strategies:

  . Focus on a portfolio of premium, high value added products. We will continue to focus on developing and manufacturing a portfolio of premium, highly engineered products required for the drilling and production of oil and gas in harsh environments. We believe that this focus will allow us to continue to differentiate our products and services and enhance our ability to achieve growth with attractive margins.

  . Develop new proprietary technologies and products. We have grown primarily through the introduction of new technologies and products. As oil and gas operators shift their drilling focus towards deeper geological formations and deepwater reserves in order to meet demand for oil and natural gas, new technological developments will be needed to economically and safely develop these reserves. We intend to continue to grow by focusing our research and development efforts on these opportunities and by developing leading-edge technologies and product solutions for our customers.

  . Emphasize product quality and capitalize on customer satisfaction and brand awareness. Customers emphasize quality and reliability when selecting premium connections and pressure control equipment due to the high performance and safety requirements for these products. Because of our focus on quality and reliability, we believe we have established a high level of customer satisfaction among our customers. We also believe that we have attained a high level of brand awareness, which facilitates market acceptance of new technologies and products we develop and enhances our ability to maintain and gain market share.

  . Operate our business globally. We intend to continue to deploy and expand our facilities in selected strategic locations worldwide to enhance our ability to serve the increasingly global needs of our existing customers and to facilitate access to new geographic markets.

  . Expand our business through selective acquisitions. We will seek acquisitions that are complementary to our business and are able to provide us with technologies or product lines that will enhance our product and service offerings and technical expertise.

Overview of Our Industry

   Demand for oilfield products, such as premium connections and pressure control equipment, is cyclical in nature and depends substantially on the condition of the oil and gas industry and its willingness to invest capital on the exploration and development of oil and gas. The level of these capital expenditures is highly sensitive to existing oil and gas prices as well as the oil and gas industry's view of such prices in the future. Increasing commodity prices generally result in increased oil and gas exploration and production, which translates into greater demand for oilfield products and services. Conversely, falling commodity prices generally result in reduced demand for oilfield products and services. Historically, changes in budgets and activity levels by oil and gas exploration and production companies have lagged significant movements in oil and gas prices.

   Drilling activity was depressed in 1999 due to a reduction by oil and gas operators of their capital expenditures in response to a 1998 collapse in oil prices. Oil prices began to recover in the second quarter of

1999 primarily because OPEC stabilized oil prices through voluntary production limits, which resulted in reduced oil inventories worldwide. Natural gas prices in North America also strengthened considerably over this same time as reduced drilling activity resulted in lower supplies of natural gas. During 2000, oil and natural gas prices continued their upward trend. In response to higher commodity prices, oil and gas exploration and production companies increased their budgets in 2000 and further increases in spending budgets have been announced for 2001.

   In recent years, the focus of drilling activity has been shifting towards the less explored deeper geological formations and deepwater locations which offer potentially prolific reserves. Operators have also increasingly relied on advanced drilling technologies such as horizontal drilling to improve production and recovery rates of oil and gas reservoirs. Demand for premium connections and pressure control products is impacted by these changing depth and drilling trends. We believe that the level of drilling activity in the harsh environments that require these products will continue to grow as oil and gas operators increasingly target deeper geological formations, shift their exploration offshore and apply horizontal drilling techniques.

 Market for Premium Connections

   Premium connections join sections of well casing, production tubing and drill pipe used in various stages of drilling and production. The premium connection market depends upon the level of worldwide drilling activity, in particular by the number of rigs drilling to a target depth greater than 15,000 feet and rigs drilling in water depths greater than 1,500 feet. The majority of such wells have been drilled in North America. These depths require substantially more premium connections than shallower wells. The following table shows the average rig count for rigs drilling at target depths greater than 15,000 feet in the United States and the average deepwater (greater than 1,500 feet of water depth) rig count for the Gulf of Mexico for each of the years 1996 through 2000 and for the first quarter of 2001:

                                              United States     Gulf Of Mexico
                                                Rig Count          Rig Count
                                            Over 15,000 ft.(1) Over 1,500 ft.(2)
                                            ------------------ -----------------
                                              Number of Rigs    Number of Rigs
                                            ------------------ -----------------
      1996.................................        105                 12
      1997.................................        138                 17
      1998.................................        119                 23
      1999.................................         92                 20
      2000.................................        121                 23
      First quarter of 2001................        151                 27

---------------------
(1) Source: We calculated the average rig count using weekly data published by Smith International.
(2) Source: We calculated the average rig count using monthly data provided by ODS-Petrodata Group.

   Internationally, the total rig count is a relevant indicator of the premium connections market. The following table shows the average rig counts internationally for land and offshore combined for each of the years 1996 through 2000 and for the first quarter of 2001:

                                                                  International
                                                                   Rig Count(1)
                                                                  --------------
                                                                  Number of Rigs
                                                                  --------------
      1996.......................................................      793
      1997.......................................................      809
      1998.......................................................      754
      1999.......................................................      588
      2000.......................................................      652
      First quarter of 2001......................................      724

                                               (footnote on following page)

---------------------
(1) Source: We calculated the average rig counts using monthly data published by Baker Hughes International. The international rig count includes data for Europe, the Middle East, Africa, Latin America and Asia Pacific and excludes data for Canada and the United States.

   The number of horizontal wells, which require connections with enhanced mechanical characteristics drilled both onshore and offshore around the world, also drives the market for premium connections.

   Premium connections are generally required for drilling in environmentally sensitive areas. Oil and gas companies operating in locations where environmental laws and regulations require a particularly high degree of environmental safety, such as California, Alaska and Canada, might utilize premium connections due to their superior sealing capability and reliability. As environmental awareness increases worldwide, and as governments open new environmentally sensitive areas for exploration, we believe demand for premium connections in such areas will likely continue to increase.

 Market for Pressure Control Equipment

   Pressure control products include a broad spectrum of equipment and parts required for outfitting new drilling rigs and upgrading and maintaining existing rigs.

   Demand for pressure control products depends primarily on the level of construction of new offshore drilling rigs and the replacement and upgrading of equipment for existing offshore drilling rigs. The rig equipment market experienced strong growth in the most recent offshore rig construction up cycle, which peaked midway during the 1996 through 1999 time period, driven by an upturn in drilling rig utilization. In July 1998, there were 68 mobile offshore rigs under construction compared to 5 mobile offshore rigs in January 1996. While the level of new rig construction and demand for capital equipment have declined during 1999 and 2000, demand for replacement parts and equipment has been less volatile.

   As a result of the high level of wear and tear during operation, pressure control equipment requires frequent maintenance and repair (including replacement parts) and technical support services. Demand for these parts and services is primarily affected by the level of worldwide offshore drilling activity. The following table shows the average worldwide offshore rig count for each of the years 1996 through 2000 and for the first quarter of 2001:

                                                                    Worldwide
                                                                     Offshore
                                                                   Rig Count(1)
                                                                  --------------
      Year                                                        Number of Rigs
      ----                                                        --------------
      1996.......................................................      348
      1997.......................................................      377
      1998.......................................................      377
      1999.......................................................      291
      2000.......................................................      331
      First quarter of 2001......................................      380

---------------------
(1) Source: We calculated the average rig count using weekly data for the United States and Canada, and monthly data for the other international regions, as published by Baker Hughes International. The worldwide offshore rig count includes data for Europe, the Middle East, Africa, Latin America, Asia Pacific, the United States and Canada.

Our Premium Connections Business

   We manufacture and market premium connections for casing, production tubing and drill pipe. We also provide technical solutions and field support services to address specific customer needs in the design, selection and maintenance of connections.

   A conventional oil or gas well is drilled by attaching a drill bit to the end of a series of sections of drill pipe joined by threaded connections. Threaded connections are similar to the grooves on a bolt and enable sections of drill pipe to be screwed together. Once connected, the drill pipe may be up to several miles long, commonly referred to as a drill string. The entire drill string must be removed from the well numerous times during the drilling process to replace dull drill bits and to accomplish other tasks. Removing the drill string requires the disassembly and reassembly of the entire drill string. As a result, threaded connections for drill pipe must be engineered to withstand numerous assemblies without compromising the integrity of the connections. When the well reaches sufficient depths during drilling, the drill string is pulled out of the well and sections of larger diameter pipe known as casing, also joined by threaded connections, are inserted into the well and cemented in place to prevent the well from collapsing. Drilling is resumed until the next target depth is reached and the process is repeated. Most wells use multiple concentric casing strings that fit inside one another. The casing diameter reduces as depth increases. Once the well has been drilled to the desired depth and cased, production tubing is placed inside the casing. The production tubing also consists of multiple sections of pipe that are joined with threaded connections. In a completed well, oil and natural gas pass up through the production tubing to the top of the well.

   Casing, production tubing, and drill pipe are the types of oilfield tubulars for which we produce our premium connections. The term "premium" refers to a product produced by a precision manufacturing process with performance characteristics superior to those of a standard industry connection. Premium connections can withstand extreme conditions encountered in deepwater offshore wells and deep gas wells, as well as in horizontal well drilling. They also provide pressure tight, highly reliable sealing necessary for environmentally sensitive drilling. The technical complexity of these premium connections requires a high degree of accuracy during manufacturing and substantially more machining and inspection time than standard connections.

   We utilize custom-designed, computer controlled machines in our premium connections manufacturing facilities worldwide. All of our machine programs are created and maintained on a central system in our technology center in Houston, Texas and transmitted to each of our nine premium connections manufacturing locations worldwide. As a result, all Hydril connections of a particular type, regardless of manufacturing location, are substantially identical, ensuring interchangeability.

   To meet customer needs, we provide a full line of premium connection products and accessories, including connections for pipe of nonstandard size or weight. Our various premium connections exhibit various high performance characteristics, such as:

  . Tension resistance. Our premium integral thread designs have high tension strength, which supports the weight of numerous sections of pipe strung together in deep wells.

  . Torque capability. Our premium thread connection, in particular our proprietary Wedge Thread(TM) connection, is designed to have torque capability that approaches pipe body strength in casing applications and surpasses it in most drill pipe and tubing applications. This design prevents connection damage due to overtorque, facilitates easier assembly and disassembly and reduces wear and tear from recurring service to the pipe.

  . Compression and bending flexibility. Our premium threads are designed to permit greater compression and bending of pipe strings than standard connections, which is particularly important in horizontal and extended-reach wells.

  . Clearance. Our integral connections are machined directly onto the pipe, forming a smooth connection with little or no increase in diameter of the pipe. Coupled connections, on the other hand, use a bulkier third pipe, or coupling, to make a connection, resulting in less clearance inside the well. This integral quality is particularly important in deep drilling where well diameters become increasingly narrow because multiple strings of casing, production tubing, or drill pipe are utilized in one well.

  . Pressure tight sealing. Our metal-to-metal pressure tight sealing is designed to prevent both gas and fluid leakage, a critical factor in the case of extreme pressure and environmentally sensitive drilling.

  . Corrosion resistance. Our plastic-coated tubing connections reduce corrosion damage and extend the useful life of the connection.

  . Uniformity and compatibility. Our connections are manufactured worldwide with the same design, high tolerance specifications, and centrally manufactured tools and gauges, which improves product uniformity and compatibility.

   We offer our customers technical services related to casing and tubing string design. Computer well design software is utilized in the design and specification of the tubulars and the thread connections. In addition, we offer highly trained field service technicians to assist our customers worldwide. We have 29 licensed repair facilities worldwide to support our premium connections business.

   During recent years, we completed the rebuild of approximately 85% of our 54 computer controlled machines and expect to rebuild six more during 2001 and 2002. Additionally, in January of 2001, we completed a 50% capacity expansion of our premium connection manufacturing facility in Nisku, Alberta and a 30% capacity expansion of our premium connection manufacturing facility in Houston, Texas. We are also currently constructing additional capacity in the United States to be completed in 2001.

Our Pressure Control Business

   We provide a broad range of pressure control equipment used in oil and gas drilling and well completion and maintenance. Our products regulate formation and drilling fluid pressure during normal operations and prevent well blowouts when the pressure of formation fluids and gases reaches critical levels.

   The oil, gas and water contained in the geological formations into which a well is drilled can be under extremely high pressure. This pressure increases with greater water and drilling depth. When unanticipated formation pressure is encountered, the pressure must be controlled to prevent an uncontrolled release of the fluids and gases from the well, known as a "blowout." A blowout can have catastrophic consequences, as the oil and natural gas may ignite or the equipment and tubulars in the well may be suddenly propelled out of the well, potentially resulting in injury or death of personnel, destruction of drilling equipment or environmental damage. Blowouts can cause the loss of a well and significant downtime and additional expense. During drilling and maintenance operations, it is therefore essential to regulate the pressure, and to provide for mechanical safeguards to minimize the effects.

   Our pressure control products include blowout preventers, diverters, gas handlers, subsea control systems, drill stem valves, production chokes, pulsation dampeners and a variety of specialized elastomer products. We also provide integrated subsea control systems, which typically include a series of blowout preventers stacked on top of one another, along with other types of valves, diverters and gas handlers. In addition, we provide replacement parts, repair and field services to maintain our installed base of products.

 Pressure Control Products

   Blowout preventers. The key component of a pressure control system is a high-pressure valve located at the top of the well called a blowout preventer. When activated, blowout preventers seal the well and prevent fluids and gases from escaping. Blowout preventers are safety devices and are activated only if other techniques for controlling pressure in the well are inadequate.

   We manufacture two types of blowout preventers:

  . Annular blowout preventers, which we invented more than 65 years ago, seal the well by hydraulically closing a large rubber collar around the drill pipe or against itself if nothing is in the well.

  . Ram blowout preventers seal the well by hydraulically driving metal rams against each other across the top of the well; our ram blowout preventers feature a new compact version that is designed for both rig upgrades and new builds where space is limited.

   Diverters. Diverters are safety devices used to redirect or vent the uncontrolled flow of formation fluids and gases in a controlled manner during offshore drilling operations. A diverter is used during drilling when there is a danger of penetrating pressurized gas zones. Our diverters incorporate a patented integral vent design that reduces the need for peripheral devices normally required for the use of diverters.

   Gas Handlers. In 1999, we introduced the first gas handler, a device which is used in deepwater drilling operations to contain and vent excess gas from the tubing system that connects the top of the well at the sea floor to the drilling rig. Our proprietary design controls the release of any rapidly expanding gas bubble rising to the surface through the tubing system that may endanger the environment, personnel and the rig.

   Drill Stem Valves. Manually operated drill stem valves are placed in the drill string to control well pressure in order to prevent blowouts and drilling fluid spillage during the installation and removal of drilling pipe. Our drill stem valves incorporate automatic pressure balancing, which we were the first to develop, that minimizes the torque required to operate them under pressure.

   Pulsation Dampeners. Pulsation dampeners counterbalance the pulsing of pressure fluids through pipelines that cause vibrations which may damage pipework and valves. In addition to oilfield applications, our pulsation dampeners are used in airport refueling systems and chemical refinery and processing plants. Our pulsation dampeners have a field replaceable bottom plate, which we were the first to develop, that reduces the number of costly shop repairs.

   Production Chokes. Production chokes are used to regulate the flow of oil, gas and other formation fluids from producing wells with high pressures, high flow rates and corrosive fluids. Our production chokes use a proprietary nozzle configuration that reduces internal erosion from produced sand and debris associated with many oil and gas wells.

   Elastomers. Our line of rubber products includes parts used in annular and ram blowout preventers, pulsation dampeners and other equipment. We specialize in bonding rubber to metal and offer a wide variety of elastomer products in a full range of sizes, pressure ratings and elastomer types.

   Integrated Systems. Our subsea control systems integrate blowout preventer equipment and other pressure control products with control systems, usually for use in deep offshore, high pressure wells. Our systems use advanced software, micro-electronics and materials technology and are capable of operating in water depths of up to 10,000 feet. Our integrated subsea control systems, also known as multiplex or MUX systems, are primarily sold for use in connection with the construction or refurbishment of drilling rigs.

 Aftermarket Products and Services

   Our aftermarket business is supported by our growing installed base of pressure control products. Because our products are subjected to harsh drilling conditions, they frequently require repair and maintenance services, which include replacement parts for those consumed during the drilling operation. We manufacture metal replacement parts, including ram blocks, pistons, cylinders, seal seats and valves. Elastomer replacement parts manufactured and sold include packing units for ram and annular blowout preventers and seal kits. We also have a staff of field service personnel who assist customers on site in the proper installation and use of our products.

   We provide our aftermarket services through 9 domestic and 11 international repair facilities owned by us, and through 19 other authorized repair facilities.

Our Emphasis on Research and Development

   We emphasize both the development of new products and the continuous redesign and improvement of our existing products. We consider ourselves to be a leader in the development of new technology and equipment designed to enhance the productivity and safety of the drilling and production process in harsh drilling environments.

   Our current research and development efforts are primarily focused on improvements in threaded connections, products for use in conjunction with subsea mudlift drilling and advanced composite tubing. As of March 31, 2001, we employed approximately 65 persons on our engineering and design staffs, including mechanical, electrical and software engineers, who were principally engaged in product development and engineering research and development.

   We believe that, in addition to the technical competence and creativity of our employees, the success of our business depends on intellectual property protection. As part of our ongoing research, development and manufacturing activities, we have a policy of seeking patents, when appropriate, on inventions concerning new equipment and product improvements. We hold numerous United States and international patents and have numerous patent applications pending. As we redesign and improve existing products, we are often able to obtain extensions of patent lives beyond their original duration. In addition, our trademarks are registered in the United States and various foreign countries. Our competitors may be able to independently develop technology that is similar to ours without infringing on our patents, and we may be unable to successfully protect our intellectual property.

   Although in the aggregate our patents and trademarks are important to the manufacturing and marketing of many of our products, we do not consider any single patent or trademark or group of patents or trademarks to be material to our business as a whole. We also rely on trade secret protection for our confidential and proprietary information. We routinely enter into confidentiality agreements with our employees and suppliers. We cannot assure you, however, that others will not independently obtain similar information or otherwise gain access to our intellectual property.

   Subsea Mudlift Drilling. We are currently developing, in conjunction with four major oil and gas companies, two drilling contractors and one oil service company, a system of equipment and drilling procedures which we believe, if successful, will facilitate the exploration and development of oil and gas reserves in geologic formations found in ultra-deep water in excess of 5,000 feet. Available floating rigs and conventional drilling equipment cannot efficiently tap the potentially prolific reservoirs found in ultra-deep waters. A potential solution to this problem being pursued by our industry project is to have critical components of the drilling mud recirculation system reside on the sea floor and pump the drilling mud back to the surface from the sea floor. For this reason, the joint industry project is called subsea mudlift drilling. If successful, subsea mudlift drilling would reduce the number of casing strings needed, increase well diameter and production rates, and facilitate more demanding completions such as horizontal wells. In addition, subsea mudlift drilling should enable better control of well pressure, resulting in fewer pressure surges and fewer problems with the circulation of drilling mud, with less equipment on the well.

   This joint industry project was formed in 1996 and currently eight companies are participating: BP, Chevron, Conoco, Texaco, Diamond Offshore, Global Marine, Schlumberger, and Hydril. Conoco is the project leader and we are the technical leader, designer and equipment manufacturer for this joint industry project. The project is in the development stage, and a test well is scheduled to be drilled in the Gulf of Mexico in the second half of 2001. We have production rights to the technology being developed in the project for this application for the life of the intellectual property. We have contributed approximately $2.0 million of the $45.0 million total expenditures budgeted for the project by all project participants. We do not expect to make any additional contributions prior to completion of the development stage. There are other groups of companies in our industry that are also developing competing technologies for ultra-deepwater drilling.

   Advanced Composite Tubing. At the end of 1999, we introduced an advanced composite tubing product as a cost-effective alternative to steel pipe used in flowlines. Our advanced composite tubing is lightweight, flexible, resistant to corrosion and fatigue, and can be produced in spoolable lengths up to several thousand feet. Because it can be produced in such extensive lengths, advanced composite tubing reduces the number of connections needed and is therefore easier to install and is less expensive than other alternatives. Advanced composite tubing is being marketed for use in transporting oil and gas from the wellhead to storage facilities. We plan to make additional diameter sizes and pressure ratings available within this product line and are currently seeking other commercial applications for this product. During 2000, we began the initial commercial production and shipments of advanced composite tubing. Companies with greater financial and marketing resources than us have already developed and are selling proprietary tubing similar to our advanced composite tubing.

Our Customers and Distribution

   The end-users for our products are primarily major and independent, domestic and international oil and gas companies, as well as drilling contractors. During 2000, we sold products and services to approximately 1,000 customers, none of which accounted for more than 10% of our consolidated revenues.

   Premium Connection Products. In the United States and Canada, we sell our premium connection products primarily to a number of steel pipe distributors who purchase the tubulars from steel mills and contract with us to apply the premium connection to the tubular goods. Due to the use of distributors, we do not own the pipe we thread and do not maintain an inventory of threaded or unthreaded tubulars. However, we market our premium connection products to the end-users, primarily oil and gas operators, because it is the end-users who request their distributors to have our premium connection applied to the pipe.

   In 2000, our ten largest distributors accounted for 70% of our premium connection sales in the United States and Canada and 44% of our premium connection sales worldwide. In the United States, there has been significant consolidation of tubular distributors, resulting in fewer distribution alternatives for our products. If methods of distribution change, many of our competitors may be better positioned to take advantage of those changes than we are.

   Outside of the United States and Canada, we primarily sell our premium connections directly to oil and gas operators and trading companies. In these markets, we thread tubulars owned by customers, as well as purchase tubulars for threading and resale. Our premium connection products are sold for use in more than 40 countries by our United States customers operating abroad and by international customers.

   In 2000, our three largest premium connections customers accounted for 16%, 15% and 12% of segment sales. Additionally, in 2000 our ten largest premium connections customers accounted for 66% of total segment sales.

   Our premium connections sales staff is managed from Houston, Texas and is located in 19 offices in the United States, Canada, Indonesia, Singapore, Mexico, Nigeria, Eastern Europe, Venezuela and the United Kingdom. We use manufacturer representatives in 41 countries worldwide.

   Pressure Control Products. We sell pressure control products both domestically and internationally primarily to drilling contractors, although we market some of our pressure control products to operators as well as drilling contractors. Certain lines of our pressure control equipment are also sold to rig manufacturers and integrators of equipment. We provide aftermarket replacement parts, repair and field services to both drilling companies and companies that rent pressure control equipment. In 2000, our two largest pressure control customers accounted for 18% and 12% of segment sales. Our ten largest customers in our pressure control segment in 2000 accounted for 58% of segment sales.

   We market our pressure control products through our direct sales force, distributors and authorized representatives. Our pressure control products are sold for use in more than 50 countries. Our pressure control sales staff is managed from Houston and is located in 11 offices in the United States, Canada, Mexico, Singapore and the United Kingdom. We use manufacturer representatives in 43 countries worldwide.

Our Competitors

   Our products are sold in highly competitive markets. Many of our major competitors are diversified multinational companies, and are larger and have substantially greater financial resources, larger operating staffs and greater budgets for marketing and research and development than us.

   Premium Connection Products. In the premium connection market, domestically we compete primarily with the Atlas Bradford product line of Grant Prideco, and to a lesser extent with the Hunting Interlock product line of Hunting PLC, the VAM product line joint venture of Vallourec & Mannesmann and Sumitomo Metals and steel mills and numerous other independent threaders. Internationally, we also compete with some of our domestic competitors and with DST, a marketing group composed of Dalmine, Siderca and TAMSA steel mills which is licensed to produce and sell the Atlas Bradford product line internationally, Vallourec & Mannesmann, Sumitomo Metals and Kawasaki Steel, each of which is vertically integrated through the ownership of steel mills. Integrated steel mills can apply threaded connections to tubulars they produce, which gives these competitors supply and pricing advantages over companies such as ours, which apply threaded connections to tubulars produced by others. Other steel producers who do not currently manufacture premium connections may begin doing so in the future. If domestic or other foreign steel mills begin providing premium threaded tubular goods directly to distributors or end-users, they would have a competitive advantage over us.

   We believe we are one of the largest providers of premium connections to the oil and gas industry both in the United States and worldwide. The principal competitive factors in the premium connections market are product design and engineering, product quality and reliability, price, product uniformity and compatibility, and the ability to provide timely field service and repair.

   Foreign producers of premium connections sometimes sell or "dump" their products in the United States market at prices below cost. If not constrained by antidumping duty orders and counterveiling duty orders, which impose duties on imported tubulars to offset dumping and subsidies provided by foreign governments, this practice allows foreign producers to capture sales and market share from domestic producers. Duty orders normally reduce the level of imported goods and result in higher prices in the United States market. Duty orders may be modified or revoked as a result of administrative reviews conducted at the request of a foreign producer or other party.

   In addition, antidumping and countervailing duty orders may be revoked as a result of periodic "sunset reviews." Under the sunset review procedure, an order must be revoked after five years unless the United States Department of Commerce and the International Trade Commission determine that dumping is likely to continue or recur and that material injury to the domestic industry is likely to continue or recur. Antidumping duty orders currently cover imports of tubulars from Argentina, Italy, Japan, Korea and Mexico, and a counterveiling duty order currently covers imports from Italy. In July 2000, the International Trade Commission and the United States Department of Commerce began to conduct sunset reviews of the orders covering Argentina, Italy, Japan, Korea and Mexico. If the orders covering imports from these countries are revoked in full or in part or the duty rates lowered, we could be exposed to increased competition from imports that could reduce our sales and market share or force us to lower prices. Tubulars produced by domestic steel mills and threaded by us may not be able to economically compete with tubulars manufactured and threaded at steel mills outside of the United States. These reviews are expected to be completed by July 2001.

   Pressure Control Products. We have three primary competitors in the pressure control market, the Cameron segment of Cooper Cameron, the Rig Product Sales segment of Varco International, and the Petroleum Equipment segment of Stewart & Stevenson Services. There are also more than ten smaller competitors. We believe that we are the largest manufacturer of annular blowout preventers worldwide and a leading provider of subsea pressure control equipment. We believe the principal competitive factors in the pressure control products market are product quality and reliability, product design and engineering, price, and the ability to provide timely service and replacement parts.

Our Properties

   The following table details our principal facilities, all of which we own, except as indicated below.

                         Approximate
                           Square
Location                   Footage                     Description
--------                 ----------- ------------------------------------------------
United States
Houston, Texas..........   281,000   Pressure control products manufacturing;
                                     principal executive offices.
Houston, Texas..........   100,000   Premium connections manufacturing.
Houston, Texas..........   100,000   Pressure control elastomer products
                                     manufacturing.
Houston, Texas..........    59,000   Advanced composite tubing manufacturing
Bakersfield, California      7,900   Premium connections manufacturing; warehouses
 (leased)...............             pressure control replacement parts.
Westwego, Louisiana.....    40,000   Premium connections manufacturing.

International
Nisku, Alberta, Canada      48,000   Premium connections manufacturing; warehouses
 (leased)...............             pressure control replacement parts.
Batam, Indonesia (land      30,000   Premium connections manufacturing.
 is leased).............
Veracruz, Mexico........   100,000   Premium connections manufacturing.
Veracruz, Mexico            25,000   Thread protector manufacturing for premium
 (leased)...............             connections.
Port Harcourt, Nigeria      10,000   Repair and service of premium connections.
 (leased)...............
Warri, Nigeria..........    20,000   Premium connections manufacturing, repair and
                                     service.
Aberdeen, Scotland......    20,000   Premium connections manufacturing; warehouses
                                     pressure control replacement parts.

   We have 22 sales and service offices worldwide in Alaska, California, Louisiana, Texas, Wyoming, Canada, Eastern Europe, Indonesia, Mexico, Nigeria, Singapore, Venezuela and the United Kingdom, that provide sales and technical support. Most of these offices provide service personnel to support rig operators. All of these offices are under lease, with leases ranging in duration from one month to two years. Our subsea mudlift drilling development group is located in a separate leased facility in Houston, Texas. We also have approximately 147 acres of undeveloped land surrounding some of the properties listed above and 72 acres of additional undeveloped land.

Our Employees

   As of March 31, 2001, we had a total of approximately 1,400 full-time and full-time equivalent employees. Approximately 530 of those employees were employed by our international subsidiaries and are located outside the United States. We are a party to one collective bargaining agreement which applies to approximately 67 employees located in Veracruz, Mexico and is subject to annual review. We believe our relations with our employees are good.

Insurance

   Our operations are subject to the risks inherent in manufacturing products and providing services to the oil and gas production industry. These risks include personal injury and loss of life, business interruptions, loss of production and property and equipment damage. Damages arising from an occurrence at a location where our products are used have in the past and may in the future result in the assertion of potentially large claims against us.

   We maintain comprehensive insurance covering our assets and operations, including product liability and workers' compensation insurance, at levels that we believe to be appropriate. We attempt to obtain agreements from our pressure control customers providing for indemnification against liability to others. Our insurance is subject to deductibles and in some cases only applies to losses in excess of significant amounts. In such cases, we bear the risk of loss for claims below these deductibles or amounts.

Regulation

   Our business is affected by changes in public policy, federal, state and local laws and regulations relating to the energy industry. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas for economic, environmental and other policy reasons may adversely affect our operations by limiting available drilling and other opportunities in the oil and gas production industry.

   Our United States and foreign operations are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Many of our operations, including painting operations at certain locations, require permits that may be revoked or modified and that we are required to renew from time to time. Failure to comply with such laws, regulations or permits can result in substantial fines and criminal sanctions, or require us to purchase costly pollution control equipment or implement operational changes or improvements.

   Because we use hazardous substances in our manufacturing operations, we may be responsible for remediating hazardous substances at our properties or at third party sites to which we sent waste for disposal. In addition, we currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for industrial purposes, including manufacturing. While we believe that we are currently utilizing operating and disposal practices that are in substantial compliance with applicable environmental laws and regulations, historical operating and disposal practices that were standard in the past may have resulted in the disposal or release of wastes on or under the properties we owned or leased, or on or under other locations where such wastes have been taken for disposal. In addition, some of these properties have been operated by third parties whose treatment and disposal or release of wastes was not under our control. These properties and wastes may be subject to the Comprehensive Environmental Response, Compensation, and Liability Act, commonly known as CERCLA or Superfund, the Resource Conservation and Recovery Act and analogous state laws.

   CERCLA imposes liability, without regard to fault or the legality of the original conduct, for the releases of hazardous substances into the environment. Persons subject to CERCLA include the owner and operator of the disposal site or sites where the release occurred and companies that generated, disposed or arranged for the disposal of the hazardous wastes found at the site. Persons who are responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the resulting contamination and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

   We have been identified as a potentially responsible party at one CERCLA site, the Operating Industries, Inc. Landfill Superfund site in California, to which we formerly sent waste oils and other materials for disposal. We have also recently been identified as a potentially responsible party under analogous state law with respect to a waste disposal site near Houston, Texas. Based on (1) the number of other potentially responsible parties, the total estimated site cleanup costs and our estimated share of such costs, including the possibility that our share of wastes may be viewed as de minimis by the EPA, state agencies and other potentially responsible parties, and (2) the availability of defenses to liability, including the availability of the "petroleum exclusion" under CERCLA and similar state laws, we do not expect these matters to materially affect us. We also have in the past been identified as a potentially responsible party at other CERCLA or state cleanup sites. In each case, we have resolved our liability without incurring material costs.

   Although we believe that we are in substantial compliance with existing environmental laws and regulations, we cannot assure you that we will not incur substantial costs in the future. Moreover, it is possible that implementation of stricter environmental laws, regulations and enforcement policies could result in additional, currently unquantifiable costs or liabilities to us.

Legal Proceedings

   We are involved in legal proceedings arising in the ordinary course of business. In our opinion, these matters will not have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Executive Officers and Directors

   The following table provides information regarding our executive officers and directors as of March 31, 2001.

Name                         Age                     Position(s)
----                         ---                     ----------
Richard C. Seaver...........  78 Chairman of the Board
Christopher T. Seaver.......  52 President, Chief Executive Officer and Director
Charles E. Jones............  41 Managing Director-Pressure Control
Steven P. Magee.............  53 Managing Director-Western Hemisphere Premium
                                 Connection
Neil G. Russell.............  55 Managing Director-Eastern Hemisphere Premium
                                 Connection
Michael C. Kearney..........  52 Chief Financial Officer and Vice President--
                                 Administration
Richard A. Archer...........  73 Director
Jerry S. Cox................  50 Director
Gordon B. Crary, Jr.........  79 Director
Kenneth S. McCormick........  50 Director
Patrick T. Seaver...........  51 Director
T. Don Stacy................  67 Director
Lew O. Ward.................  70 Director

   Richard C. Seaver is our Chairman of the Board, a position he has held since 1992. Mr. Seaver has served as a director since 1964, was President from 1964 to 1986, and was Secretary and General Counsel from 1957 to 1964.

   Christopher T. Seaver is our President and Chief Executive Officer and a director. He has served as President since June 1993 and as Chief Executive Officer and as a director since February 1997. Mr. Seaver joined Hydril in 1985 and served as Executive Vice President in charge of our premium connection and pressure control businesses from 1991 until May 1993. He is a director and the treasurer of the Petroleum Equipment Suppliers Association and a director and member of the executive committee of the National Ocean Industries Association. Prior to joining our company, Mr. Seaver was a corporate and securities attorney for Paul, Hastings, Janofsky & Walker, and was a Foreign Service Officer in the United States Department of State, with postings in Kinshasa, Congo and Bogota, Colombia.

   Charles E. Jones is our Managing Director-Pressure Control, a position he has held since March 1998. From March 1996 to March 1998, Mr. Jones served as Director of Subsea Business for Cooper Cameron Corporation, a provider of oil and gas drilling equipment. Mr. Jones served as Engineering Manager for Subsea Offshore, formerly Dresser Industries, a manufacturer of oil and gas drilling equipment from April 1995 to March 1996. Prior to holding these positions, Mr. Jones had 11 years of service with us.

   Steven P. Magee is our Managing Director-Western Hemisphere Premium Connection, a position he has held since June 1996. From March 1995 to July 1996, Mr. Magee was Director-Latin America for our premium connection business. During his 25 years of service with us, Mr. Magee has held various management positions in our premium connection business, including international postings in Mexico and the United Kingdom.

   Neil G. Russell is our Managing Director-Eastern Hemisphere Premium Connection, a position he has held since March 1995. During Mr. Russell's 22 years of service with our company, he has held various management positions in our premium connections and pressure control businesses with postings in Singapore, Switzerland, the United Kingdom and the United States.

   Michael C. Kearney is our Chief Financial Officer and Vice President-Administration, positions he has held since August 1998. Prior to joining our company, Mr. Kearney was a consultant with Kearney Associates, an independent financial consulting firm, from September 1996 to August 1998. Mr. Kearney served as Vice

President and Treasurer of Zale Corporation, a specialty retailer of fine jewelry, from March 1996 to September 1996.

   Richard A. Archer became a director in 1971. Mr. Archer has been primarily engaged as an independent insurance consultant since December 1995. He served as the chairman of the Board of Directors of Jardine Insurance Brokers, Inc. from 1987 to 1993, and served as Deputy Chairman of Jardine Insurance Brokers during 1995. Mr. Archer is a director of National Golf Properties Inc.

   Jerry S. Cox became a director in January 1999. Currently, Mr. Cox is Chairman and President of Cox & Perkins Exploration, Inc., an independent exploration and production company, positions he has held since founding Cox & Perkins in 1976.

   Gordon B. Crary, Jr., became a director in 1970. Mr. Crary served as Executive Vice President and a member of the Board of Directors and Executive Committee of E.F. Hutton & Co., now a part of Salomon Smith Barney Inc., until 1987. He had 50 years of service with E.F. Hutton and Smith Barney.

   Kenneth S. McCormick became a director in November 2000. Mr. McCormick has been engaged as an independent investor and advisor since September 1999. From March 1999 to September 1999, he served as the Senior Executive Vice President of Metro-Goldwyn-Meyer, Inc., and was responsible for strategic development. Prior to joining Metro-Goldwyn-Meyer, Inc., Mr. McCormick was a managing director of J.P.Morgan & Co. from 1993 to March 1999 and President of Benson Cross Financing, Inc. from 1984 to 1991. Mr. McCormick is also a director of Reading Entertainment, Inc.

   Patrick T. Seaver became a director in 1979. Since 1985, he has been a partner with the law firm of Latham & Watkins.

   T. Don Stacy became a director in May 2000. Mr. Stacy served as President and Chairman of the Board of Amoco Eurasia Petroleum Co., an oil and gas exploration and production company, from February 1994 until his retirement in August 1997. Mr. Stacy served as Chairman of Crestar Energy Ltd. from 1992 until 1996. Currently, he is a director of Noble Affiliates, Inc., Alberta Energy Co., Ltd. and Agrium Inc.

   Lew O. Ward became a director in March 1997. Since 1981, he has served as Chairman and Chief Executive Officer of Ward Petroleum Corporation, an independent exploration and production company founded by Mr. Ward. Mr. Ward has 43 years of service with Ward Petroleum and its predecessors. He is past Chairman of the Independent Petroleum Association of America and a recipient of its Roughneck of the Year award.

   Executive officers are elected by the board of directors annually. Christopher T. Seaver and Patrick T. Seaver are the sons of Richard C. Seaver. There are no other family relationships among any of our directors or officers.

Classified Board

   Our board of directors is divided into three classes. The term of the Class I directors, who are Kenneth S. McCormick, Christopher T. Seaver and Lew O. Ward, expires at the annual stockholders' meeting for election of directors in 2001. The term of the Class II directors, who are Richard A. Archer, Richard C. Seaver and T. Don Stacy, expires at the annual stockholders' meeting for election of directors in 2002. The term of the Class III directors, who are Jerry S. Cox, Gordon B. Crary, Jr. and Patrick T. Seaver, expires at the annual stockholders' meeting for the election of directors in 2003. After 2001 for the Class I directors, after 2002 for the Class II directors and after 2003 for the Class III directors, each class will hold office until the third annual stockholders' meeting for election of directors following the most recent election of such class. Our classified board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in majority of the members of the board of directors.

Board Committees

   Our board of directors has an Audit Committee and Compensation Committee. The board does not have a standing Nominating Committee.

   The Audit Committee consists of Messrs. Archer (Chairman), Cox and Crary, each of whom has been determined to be independent under The Nasdaq Stock Market Marketplace Rules. The Audit Committee:

  .   recommends to the board the annual selection of independent auditors;

  . approves the plan and scope of the annual audit of our financial statements and any other services provided by independent auditors and the fees for the audit and those services;

  . reviews our annual audited financial statements prior to publication and discusses the results of the audit with management and independent auditors; and

  . discusses with management and independent auditors the design, quality and adequacy of our internal controls.

   The board of directors has adopted the Hydril Company Audit Committee Charter included as Appendix A to our 2001 proxy statement.

   The Compensation Committee consists of Messrs. Crary (Chairman), Archer and Ward. The Compensation Committee:

  . reviews and recommends to the board of directors the compensation and benefits of our executive officers;

  . establishes and reviews general policies relating to our compensation and benefits; and

  .   administers our stock plans.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board of directors.

Director Compensation

   As Chairman of the Board, Mr. Richard C. Seaver is an employee and was paid $125,000 by us in 2000. Directors who are employees receive no additional compensation for serving on our board of directors. Our nonemployee directors receive an annual fee of $25,000. Nonemployee directors who serve as chairman of a board committee receive an additional $3,000 annually for serving in that capacity. Nonemployee directors also will receive a fee of $1,000 per day for attendance at each board of directors' meeting and $1,000 per day for attendance at each committee meeting. All directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors or committees thereof and for other expenses incurred in their capacity as directors.

   The Hydril Company 2000 Incentive Plan provided, in connection with our initial public offering in September 2000, for an automatic grant to each nonemployee director of a nonqualified stock option to purchase 4,412 shares of common stock (that being the number of shares equal to $75,000 divided by the $17.00 initial public offering price per share). Those options have an exercise price per share equal to the initial public offering price per share. The Hydril Company 2000 Incentive Plan also provides for an automatic grant to each nonemployee director of a nonqualified stock option each year following the annual meeting of stockholders for the purchase of that number of shares of our common stock as is equal to $75,000 divided by the fair market value of a share of our common stock as of that date, at an exercise price per share equal to the fair market value as of that date. Options granted to nonemployee directors under the Hydril Company 2000 Incentive Plan have a term of ten years, are fully vested upon the completion of one year of service as a nonemployee director and are exercisable in cumulative annual installments of one-third each, beginning on the first anniversary of the date of grant. The stock option agreements for all of the outstanding options awarded to nonemployee directors under the Hydril Company 2000 Incentive Plan provide that all such options become fully vested upon the termination of a director's status as a member of the Board in connection with a change in control, as determined by the Board.

Executive Compensation

 Annual Compensation

   The following table provides information about the compensation of our Chief Executive Officer and four other most highly compensated executive officers for services rendered in all capacities in 1999 and 2000.

                           Summary Compensation Table

                                                               Long-Term
                                                              Compensation
                                   Annual Compensation           Awards
                              ------------------------------  ------------
                                                                 Shares
                                                               Underlying
   Name and Principal                           Other Annual    Options       All Other
        Position         Year  Salary   Bonus   Compensation  (Shares)(1)  Compensation(2)
   ------------------    ---- -------- -------- ------------  ------------ ---------------
Christopher T. Seaver... 2000 $270,000 $283,500        --        96,000        $6,418
 President and Chief     1999  249,966  125,000        --       270,000         6,186
 Executive Officer

Charles E. Jones........ 2000  167,506  163,500   $75,000(3)     30,000         4,112
 Managing Director--     1999  150,000   37,500    75,000(3)    120,000         3,886
 Pressure Control

Steven P. Magee......... 2000  171,250  160,875        --        30,000         6,045
 Managing Director--     1999  150,000   69,375        --       120,000         5,650
 Western Hemisphere
 Premium Connection

Neil G. Russell......... 2000  133,684  117,515    26,856(4)     25,000           138
 Managing Director--     1999  118,625   47,450    35,808(4)     90,000            --
 Eastern Hemisphere
 Premium Connection

Michael C. Kearney...... 2000  163,900  162,203        --        25,000         3,367
 Chief Financial Officer 1999  140,400   49,140        --       102,000         1,696
 and Vice President--
 Administration

(1) The options granted in 1999 are for the purchase of the number of shares of class B common stock set forth above. The options granted in 2000 are for the purchase of the number of shares of common stock set forth above.
(2) All Other Compensation in 2000 consists of the following amounts paid by us:

                                                401(k)       Life    Long-term
                                             contributions insurance disability
                                               by Hydril   premiums   premiums
                                             ------------- --------- ----------
   Christopher T. Seaver....................    $5,250       $800       $368
   Charles E. Jones.........................     3,250        478        384
   Steven P. Magee..........................     5,250        508        287
   Neil G. Russell..........................        --         90         48
   Michael C. Kearney.......................     2,493        490        384

(3) $75,000 was paid to Mr. Jones in March of each of 1998, 1999, 2000 and 2001 pursuant to an agreement between us and Mr. Jones to compensate him for the value of stock options granted by his prior employer which he forfeited upon leaving its employ.
(4) Other annual compensation for Mr. Russell for 1999 represents $8,000 estimated personal use value of company car and a housing allowance of $27,808. Other annual compensation for Mr. Russell for 2000 represents $6,000 estimated personal use value of company car and a housing allowance of $20,856. All such amounts are related to Mr. Russell's foreign assignment.

 Option Grants

   Effective September 26, 2000, we granted options to the named executive officers under the Hydril Company 2000 Incentive Plan as set forth in the following table. The options are exercisable for common stock.

                             Option Grants in 2000

                              Individual Grants(1)
                         ------------------------------
                                           Percent of
                            Securities    Total Options
                            Underlying     Granted to    Exercise                Grant Date
                             Options      Employees in     Price    Expiration Present Value
          Name           Granted (shares)     2000      (Per Share)    Date    (Per Share)(2)
          ----           ---------------- ------------- ----------- ---------- --------------
Christopher T. Seaver...      29,400             6        $18.70       9/10        $8.78
Christopher T. Seaver...      66,600            14         17.00       9/10         9.21
Charles E. Jones........      30,000             6         17.00       9/10         9.21
Steven P. Magee.........      30,000             6         17.00       9/10         9.21
Neil G. Russell.........      25,000             5         17.00       9/10         9.21
Michael C. Kearney......      25,000             5         17.00       9/10         9.21

---------------------
(1) The options granted to the executive officers vest ratably over five years beginning on September 26, 2001.
(2) The grant date present value per share of options granted was estimated as of the date of grant using the Black Scholes option-pricing model and the following assumptions: dividend yield--0%; expected volatility--48.67%; risk-free interest rate--5.08%; and expected life in years--6.28.

 Option Values at December 31, 2000

   No stock options were exercised during 2000 by any of the named executive officers. The following table shows the number of shares of common stock and class B common stock represented by outstanding stock options held by each of the named executive officers as of December 31, 2000, including the value for "in-the-money" options.

                       Option Values at December 31, 2000

                                 Number of Shares
                              Underlying Unexercised     Value of Unexercised
                                Options at Year End     In-the-Money Options at
                                    (Shares)(1)              Year End (2)
                             ------------------------- -------------------------
            Name             Exercisable Unexercisable Exercisable Unexercisable
            ----             ----------- ------------- ----------- -------------
Christopher T. Seaver.......   67,500       298,500     $884,284    $2,690,095
Charles E. Jones............   30,000       120,000      397,200     1,208,400
Steven P. Magee.............   30,000       120,000      397,200     1,208,400
Neil G. Russell.............   22,500        92,500      297,900       907,700
Michael C. Kearney..........   25,500       101,500      337,620     1,026,860

                                                   (footnotes on following page)

---------------------
(1) All of the exercisable options are for the purchase of class B common stock. The unexercisable options include options for the purchase of 96,000, 30,000, 30,000, 25,000 and 25,000 shares of common stock held by
    Messrs. Seaver, Jones, Magee, Russell and Kearney, respectively. The other shares underlying the unexercisable options are shares of class B common stock.
(2) The value of each unexercised in-the-money stock option is calculated as the difference between the closing price of the common stock on December 29, 2000 of $17.56 and the exercise price of the option.

 Annual Pension Benefits

   Hydril Company Retirement Plan. The following table shows estimated annual pension benefits payable to our employees, including executive officers (except for Mr. Russell), upon retirement at age 65 based on credited service as of January 1, 2001, under the provisions of the Hydril Company Retirement Plan. As a result of his prior foreign posting, Mr. Russell participates instead in the Hydril U.K. Pension Plan.

                               Pension Plan Table

                                   Approximate Annual Benefits for Years of
                                              Service Indicated:
                                 --------------------------------------------
   Final Average Annual
   Compensation                  15 Years 20 Years 25 Years 30 Years 35 Years
   --------------------          -------- -------- -------- -------- --------
   $125,000..................... $31,313  $41,750  $52,188  $ 62,625 $ 73,063
   $150,000.....................  37,575   50,100   62,625    75,150   87,675
   $175,000.....................  43,833   58,450   73,063    87,675  102,288
   $200,000.....................  50,100   66,800   83,500   100,200  116,900
   $225,000.....................  56,363   71,150   93,938   112,725  131,513

   Subject to a cap under the terms of the plan which for each of 2000 and 2001 is approximately $170,000, final average annual compensation means the average annual combined salary and bonus for the highest 60 months out of the final 120 months of employment. The amounts shown in the table above are determined on a single life annuity basis. As of December 31, 2000, the credited years of service under the plan for the participating named executive officers were: Mr. Seaver, 15 years; Mr. Jones, 14 years; Mr. Magee, 25 years; and Mr. Kearney, 2 years. The benefits shown are subject to offset for social security.

   Hydril U.K. Pension Plan. The following table shows estimated annual pension benefits payable to Mr. Russell upon retirement at age 65 based on credited service as of January 1, 2001, under the provisions of the Hydril U.K. Pension Plan.

                               Pension Plan Table

                                   Approximate Annual Benefits for Years of
                                              Service Indicated:
                                 --------------------------------------------
   Final Average Annual
   Compensation                  15 Years 20 Years 25 Years 30 Years 35 Years
   --------------------          -------- -------- -------- -------- --------
   $100,000..................... $25,000  $33,333  $41,667  $ 50,000 $ 58,333
   $125,000.....................  31,250   41,667   52,083    62,500   72,917
   $150,000.....................  37,500   50,000   62,500    75,000   87,500
   $175,000.....................  43,750   58,333   72,917    87,500  102,083
   $200,000.....................  50,000   66,667   83,333   100,000  116,667

   Final average annual compensation means the average annual base salary for the highest 36 months out of the final 120 months of employment. The amounts shown in the table above are determined on a single life annuity basis. For purposes of the plan, Mr. Russell had 16 credited years of service as of December 31, 2000. In connection with amendments to the plan in 1992, Mr. Russell will be credited with 3 years and 6 months of service, in addition to actual future service, pro-rated over his remaining service until retirement, assuming normal retirement age. The benefits shown are not subject to offset for social security or comparable programs in the United Kingdom.

Change of Control Agreements

   In January 1999, we entered into change in control agreements with each of Christopher T. Seaver, Charles E. Jones, Steven P. Magee, Neil G. Russell and Michael C. Kearney. If, following a change in control, his employment is terminated by us without cause or by him for good reason before December 31, 2002, he is entitled to:

  . payment of his full base salary through the date of termination at the rate in effect when notice of termination is given, plus all other amounts to which he is entitled under any compensation plan when such payments are due;

  . payment of a lump sum equal to the sum of 200% of his annual salary as in effect as of his termination date or immediately prior to the change in control, whichever is greater, plus 200% of his prior three year's average annual bonuses;

  . payment of all legal fees and expenses incurred by him as a result of his termination, including fees and expenses incurred in contesting termination or in seeking to enforce any right or benefit provided by the agreement; and

  . provisions of life, disability, accident and group health insurance benefits, for two years after his termination, substantially similar to those that he was receiving immediately prior to his termination.

For two years after a termination of employment that entitles the executive to the above benefits, the terminated officer shall not, directly or indirectly, disclose to others or use any of our confidential information nor solicit, recruit or hire any of our employees.

   The stock option agreements for all of the outstanding options awarded to employees under the Hydril Company 2000 Incentive Plan provide that all such options become fully exercisable upon a change in control, as defined in the agreements.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Payment of Expenses for Selling Stockholders in Initial Public Offering

   We completed an initial public offering of our common stock in October 2000. Certain of our stockholders sold shares of common stock in the initial public offering. The selling stockholders included the following stockholders, each of which held more than 5% of Hydril's voting securities immediately prior to the initial public offering: The Seaver Institute; the Trust under Paragraph VIII of the Will of Frank R. Seaver, Deceased; Pepperdine University; the Trust under Paragraph V of the Will of Frank Seaver, Deceased; the Blanche Ebert Seaver Endowment for Frank R. Seaver College; and Pomona College. The selling stockholders also included another trust of which Richard C. Seaver is a trustee but not a beneficiary and several trusts of which Myron Harpole is a trustee but not a beneficiary. We paid $108,715 of the expenses incurred by or on behalf of the selling stockholders, including the fees and expenses of one counsel who represented all of the selling stockholders.

Offering By Selling Stockholders

   We are paying the expenses of this offering, including the fees and expenses of one counsel who is representing all of the selling stockholders, but excluding the underwriting discounts, commissions and any transfer taxes with respect to shares of stock sold by the selling stockholders and the fees and expenses of any other counsel, accountants or other advisors separately retained by them.

Registration Rights Agreement

   We entered into a registration rights agreement in connection with the initial public offering with each of our stockholders holding more than 5% of our voting securities prior to the initial public offering. The registration rights terminate April 25, 2006. See "Principal and Selling Shareholders."

   Demand Registrations. The stockholders party to the registration rights agreement can demand that we file a registration statement for the purpose of selling their common stock in an underwritten offering. We are not required to file more than one demand registration statement in any 12 month period or file more than three demand registration statements in total prior to the termination of the agreement. The registration statement of which this prospectus is part was filed in response to a demand by stockholders for registration. We are not required to file a demand registration statement unless the shares to be registered have a value of at least $50 million.

   Shelf Registrations. Each stockholder party to the registration rights agreement can request the registration of their shares for the nonunderwritten offering and sale on a delayed or continuous basis on two occasions. We are not required to file a shelf registration statement unless the shares to be registered have a value of at least $15 million. We are not required to effect a shelf registration within 90 days of the effective date of a piggyback or demand registration statement filed under the registration rights agreement and are not required to keep a shelf registration statement effective for more than 90 days. The shelf registration rights are available only if we are eligible to use a Form S-3 registration statement.

   Piggyback Registrations. The stockholders party to the registration rights agreement also have piggyback registration rights if we propose to file a registration statement with respect to an underwritten offering of common stock for cash for our own account. This means that, upon the request of these stockholders, we must register their shares under our registration statement.

   General. The registration rights agreement provides that, in the case of demand and piggyback registrations, the number of shares of common stock that must be registered on behalf of stockholders is subject to limitation if the managing underwriter determines that market conditions require such a limitation. In the case of each of the demand and shelf registration provisions, we may delay the filing or effectiveness of the registration statement one time in any twelve-month period for 90 days if in the good faith judgment of our board of directors such filing or effectiveness would be detrimental to us and our stockholders. If we have fixed plans to file a registration statement within 90 days of a request for demand or shelf registration, we may delay initiating such demand or shelf registration until 90 days after the effectiveness of our planned registration statement. In the case of shares registered under a shelf registration statement, if we determine that the distribution of such shares would interfere with any pending financing, acquisition, corporate reorganization or any other corporate development involving us or our subsidiaries or would require premature disclosure of such transaction, we may require the suspension of sales of such shares under the registration statement for a reasonable period of time not to exceed 60 days. The stockholders party to the registration rights agreement may not demand the registration of more than 50% of their shares under a demand or shelf registration statement prior to April 25, 2002.

   The registration rights agreement sets forth customary registration procedures. Under the registration rights agreement, we are required to pay all expenses incident to our performance or compliance with the registration rights agreement, including all registration, listing and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, fees and expenses of our counsel and public accountants, fees and disbursements of one counsel for the selling holders, but excluding underwriting commissions and discounts with respect to shares of common stock sold by stockholders. The registration rights agreement contains customary indemnification and contribution provisions by us for the benefit of the selling stockholders and any underwriters. Each selling stockholder has agreed to indemnify us and any underwriter solely with respect to information provided by the stockholder, with such indemnification being limited to the net proceeds from the offering received by the stockholder.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   As of May 1, 2001, we had outstanding 8,831,680 shares of common stock and 13,379,328 shares of class B common stock. The table below presents information regarding beneficial ownership of our common stock and our class B common stock as adjusted to reflect the sale of shares in this offering, assuming the underwriters' overallotment option is not exercised, by:

  . each person or entity known to us to be a beneficial owner of 5% or more of either class of our voting securities prior to the offering or having beneficial ownership of voting stock holding 5% or more of the voting power prior to the offering;

  .   each of our directors;

  . our chief executive officer and each of our four other most highly compensated executive officers; and

  .   all of our executive officers and directors as a group.

   Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. As described in the notes to the table, voting and/or investment power with respect to shares of our common stock held by various trusts is shared by some of the named stockholders. Accordingly, those shares are shown as beneficially owned by more than one person. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option.

   After this offering, 85% of the class B common stock, representing 74% of our total voting power, will be beneficially owned by The Seaver Institute, members of the Seaver family and trusts whose trustees include members of the Seaver family. As a result, the Seaver family and these affiliated trusts, will exercise control over our management and corporate affairs, including control over the outcome of voting for corporate matters, such as election of directors, mergers, amendments to our charter and bylaws and approval of benefit plans for management.

   Set forth below for each of the named persons are the number of shares of common stock being sold in this offering and each person's beneficial ownership of common stock and class B common stock and voting control immediately after the offering. Information regarding the number of shares beneficially owned is as of May 1, 2001, giving effect to the offering, except with respect to stockholders who became 5% stockholders after our initial pubic offering. In the case of those stockholders, the information is based on filings made with the Securities and Exchange Commission with respect to holdings as of December 31, 2000.

                                                    After the Offering
                                           -------------------------------------
                                                           Shares of
                                             Shares of   Class B Common
                                           Common Stock      Stock      Combined
                                           Beneficially   Beneficially   Voting
                                             Owned(2)        Owned      Power(3)
                                           ------------- -------------- --------
                                  Shares
Name of Beneficial Owner        Offered(1)  Number    %   Number    %      %
------------------------        ---------- --------- --- --------- ---- --------
5% Stockholders:
The Seaver Institute and the
 Trust Under Paragraph VIII of
 the Will of Frank R. Seaver,
 Deceased(4)..................    423,478         --  -- 3,253,305 36.9   32.0
Pepperdine University(5)......  2,241,344         --  --   336,202  3.8    3.3
Trust under Paragraph V of the
 Will of Frank R. Seaver,
 Deceased(6)..................    869,565         --  --   604,185  6.8    5.9
Blanche Ebert Seaver Endowment
 for Frank R. Seaver
 College(7)...................         --         --  -- 1,466,424 16.6   14.4
Pomona College(8).............    756,583         --  --   113,487  1.3    1.1
Richard C. Seaver(9)..........  1,130,435         --  -- 3,885,139 44.0   38.2
R. Carlton Seaver(10).........    869,565         --  --   686,685  7.8    6.8
Bank of America, N.A.(11).....    869,565         --  --   722,085  8.2    7.1
Myron E. Harpole(12)..........         --         --  -- 2,157,489 24.4   21.2
Northern Trust Bank of
 California, N.A.(13).........         --         --  -- 1,466,424 16.6   14.4
T. Rowe Price Associates,
 Inc.(14).....................         --  1,070,900 8.0        --   --    1.1
Capital Group International,
 Inc. and Capital Guardian
 Trust(15)....................         --    907,900 6.8        --   --      *
Boston Partners Asset
 Management, L.P., Boston
 Partners, Inc. and Desmond
 John Heathwood(16)...........         --    610,800 4.6        --   --      *
Putnam Investments, LLC,
 Putnam Investment Management,
 LLC and The Putnam Advisory
 Company, LLC(17).............         --    510,700 3.8        --   --      *

Other Directors and Executive
 Officers:
Richard A. Archer.............         --         --  --    16,000    *      *
Jerry S. Cox..................         --     10,000   *        --   --      *
Gordon B. Crary, Jr...........         --         --  --    18,000    *      *
Kenneth S. McCormick(18)......         --     15,400   *        --   --      *
Christopher T. Seaver(19).....         --      1,000   *   172,500  1.9    1.7
Patrick T. Seaver(20).........         --         --  --   100,500  1.1    1.0
T. Don Stacy..................         --     20,000   *        --   --      *
Lew O. Ward...................         --      1,000   *        --   --      *
Steven P. Magee(21)...........         --         --  --    10,000    *      *
Neil G. Russell(21)...........         --         --  --       100    *      *
Charles E. Jones(21)..........         --        200   *    30,000    *      *
Michael C. Kearney(21)........         --         --  --    17,000    *      *
All directors and executive
 officers as a
 group (13 persons)(22).......    260,870     47,600   * 2,060,730 22.8   20.3

---------------------
  * Less than 1%.
 (1) All shares of common stock offered will be converted into common stock from shares of class B common stock immediately prior to this offering.
 (2) Each share of class B common stock is convertible at any time into one share of common stock at the option of the holder. The information regarding shares of common stock beneficially owned does not give effect to the conversion of any shares of class B common stock into shares of common stock.

 (3) The percentage combined voting power after this offering is the combined voting power of the shares of common stock and class B common stock beneficially owned immediately after this offering, giving effect to the 10-to-1 voting rights of the class B stock.
 (4) The Seaver Institute is a non-profit corporation for such scientific, educational, charitable and religious purposes as its Board of Directors shall from time to time determine. Of the shares offered, 53,913 are held by The Seaver Institute for its own account and 369,565 are held by The Seaver Institute as sole trustee under the Trust created under Paragraph VIII of the Will of Frank R. Seaver, Deceased (the "Paragraph VIII Trust"), the beneficiaries of which are various educational and religious institutions. After this offering, The Seaver Institute will hold 684,802 shares of class B common stock for its own account and 2,568,503 shares of class B common stock as sole trustee of the Paragraph VIII Trust. The Board of Directors of The Seaver Institute is currently comprised of 12 individuals, including Richard C. Seaver, Chairman of the Board of Hydril; Christopher T. Seaver, President and Chief Executive Officer of Hydril; and Richard A. Archer, a director of Hydril. Action by or on behalf of The Seaver Institute is taken by a vote of a majority of its directors. The business address for each of The Seaver Institute and the Paragraph VIII Trust is 555 South Flower Street, Suite 4580, Los Angeles, California 90071.
 (5) Jerry S. Cox, a director of Hydril, is one of 39 members of the Board of Regents of Pepperdine University. Richard C. Seaver, Chairman of the Board of Hydril, and Lew O. Ward, a director of Hydril, serve on a 70-member advisory University Board of Pepperdine University. The business address for Pepperdine University is 2455 Pacific Coast Highway, Malibu, California 90263.
 (6) The Trust under Paragraph V of the Will of Frank R. Seaver, Deceased (the "Paragraph V Trust") reports that it may be deemed the beneficial owner of the shares set forth above opposite its name over which it holds shared voting and dispositive power. The beneficiaries as to principal are the same educational and religious institutions that are the beneficiaries of the Paragraph VIII Trust described in footnote 4. The income beneficiaries are individuals, including Richard C. Seaver, R. Carlton Seaver, Christopher T. Seaver and Patrick T. Seaver and members of their immediate families. Richard C. Seaver, Chairman of the Board of Hydril, and R. Carlton Seaver are two of the three trustees of the Paragraph V Trust. See footnotes 9, 10 and 11. The business address of the Paragraph V Trust is c/o Bank of America, N.A., 2049 Century Park East, Suite 200, Los Angeles, California 90067.
 (7) The Blanche Ebert Seaver Endowment for Frank R. Seaver College (the "Endowment") reports that it may be deemed the beneficial owner of the shares set forth opposite its name over which it holds shared voting and dispositive power. The sole beneficiary of the Endowment is the Frank R. Seaver College of Pepperdine University. Richard C. Seaver, Chairman of the Board of Hydril, and Myron E. Harpole are two of three trustees of the Endowment. See footnotes 9, 12 and 13. The business address for the Endowment is c/o Northern Trust Bank of California, N.A., 355 South Grand Avenue, Suite 2500, Los Angeles, California 90071.
 (8) The business address of Pomona College is Alexander Hall, 550 North College Avenue, Claremont, California 91711.
 (9) Mr. Seaver is Chairman of the Board of Hydril. Of the shares offered, 869,565 are shares being offered by the Paragraph V Trust of which Mr. Seaver is a trustee and 260,870 are shares being offered by the Richard C. Seaver Living Trust (the "Richard Seaver Trust") of which Mr. Seaver is the sole trustee. Of the shares of class B common stock that Mr. Seaver may be deemed to beneficially own after this offering, Mr. Seaver may be deemed to have sole voting and dispositive power over 1,696,630 shares, and shared voting and dispositive power over 2,188,509 shares. With respect to the shares as to which Mr. Seaver may be deemed to have shared voting and dispositive power, 604,185 are held by Mr. Seaver as a trustee of the Paragraph V Trust (see footnote 6); 1,466,424 shares are held by Mr. Seaver as a trustee of the Endowment (see footnote 7); and 117,900 shares are held by Mr. Seaver as a trustee of another trust of which Mr. Seaver is not a beneficiary. Except for 90,000 shares held beneficially and of record by Mr. Seaver and the shares held by him as sole trustee of the Richard Seaver Trust, Mr. Seaver disclaims beneficial ownership of the shares set forth opposite his name. Mr. Seaver's business address is 555 South Flower Street, Los Angeles, California 90071.

(10) The shares offered are held by the Paragraph V Trust of which R. Carlton Seaver is a trustee. Of the shares of class B common stock that Mr. Seaver may be deemed to beneficially own after this offering, Mr. Seaver may be deemed to have sole voting and dispositive power over 22,500 shares and shared voting and dispositive power over 664,185 shares. The shares over which Mr. Seaver may be deemed to have shared voting and dispositive power are held as follows: (1) 10,500 shares are held beneficially and of record by Mr. Seaver's wife, (2) 49,500 shares are held beneficially and of record by his children and (3) 604,185 shares are held by Mr. Seaver as a trustee of the Paragraph V Trust (see footnote 6). Mr. Seaver disclaims beneficial ownership of the shares held by him as a trustee under the Paragraph V Trust. R. Carlton Seaver is the son of Richard C. Seaver, Chairman of the Board of Hydril, and brother of Christopher T. Seaver, President and Chief Executive Officer of Hydril. His business address is 444 South Flower Street, Suite 2300, Los Angeles, California 90071.
(11) The shares offered are held by the Paragraph V Trust of which Bank of America, N.A. is a trustee. Of the shares of class B common stock that Bank of America, N.A. may be deemed to beneficially own after this offering, over which it shares voting and dispositive power, it will hold 604,185 shares as a trustee under the Paragraph V Trust (see footnote 6) and 117,900 shares as a trustee of another trust of which it is not a beneficiary. Bank of America, N.A. disclaims beneficial ownership of all of the shares set forth opposite its name. The business address for Bank of America, N.A. is 2049 Century Park East, Suite 200, Los Angeles, California 90067.
(12) Myron E. Harpole reports that he may be deemed the beneficial owner of the shares set forth opposite his name. Of these shares, he exercises sole voting and dispositive power over 21,000 shares, which are held beneficially and of record by Mr. Harpole, and shared voting and dispositive power over 2,136,489 shares. With respect to the shares to which Mr. Harpole reports shared voting and dispositive power: (1) 1,466,424 shares are held by him as a trustee of the Endowment (see footnote 7); (2) 117,900 shares are held by him as a trustee of another trust of which he is not a beneficiary; and (3) 552,165 shares are held by him as the sole trustee of four charitable trusts of which he is not a beneficiary. Except for the 21,000 shares that Mr. Harpole owns beneficially and of record, he disclaims beneficial ownership of the shares set forth opposite his name. Mr. Harpole is one of 12 directors of The Seaver Institute (see footnote 4). Mr. Harpole's business address is 140 South Lake Avenue, Suite 274, Pasadena, California 91101.
(13) Northern Trust Bank of California, N.A. ("Northern Trust") reports that it may be deemed the beneficial owner of 1,466,424 shares of class B common stock over which it exercises shared voting and dispositive power as one of three trustees of the Endowment (see footnote 7). Northern Trust disclaims beneficial ownership of all of the shares set forth opposite its name. Northern Trust's business address is 355 South Grand Avenue, Suite 2500, Los Angeles, California 90071.
(14) T. Rowe Price Associates, Inc. reports sole voting power over 178,300 shares of common stock and sole dispositive power over 1,070,900 shares of common stock. The business address for T. Rowe Price Associates, Inc. is 100 Pratt Street, Baltimore, Maryland 21202.
(15) Capital Group International, Inc. ("CGI") is the parent holding company of a group of investment management companies including Capital Guardian Trust Company ("CGT"). CGI and CGT each report sole voting power over 693,000 shares of common stock and sole dispositive power over 907,900 shares of common stock. The business address for each of CGI and CGT is 11100 Santa Monica Boulevard, Los Angeles, California 90025.
(16) Boston Partners Asset Management, L.P. ("BPAM"), Boston Partners, Inc. ("BPI"), and Desmond John Heathwood report shared voting and dispositive power over 610,800 shares of common stock. BPAM owns of record 610,800 shares of common stock. BPI is the sole general partner of BPAM, and Mr. Heathwood is the principal stockholder of BPI. The business address of each of BPAM, BPI and Mr. Heathwood is 28 State Street, 20th Floor, Boston, Massachusetts 02109.
(17) Putnam Investments, LLC ("PI"), which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., reports shared voting power over 179,800 shares of common stock and shared dispositive power over 510,700 shares of common stock. PI wholly owns two registered investment advisers, The Putnam Advisory Company, LLC ("PAC"), with which it shares voting power over 179,800 shares and shares dispositive power over 372,900 shares, and Putnam Investment Management,

    LLC ("PIM"), with which it shares dispositive power over 137,800 shares. The business address of each of PI, PIM and PAC is One Post Office Square, Boston, Massachusetts 02109.
(18) Includes 400 shares of common stock owned beneficially and of record by Mr. McCormick's children.
(19) The shares shown in the table include 5,400 shares of class B common stock owned beneficially and of record by Mr. Seaver's wife and 135,000 shares of class B common stock issuable upon exercise of currently exercisable options.
(20) The shares shown in the table include 60,000 shares of class B common stock owned beneficially and of record by Mr. Seaver's wife and children.

(21) The class B shares shown in the table consist of shares issuable upon exercise of currently exercisable options.

(22) The shares offered are held by the Richard Seaver Trust and do not include the shares offered by the Paragraph V Trust. The shares beneficially owned and voting power after this offering do not reflect shares held by Richard C. Seaver as a trustee of three trusts as to which shares he disclaims beneficial ownership. See footnote 9. The class B common stock includes 192,100 shares issuable upon exercise of currently exercisable options.

                          DESCRIPTION OF CAPITAL STOCK

   The following description of our common stock, preferred stock, restated certificate of incorporation and restated bylaws are summaries thereof and are qualified by reference to our restated certificate of incorporation and our restated bylaws, copies of which have been filed with the Securities and Exchange Commission.

   Our authorized capital stock consists of 75,000,000 shares of common stock, par value $0.50 per share, 32,000,000 shares of class B common stock, par value $0.50 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. The number of authorized shares of any class or series of our capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of at least a majority of the then outstanding voting stock, voting as a single class. No separate class vote is required.

Common Stock

   All of the issued and outstanding shares of common stock and class B common stock are fully paid and nonassessable. Except as described below, shares of common stock and class B common stock will generally have identical rights.

   In addition, under our restated certificate of incorporation, holders of common stock and class B common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions.

   Voting Rights. Holders of common stock and class B common stock are entitled to notice of and to attend all meetings of our stockholders and to vote at all meetings together as a single class, except on matters where the holders of a class are entitled to vote separately under law or pursuant to our restated certificate of incorporation. The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. The holders of class B common stock are entitled to 10 votes per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election.

   Liquidation Preferences. If we are liquidated, dissolved or wound up, the holders of common stock and class B common stock will be entitled to receive distributions only after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock. If we are liquidated, dissolved or wound up, our assets legally available after satisfaction of all of our liabilities and the prior rights of our preferred stock will be distributed to the holders of common stock and class B common stock pro rata on a per share basis.

   Conversion Rights/Mandatory Conversion. Holders of common stock have no conversion rights. Holders of class B common stock may convert each share into one share of common stock at any time. In addition, shares of class B common stock will automatically convert into shares of common stock:

  . if class B common stock is transferred to any person or entity other than a holder of class B common stock or a person or entity related to current holders of class B common stock.

  . if at any time the number of outstanding shares of class B common stock represents less than ten percent of the total number of outstanding shares of common stock and class B common stock combined.

   Dividends. The common stock and class B common stock are entitled to share equally on a per share basis in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of common stock and class B common stock may be paid only as follows:

  . shares of common stock may be paid only to holders of common stock and shares of class B common stock may be paid only to holders of class B common stock; and

  . the number of shares of class B common stock paid as a dividend on each outstanding share of Class B common stock must be equal to the number of shares of common stock paid as a dividend on each outstanding share of common stock.

   Modification, Subdivision and Consolidation. Any change to the provisions in our restated certificate of incorporation adversely affecting the common stock or the class B common stock requires the separate affirmative vote of the class affected by such change, voting as a separate class. We may not subdivide or consolidate the shares of common stock or the shares of class B common stock without at the same time proportionately subdividing or consolidating the shares of the other class.

Preferred Stock

   General. Our board has authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each such series. The board may determine the designation and other terms of each series, including:

  .   dividend rights;

  .   conversion rights;

  .   voting powers;

  .   redemption rights; and

  .   liquidation preferences.

   The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock. It could also affect the likelihood that holders of common stock will receive dividend payments and payments upon liquidation. We have no present plans to issue any preferred stock.

   One of the consequences of our authorized but unissued common stock and undesignated preferred stock may be to enable our board to make more difficult or to discourage an attempt to obtain control of our company. Use of the common or preferred stock for this purpose might also protect incumbent management. If, in the exercise of its fiduciary obligations, our board were to determine that a takeover proposal was not in our best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:

  . diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

  . creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; and

  . effecting an acquisition that might complicate or preclude the takeover.

   In this regard, our charter grants our board broad power to establish the rights and preferences of the authorized and unissued preferred stock. Our board could establish one or more series of preferred stock which entitle holders:

  .   to vote separately as a class on any proposed merger or consolidation;

  . to cast a proportionately larger vote together with the common stock on any transaction or for all purposes;

  . to elect directors having terms of office or voting rights greater than those of other directors;

  . to convert preferred stock into a greater number of shares of common stock or other securities;

  . to demand redemption at a specified price under prescribed circumstances related to a change of control of our company; or

  .   to exercise other rights designed to impede a takeover.

Charter and Bylaw Provisions

   These provisions may be amended only by the affirmative vote of holders of at least 66 2/3% of the voting power of our capital stock.

   Stockholder Action by Written Consent. Our charter provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders. Thus, this provision prohibits stockholders from taking any action by written consent.

   Amendment of the Bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of 66 2/3% of the voting power of our capital stock present at the meeting.

   Special Meetings of Stockholders. Our charter precludes the ability of our stockholders to call special meetings of stockholders.

   Supermajority Vote Required for Some Transactions with Related Parties. Our charter also contains a "fair price" provision that applies to business combination transactions with any person or group that beneficially owns at least 10% of the aggregate voting power of our capital stock. To approve some types of transactions between us and a related person, the "fair price" provision requires the affirmative vote of the holders of

  .   at least 80% of the voting power, and

  . at least 66 2/3% of the voting power not beneficially owned by the related person.

These votes apply to these transactions:

  .   a merger, consolidation or share exchange,

  . a sale, lease, exchange, pledge or other disposition of assets having a fair market value of at least $10 million,

  .   a transfer or issuance of securities,

  . an adoption of a plan or proposal of voluntary liquidation or dissolution,

  .   reclassifications of securities or recapitalizations, and

  .   some other types of transactions involving the related person.

   The voting requirement will not apply to any transaction approved by our continuing directors or any transaction in which the consideration to be received by the holders of each class of our capital stock is

  . the same in form and amount as that paid in a tender offer in which the related person acquired at least 50% of the outstanding shares of that class and consummated not more than one year earlier or

  . not less in amount than the highest per share price paid by the related person for shares of such class.

   This provision could have the effect of delaying or preventing a change in control in a transaction or series of transactions that did not satisfy the "fair price" criteria.

   Other Limitations on Stockholder Actions. Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. In addition, our stockholders may not remove directors without cause.

   Classified Board. Only one of three classes of directors is elected each year. See "Management--Classified Board."

Delaware Antitakeover Law

   We are subject to Section 203 of the Delaware General Corporation Law. That section prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. An interested stockholder is any person, other than the corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. Section 203 may tend to deter any potential unfriendly offers or other efforts to obtain control of our company that are not approved by our board. This may deprive the stockholders of opportunities to sell shares of our common stock at prices higher than the prevailing market price.

Transfer Agent and Registrar

   ChaseMellon Shareholder Services is the transfer agent and registrar for our common stock.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated       , 2001, the selling stockholders have agreed to sell to
the underwriters named below, for whom Credit Suisse First Boston Corporation, Salomon Smith Barney, Inc., Bear, Stearns & Co. Inc., Dain Rauscher Incorporated and Simmons & Company International are acting as representatives, the following respective numbers of shares of common stock.

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Salomon Smith Barney Inc. .........................................
   Bear, Stearns & Co. Inc............................................
   Dain Rauscher Incorporated.........................................
   Simmons & Company International....................................
     Total............................................................
                                                                          ===

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

   The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 682,776 additional outstanding shares at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a selling concession of $        per share.
The underwriters and selling group members may allow a discount of $        per
share on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay.

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-Allotment Over-Allotment Over-Allotment Over-Allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
 and Commissions paid by
 selling stockholders...       $              $              $              $
Expenses payable by us..       $              $              $              $

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

   Our executive officers, directors, selling stockholders and holders of more than 2% of our outstanding shares of class B common stock have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in that respect.

   Dain Rauscher Incorporated and Simmons & Company International have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The representatives may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option -- a naked short position -- the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholders and the dealer from whom the purchase confirmation is received that

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .   the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the United States federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein and the selling stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Certain legal matters relating to the issuance of the shares of common stock offered by Hydril will be passed on for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters relating to the sale of shares by the selling stockholders will be passed on by O'Melveny & Myers LLP, Los Angeles, California. Certain legal matters in connection with the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

   The financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we have filed with the SEC relating to our common stock. As permitted by SEC rules, this prospectus does not contain all information we have included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. We file annual, quarterly and special reports, proxy statements and other information under the Securities Exchange Act of 1934. You may read and copy our filings with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

   We make our SEC filings available to the public on our website at http://www.hydril.com. Information contained on our website or any other website does not constitute part of this prospectus. We furnish our stockholders with annual reports that include a description of our operations and audited consolidated financial statements certified by an independent public accounting firm.

                                 HYDRIL COMPANY

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
UNAUDITED INTERIM FINANCIAL STATEMENTS:
Consolidated Balance Sheets--March 31, 2001 and December 31, 2000........   F-2
Unaudited Consolidated Statements of Operations--Three Months Ended March
 31, 2001 and March 31, 2000.............................................   F-4
Unaudited Consolidated Statements of Cash Flows--Three Months Ended March
 31, 2001 and March 31, 2000.............................................   F-5
Notes to Unaudited Consolidated Financial Statements.....................   F-6
AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report.............................................  F-10
Consolidated Balance Sheets--December 31, 2000 and 1999..................  F-11
Consolidated Statements of Operations--Years Ended December 31, 2000,
 1999 and 1998...........................................................  F-13
Consolidated Statements of Changes in Stockholders' Equity--Years Ended
 December 31, 2000, 1999 and 1998........................................  F-14
Consolidated Statements of Cash Flows--Years Ended December 31, 2000,
 1999 and 1998...........................................................  F-15
Notes to Consolidated Financial Statements...............................  F-16

                                 HYDRIL COMPANY

                          CONSOLIDATED BALANCE SHEETS
             (In Thousands, Except Share and Per Share Information)

                                                        March 31,  December 31,
                                                          2001         2000
                                                       ----------- ------------
                                                       (unaudited)
CURRENT ASSETS:
 Cash and cash equivalents............................  $ 65,079     $ 73,279
 Receivables:
  Trade, less allowance for doubtful accounts: 2001,
   $2,219; 2000, $2,706...............................    40,877       35,962
  Contract costs and estimated earnings in excess of
   billings...........................................       682        1,227
  Other...............................................     2,060        2,820
                                                        --------     --------
   Total receivables..................................    43,619       40,009
                                                        --------     --------
 Inventories:
  Finished goods......................................    26,675       27,508
  Work-in-process.....................................     8,202        4,600
  Raw Materials.......................................     7,692        8,039
                                                        --------     --------
    Total inventories.................................    42,569       40,147
                                                        --------     --------
 Deferred tax asset...................................     7,597        7,597
 Other current assets.................................     2,068        2,642
                                                        --------     --------
    Total current assets..............................   160,932      163,674
                                                        --------     --------
PROPERTY:
 Land and improvements................................    18,231       18,231
 Buildings and equipment..............................    39,889       39,031
 Machinery and equipment..............................   125,867      126,000
 Construction in progress.............................    10,202        5,487
                                                        --------     --------
    Total.............................................   194,189      188,749
  Less accumulated depreciation and amortization......  (111,571)    (109,679)
                                                        --------     --------
    Property, net.....................................    82,618       79,070
                                                        --------     --------
OTHER LONG-TERM ASSETS:
 Deferred tax asset...................................     5,744        7,169
 Other assets.........................................     4,794        4,733
                                                        --------     --------
    TOTAL.............................................  $254,088     $254,646
                                                        ========     ========



            See notes to unaudited consolidated financial statements

                                 HYDRIL COMPANY

                          CONSOLIDATED BALANCE SHEETS
             (In Thousands, Except Share and Per Share Information)

                                                       March 31,  December, 31,
                                                         2001         2000
                                                      ----------- -------------
                                                      (unaudited)
CURRENT LIABILITIES:
  Accounts payable...................................  $ 24,340     $ 22,530
  Billings in excess of contract costs and estimated
   earnings..........................................        60        4,063
  Accrued liabilities................................    13,781       17,973
  Current portion of long-term debt..................       549          534
  Current portion of capital leases..................       253          266
  Income taxes payable...............................       772        1,397
                                                       --------     --------
    Total current liabilities........................    39,755       46,763
                                                       --------     --------
LONG-TERM LIABILITIES:
  Long-term debt, excluding current portion..........    60,089       60,233
  Capital lease obligations..........................        --           53
  Deferred tax liability.............................       450          319
  Other..............................................    15,574       15,549
                                                       --------     --------
    Total long-term liabilities......................    76,113       76,154
                                                       --------     --------
CONTINGENCIES (Note 3)
STOCKHOLDERS' EQUITY:
  Capital stock:
   Preferred Stock-authorized, 10,000,000 shares of
    $1 par value; none issued or outstanding.........        --           --
   Common stock-authorized 75,000,000 shares of $.50
    par value; 8,783,680 and 8,641,200 shares issued
    and outstanding at March 31, 2001 and December
    31, 2000, respectively...........................     4,392        4,321
   Class B common stock-authorized, 32,000,000 shares
    of $.50 par value; 13,387,328 and 13,410,908
    shares issued and outstanding at March 31, 2001
    and December 31, 2000, respectively..............     6,694        6,705
   Additional paid in capital........................    39,582       38,333
   Retained earnings.................................    87,552       82,370
                                                       --------     --------
    Total stockholders' equity.......................   138,220      131,729
                                                       --------     --------
     TOTAL...........................................  $254,088     $254,646
                                                       ========     ========

            See notes to unaudited consolidated financial statements

                                 HYDRIL COMPANY

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Share and Per Share Amounts)

                                                         Three Months Ended
                                                              March 31,
                                                       ------------------------
                                                          2001         2000
                                                       -----------  -----------
REVENUES.............................................. $    55,522  $    44,759
COST OF SALES.........................................      37,618       32,840
                                                       -----------  -----------
GROSS PROFIT..........................................      17,904       11,919
                                                       -----------  -----------
SELLING, GENERAL & ADMINISTRATION EXPENSES:
  Engineering.........................................       2,484        1,586
  Sales and marketing.................................       3,636        3,424
  General and administration..........................       3,527        3,026
                                                       -----------  -----------
    Total.............................................       9,647        8,036
                                                       -----------  -----------
OPERATING INCOME......................................       8,257        3,883
INTEREST EXPENSE......................................      (1,094)      (1,364)
INTEREST INCOME.......................................       1,035          312
OTHER INCOME (EXPENSE)                                        (101)         (18)
                                                       -----------  -----------
INCOME BEFORE INCOME TAXES............................       8,097        2,813
PROVISION FOR INCOME TAXES............................       2,915          956
                                                       -----------  -----------
NET INCOME............................................ $     5,182  $     1,857
                                                       ===========  ===========
NET INCOME PER SHARE:
  BASIC............................................... $      0.23  $      0.10
                                                       ===========  ===========
  DILUTED............................................. $      0.23  $      0.10
                                                       ===========  ===========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC...............................................  22,053,462   19,379,040
  DILUTED.............................................  22,531,995   19,379,040


            See notes to unaudited consolidated financial statements

                                 HYDRIL COMPANY

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                              Three Months
                                                             Ended March 31,
                                                            ------------------
                                                              2001      2000
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................................ $  5,182  $  1,857
                                                            --------  --------
 Adjustments to reconcile net income to net cash used in
  operating activities:
  Depreciation.............................................    2,167     2,083
  Deferred income taxes....................................    1,619      (144)
  Provision for doubtful accounts..........................      (43)       25
  Change in operating assets and liabilities:
   Receivables.............................................   (4,112)     (739)
   Contract costs and estimated earnings in excess of
    billings...............................................      545    (1,865)
   Inventories.............................................   (2,422)    2,724
   Other current and noncurrent assets.....................      552      (458)
   Accounts payable........................................    1,810      (621)
   Billings in excess of contract costs and estimated
    earnings...............................................   (4,003)   (3,346)
   Accrued liabilities.....................................   (4,192)     (735)
   Income taxes payable....................................      170      (587)
   Other long-term liabilities.............................       25       529
                                                            --------  --------
    Net cash used in operating activities..................   (2,702)   (1,277)
                                                            --------  --------
NET CASH FROM INVESTING ACTIVITIES:
 Capital expenditures......................................   (5,817)   (1,198)
                                                            --------  --------
    Net cash used in investing activities..................   (5,817)   (1,198)
                                                            --------  --------
NET CASH FROM FINANCING ACTIVITIES:
 Proceeds from borrowings..................................       --     1,297
 Repayment of debt.........................................     (129)     (121)
 Repayment of capital leases...............................      (66)      (63)
 Net proceeds from exercise of stock options...............      514        --
                                                            --------  --------
    Net cash provided by financing activities..............      319     1,113
                                                            --------  --------
NET DECREASE IN CASH AND CASH EQUIVALENTS..................   (8,200)   (1,362)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...........   73,279    26,275
                                                            --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................. $ 65,079  $ 24,913
                                                            --------  --------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
 Interest paid............................................. $  1,043  $  1,364
 Income taxes paid:
  Domestic.................................................       --        --
  Foreign..................................................      733       941

            See notes to unaudited consolidated financial statements

                                 HYDRIL COMPANY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Note 1--BASIS OF PRESENTATION

   Principles of Consolidation--The consolidated financial statements include the accounts of Hydril Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Recent Accounting Standards--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 effective January 1, 2001. The adoption of this policy did not require any transition adjustment and did not materially affect the Company's results of operations or financial condition.

   Reclassifications--Certain prior year amounts within the consolidated financial statements have been reclassified to conform to the current year's presentation.

   Interim Presentation (Unaudited)--The accompanying consolidated interim financial statements and disclosures have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America and in the opinion of management reflect all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation in all material respects of the financial position and results for the interim periods. These financial statements should be read in conjunction with the audited financial statements and notes thereto. The results of operations for the three months ended March 31, 2001 are not necessarily indicative of results to be expected for the full year.

Note 2--LONG-TERM CONTRACTS

   The components of long-term contracts as of March 31, 2001 and December 31, 2000 consist of the following:

                                                        March 31, December 31,
                                                          2001        2000
                                                        --------- ------------
                                                            (in thousands)
   Costs and estimated earnings on uncompleted
    contracts..........................................  $ 6,501    $ 21,044
   Less: billings to date..............................   (5,879)    (23,880)
                                                         -------    --------
   Excess of costs and estimated earnings over
    billings...........................................  $   622    $(2,836)
                                                         =======    ========
   Included in the accompanying balance sheets under
    the following captions:
   Contract costs and estimated earnings in excess of
    billings...........................................  $   682    $  1,227
   Billings in excess of contract costs and estimated
    earnings...........................................      (60)     (4,063)
                                                         -------    --------
     Total.............................................  $   622    $(2,836)
                                                         =======    ========

                                 HYDRIL COMPANY

   From 1996 through 1999, the Company entered into 17 fixed-price contracts to provide pressure control equipment and subsea control systems for pressure control equipment. All of the subsea control systems and all of the pressure control equipment for these contracts were shipped prior to December 31, 2000.

   Losses incurred on these projects, including late delivery penalties, were $1,500,000 for the three months ended March 31, 2000. There were no such losses for the three months ended March 31, 2001. Provisions for estimated losses are determined by comparing total sales price to costs incurred plus estimated costs to complete the contract. Provision for estimated losses have been made, to the extent applicable, for all projects not completed as of March 31, 2001. As of March 31, 2001 and December 31, 2000, the Company has accrued a reserve for project losses of $1,736,000 and $3,263,000, respectively, relating to final installation and completion activities.

Note 3--CONTINGENCIES

   The Company is involved in legal proceedings arising in the ordinary course of business. In the opinion of management these matters are such that their outcome will not have a material adverse effect on the financial position or results of operations of the Company.

   The Company has been identified as a potentially responsible party at a waste disposal site in California. The Company also recently was identified as a potentially responsible party at a waste disposal site near Houston, Texas. Based on (a) the number of other potentially responsible parties, the total estimated site cleanup costs and its estimated share of such costs, including the possibility that our share of wastes may be viewed as de minimis, and (b) the availability of defenses to liability, including the availability of the "petroleum exclusion" under applicable laws, the Company does not expect these matters to materially affect its results of operations or financial condition. The Company's anticipated obligations have been adequately reserved for, in the opinion of management.

Note 4--LONG TERM DEBT

   The Company's borrowings as of March 31, 2001 and December 31, 2000 were as follows:

                                                          March 31, December 31,
                                                            2001        2000
                                                          --------- ------------
                                                              (in thousands)
   Senior notes..........................................  $60,000    $60,000
   Revolving lines of credit.............................       --         --
   IBM note financing....................................      638        767
                                                           -------    -------
     Total...............................................   60,638     60,767
   Less current portion..................................     (549)      (534)
                                                           -------    -------
     Total long-term debt................................  $60,089    $60,233
                                                           =======    =======

   The $60,000,000 senior secured notes bear interest at a rate of 6.85% per annum, which is payable quarterly. The senior notes mature June 30, 2003 and may not be prepaid prior to this date unless the Company pays the noteholders a make-whole premium based on prevailing market interest rates. The long-term note agreement for these notes has one financial event of default covenant, a minimum tangible net worth test, which the Company was in compliance with at March 31, 2001. Additional financial tests under the long-term note agreement, if not passed, restrict the Company's ability to incur additional indebtedness or make acquisitions, investments and restricted payments, such as pay dividends and repurchase capital stock. At March 31, 2001, the Company satisfied these financial incurrence tests.

   The Company has available a secured U.S. revolving line of credit of $25,000,000. The credit line will mature March 31, 2003. The Company may, at its election, borrow at either a prime or LIBOR based interest rate. Interest rates under the amended line fluctuate depending on the Company's leverage ratio and are prime

                                 HYDRIL COMPANY
plus a spread ranging from zero to 25 basis points or LIBOR plus a spread ranging from 125 to 225 basis points. At March 31, 2001, there were no outstanding borrowings under this credit facility. There are covenants under this line which require the Company to maintain certain financial ratios. The Company was in compliance with these covenants at March 31, 2001.

   The credit line and the senior notes are secured by a pledge of the Company's accounts receivable, inventory, equipment, intellectual property, material real property, and stock of subsidiaries.

   The Company also has two foreign lines of credit, one committed and one uncommitted, for a total of $13,000,000. The uncommitted line for $10,000,000 can be terminated at the bank's discretion. The interest rate for this line of credit is LIBOR plus 100 basis points. The committed line for $3,000,000 expires June 30, 2001. The interest rate for the committed line is the lender's base rate plus 150 basis points. There were no borrowings under either line as of March 31, 2001.

Note 5--EARNINGS PER SHARE

   The Company has presented basic and diluted income (loss) per share ("EPS") on the consolidated statement of operations. Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive EPS is based on the weighted average number of shares outstanding during each period and the assumed exercise of dilutive stock options less the number of treasury shares from the proceeds using the average market price for the Company's common stock for each of the periods presented. When potentially dilutive securities are anti-dilutive, they are not included in dilutive EPS. For the three months ended March 31, 2001, basic and dilutive weighted average shares outstanding were 22,053,462 and 22,531,995, respectively.

   For 2000, the only potentially dilutive securities are outstanding options to purchase 702,000 shares under the Company's 1999 Stock Option Plan. However, for the three months ended March 31, 2000, these securities were anti-dilutive and therefore were not included in the EPS calculations. The weighted average shares outstanding for the three months ended March 31, 2000, were 19,379,040.

Note 6--SEGMENT AND RELATED INFORMATION

   In accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", the Company has identified the following reportable segments: Premium Connection and Pressure Control.

   The Company's premium connection segment manufactures premium connections that are used in harsh drilling environments. Hydril applies premium threaded connections to tubulars owned by its customers and purchases pipe in certain international markets for threading and resale. Hydril manufactures premium threaded connections and provides services at facilities located in Houston, Texas; Westwego, Louisiana; Bakersfield, California; Nisku, Alberta, Canada; Aberdeen, Scotland; Veracruz, Mexico; Batam, Indonesia; Port Harcourt and Warri, Nigeria.

   The Company's pressure control segment manufactures a broad range of pressure control equipment used in oil and gas drilling and well completion typically employed in harsh environments. The Company's pressure control products are primarily safety devices that control and contain fluid and gas pressure during drilling, completion and maintenance in oil and gas wells. The Company also provides replacement parts, repair and field services for its installed base of pressure control equipment. Hydril manufactures pressure control products at two plant locations in Houston, Texas.

                                 HYDRIL COMPANY

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income or loss.

   Financial data for the business segments for the three months ended March 31, 2001 and 2000 is as follows:

                                                                Three Months
                                                               Ended March 31,
                                                               ----------------
                                                                2001     2000
                                                               -------  -------
                                                               (in thousands)
Revenues
  Premium Connection.......................................... $30,372  $21,613
  Pressure Control............................................  25,150   23,146
                                                               -------  -------
    Total..................................................... $55,522  $44,759
                                                               =======  =======
Operating income (loss)
  Premium Connection.......................................... $ 5,662  $ 5,981
  Pressure Control............................................   4,955      479
  Corporate Administration....................................  (2,360)  (2,577)
                                                               -------  -------
    Total..................................................... $ 8,257  $ 3,883
                                                               =======  =======
Depreciation expense
  Premium Connection.......................................... $ 1,338  $ 1,189
  Pressure Control............................................     414      454
  Corporate Administration....................................     415      440
                                                               -------  -------
    Total..................................................... $ 2,167  $ 2,083
                                                               =======  =======
Capital expenditures
  Premium Connection.......................................... $ 4,321  $   877
  Pressure Control............................................   1,136      265
  Corporate Administration....................................     360       56
                                                               -------  -------
    Total..................................................... $ 5,817  $ 1,198
                                                               =======  =======

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and the Board of Directors of Hydril Company:

We have audited the accompanying consolidated balance sheets of Hydril Company and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Houston, Texas
February 28, 2001

                                 HYDRIL COMPANY

                            CONSOLIDATED BALANCE SHEETS
             (In Thousands, Except Share and Per Share Information)

                                                             December 31,
                                                          --------------------
                                                            2000       1999
                                                          ---------  ---------
CURRENT ASSETS:
  Cash and cash equivalents.............................. $  73,279  $  26,275
  Receivables:
    Trade, less allowance for doubtful accounts: 2000,
     $2,706; 1999, $3,710................................    35,962     31,387
    Contract costs and estimated earnings in excess of
     billings............................................     1,227      8,116
    Other................................................     2,820      1,507
                                                          ---------  ---------
      Total receivables..................................    40,009     41,010
                                                          ---------  ---------
  Inventories:
    Finished goods.......................................    27,508     24,669
    Work-in-process......................................     4,600     14,078
    Raw materials........................................     8,039      6,664
                                                          ---------  ---------
      Total inventories..................................    40,147     45,411
                                                          ---------  ---------
  Deferred tax asset.....................................     7,597     10,342
  Other current assets...................................     2,642      2,652
                                                          ---------  ---------
      Total current assets...............................   163,674    125,690
                                                          ---------  ---------
PROPERTY:
  Land and improvements..................................    18,231     17,732
  Buildings and improvements.............................    39,031     38,288
  Machinery and equipment................................   126,000    127,535
  Construction-in-progress...............................     5,487      1,358
                                                          ---------  ---------
      Total..............................................   188,749    184,913
  Less accumulated depreciation and amortization.........  (109,679)  (110,334)
                                                          ---------  ---------
      Property, net......................................    79,070     74,579
                                                          ---------  ---------
OTHER LONG-TERM ASSETS:
  Deferred tax asset.....................................     7,169      7,318
  Other assets...........................................     4,733      4,221
                                                          ---------  ---------
      TOTAL.............................................. $ 254,646  $ 211,808
                                                          =========  =========


                 See notes to consolidated financial statements

                                 HYDRIL COMPANY

                          CONSOLIDATED BALANCE SHEETS
             (In Thousands, Except Share and Per Share Information)

                                                                December 31,
                                                              -----------------
                                                                2000     1999
                                                              -------- --------
CURRENT LIABILITIES:
  Accounts payable........................................... $ 22,530 $ 14,324
  Billings in excess of contract costs and estimated
   earnings..................................................    4,063    7,306
  Accrued liabilities........................................   17,973   20,769
  Current portion of long-term debt..........................      534      498
  Current portion of capital leases..........................      266      255
  Income taxes payable.......................................    1,397    1,160
                                                              -------- --------
      Total current liabilities..............................   46,763   44,312
                                                              -------- --------
LONG-TERM LIABILITIES:
  Long-term debt, excluding current portion..................   60,233   72,721
  Capital lease obligations..................................       53      318
  Deferred tax liability.....................................      319       --
  Other......................................................   15,549   18,011
                                                              -------- --------
      Total long-term liabilities............................   76,154   91,050
                                                              -------- --------
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS' EQUITY:
  Capital stock:
    Preferred stock--authorized, 10,000,000 shares of $1 par
     value; none issued or outstanding.......................
    Common stock--authorized 75,000,000 shares of $.50 par
     value; 8,641,200 shares issued and outstanding at
     December 31, 2000 and none issued and outstanding at
     December 31, 1999.......................................    4,321       --
    Class B common stock--authorized, 32,000,000 shares of
     $.50 par value; 13,410,908 and 19,379,040 shares issued
     and outstanding at December 31, 2000 and 1999,
     respectively............................................    6,705    9,690
  Additional paid in capital.................................   38,333       --
  Retained earnings..........................................   82,370   66,756
                                                              -------- --------
      Total stockholders' equity.............................  131,729   76,446
                                                              -------- --------
      TOTAL.................................................. $254,646 $211,808
                                                              ======== ========


                 See notes to consolidated financial statements

                                 HYDRIL COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Share and Per Share Amounts)

                                                Year Ended December 31,
                                            ----------------------------------
                                               2000        1999        1998
                                            ----------  ----------  ----------
REVENUES................................... $  180,022  $  159,425  $  239,212
COST OF SALES..............................    123,802     133,770     208,808
                                            ----------  ----------  ----------
GROSS PROFIT...............................     56,220      25,655      30,404
                                            ----------  ----------  ----------
SELLING, GENERAL & ADMINISTRATION EXPENSES
  Engineering..............................      7,033       7,059       6,179
  Sales and marketing......................     13,205      14,282      18,443
  General and administration...............     14,564      12,063      16,426
                                            ----------  ----------  ----------
    Total..................................     34,802      33,404      41,048
                                            ----------  ----------  ----------
OPERATING INCOME (LOSS)....................     21,418      (7,749)    (10,644)
INTEREST EXPENSE...........................     (4,963)     (5,528)     (4,347)
INTEREST INCOME............................      2,320       1,314         855
OTHER INCOME (EXPENSE):
  Rental income (expense)..................         (2)        124       1,121
  Gain (loss) on marketable securities.....      3,576         253      (8,882)
  Other....................................      1,859         620         (73)
                                            ----------  ----------  ----------
    Total..................................      5,433         997      (7,834)
                                            ----------  ----------  ----------
INCOME (LOSS) BEFORE INCOME TAXES..........     24,208     (10,966)    (21,970)
PROVISION (BENEFIT) FOR INCOME TAXES.......      8,594      (3,729)     (7,470)
                                            ----------  ----------  ----------
NET INCOME (LOSS).......................... $   15,614  $   (7,237) $  (14,500)
                                            ==========  ==========  ==========
INCOME (LOSS) PER SHARE:
  BASIC.................................... $     0.78  $    (0.37) $    (0.75)
  DILUTED.................................. $     0.76  $    (0.37) $    (0.75)
WEIGHTED AVERAGE SHARES OUTSTANDING:
  BASIC.................................... 20,022,607  19,379,040  19,384,248
  DILUTED.................................. 20,557,495  19,379,040  19,384,248


                 See notes to consolidated financial statements

                                 HYDRIL COMPANY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              For the Years Ended December 31, 1998, 1999 and 2000
               (In Thousands, Except Share and Per Share Amounts)

                                                 Class B                               Accumulated
                            Common Stock      Common Stock       Additional               Other
                          ---------------- --------------------   Paid in   Retained  Comprehensive
                           Shares   Amount   Shares     Amount    Capital   Earnings     Income      Total
                          --------- ------ -----------  -------  ---------- --------  ------------- --------
Balance, December 31,
 1997...................            $   --  19,385,040  $ 9,690   $    --   $ 90,463      $557      $100,710
Comprehensive Loss:
 Net Loss...............         -- $   --          --  $    --   $    --   $(14,500)     $ --      $(14,500)
 Other comprehensive
  income, net of tax;
  Reclassification
   adjustment,
  Realized gain
   included in net
   loss,
  Net of tax............         --     --          --       --        --         --      (557)         (557)
                          --------- ------ -----------  -------   -------   --------      ----      --------
   Total Comprehensive
    Loss................                --                   --        --    (14,500)     (557)      (15,057)
Stock repurchase........         --     --      (6,000)      --        --        (31)       --           (31)
Dividends paid ($.10 per
 share).................         --     --          --       --        --     (1,939)       --        (1,939)
                          --------- ------ -----------  -------   -------   --------      ----      --------
Balance, December 31,
 1998...................         --     --  19,379,040  $ 9,690        --   $ 73,993      $ --      $ 83,683
                          ========= ====== ===========  =======   =======   ========      ====      ========
Comprehensive Loss:
 Net Loss...............         -- $   --          --  $    --   $    --   $ (7,237)     $ --      $ (7,237)
                          --------- ------ -----------  -------   -------   --------      ----      --------
   Total Comprehensive
    Loss................         --     --          --       --        --     (7,237)       --        (7,237)
                          --------- ------ -----------  -------   -------   --------      ----      --------
Balance, December 31,
 1999...................         -- $       19,379,040  $ 9,690             $ 66,756      $ --      $ 76,446
                          ========= ====== ===========  =======   =======   ========      ====      ========
Comprehensive Income:
 Net Income.............         -- $   --          --  $    --        --   $ 15,614      $ --      $ 15,614
                          --------- ------ -----------  -------   -------   --------      ----      --------
   Total Comprehensive
    Income..............         --     --          --       --        --     15,614        --        15,614
                          --------- ------ -----------  -------   -------   --------      ----      --------
Shares sold by existing
 stockholders in initial
 public offering........  5,927,332  2,965 (5,927,332)  (2,965)        --         --        --            --
Issuance of Common stock
 in initial public
 offering...............  2,673,068  1,336          --       --    38,333         --        --        39,669
Conversion of Class B
 Common stock to Common
 stock..................     40,800     20     (40,800)     (20)       --         --      $ --            --
Balance, December 31,
 2000...................  8,641,200 $4,321  13,410,908  $ 6,705   $38,333   $ 82,370      $ --      $131,729
                          ========= ====== ===========  =======   =======   ========      ====      ========

                 See notes to consolidated financial statements

                                 HYDRIL COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                            Year Ended
                                                           December 31,
                                                    ----------------------------
                                                      2000      1999      1998
                                                    --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $ 15,614  $ (7,237) $(14,500)
                                                    --------  --------  --------
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
   Depreciation...................................     8,579     7,851     6,324
   Deferred income taxes..........................     3,213    (7,643)  (13,251)
   Provision for doubtful accounts................      (435)     (317)    3,019
   (Gain) loss on XLS/marketable securities.......        --      (253)    8,882
   Loss on asset disposition......................       626        --        --
  Gain on sale of real estate holdings not used in
   operations.....................................    (1,870)     (649)       --
  Gain on put mediation settlement................    (3,576)       --        --
  Change in operating assets and liabilities:
   Receivables....................................    (5,453)   13,499    (3,869)
   Contract costs and estimated earnings in excess
    of billings...................................     6,889    18,666    (3,719)
   Inventories....................................     5,264    12,531    (9,672)
   Other current and noncurrent assets............      (895)    1,707    (4,234)
   Accounts payable...............................     8,206   (15,058)      246
   Billings in excess of contract costs and
    estimated earnings............................    (3,243)   (3,772)    6,523
   Accrued liabilities............................    (2,796)   (7,989)    3,179
   Income taxes payable...........................       237    (1,226)      955
   Other long-term liabilities....................    (2,462)       74     2,602
                                                    --------  --------  --------
     Net cash provided by (used in) operating
      activities..................................    27,898    10,184   (17,515)
                                                    --------  --------  --------
NET CASH FROM INVESTING ACTIVITIES:
  Proceeds from sale of real estate holdings not
   used in operations.............................     2,100     1,996        --
  Proceeds from disposition of assets.............        42        --        --
  Proceeds from sale of marketable securities.....        --    13,108        --
  Proceeds from exercise of put option............        --        --       981
  Proceeds from put mediation settlement..........     3,576        --        --
  Disbursements for purchase/construction of Batam
   plant..........................................        --        --    (1,427)
  Capital expenditures............................   (13,575)   (8,790)  (14,340)
                                                    --------  --------  --------
   Net cash provided by (used in) investing
    activities....................................    (7,857)    6,314   (14,786)
                                                    --------  --------  --------
NET CASH FROM FINANCING ACTIVITIES:
  Proceeds from borrowings........................     2,697        --    61,836
  Repayment of debt...............................   (15,149)  (11,827)  (31,976)
  Repayment of capital leases.....................      (254)     (233)     (167)
  Payment of dividends............................        --        --    (1,939)
  Repurchase common stock.........................        --        --       (31)
  Net proceeds from initial public offering of
   common stock...................................    39,669        --        --
                                                    --------  --------  --------
   Net cash provided by (used in) financing
    activities....................................    26,963   (12,060)   27,723
                                                    --------  --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................    47,004     4,438    (4,578)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..    26,275    21,837    26,415
                                                    --------  --------  --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD........  $ 73,279  $ 26,275  $ 21,837
                                                    ========  ========  ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...................................  $  5,025  $  5,528  $  4,347
  Income taxes (refunded) paid:
   Domestic.......................................       195       133      (134)
   Foreign........................................     3,930     3,629     4,842

                 See notes to consolidated financial statements

                                 HYDRIL COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Nature of Operations--Hydril Company (the "Company") operates principally in the oilfield equipment industry on a worldwide basis. Operations involve engineering, manufacturing and marketing high performance specialty equipment for use in the exploration and production of oil and gas. The Company's customer base consists primarily of steel pipe distributors, major oil companies, independent oil and gas producers, drilling contractors and rental companies. The Company operates in two business segments -- Premium Connection and Pressure Control (see Note 13 for further information).

   Principles of Consolidation--The consolidated financial statements include the accounts of Hydril Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Revenue Recognition--Revenues for all products and services are recognized at the time such products are delivered or services are performed, except as described below.

   Revenues from long-term contracts, which are generally contracts from six to eighteen months and an estimated contract price in excess of $1,000,000 are recognized using the percentage-of-completion method measured by the percentage of cost incurred to estimated final cost. Contract costs include all direct material, labor and subcontract costs and those indirect costs related to contract performance. Provisions are made currently for the entire amount of anticipated losses on uncompleted contracts. Changes in contract performance, conditions and estimated profitability may result in revisions to estimated costs and income or loss and will be recognized in the period in which those revisions are determined. It is at least reasonably possible that estimates of contract costs could be revised in the near term. Revenues from long-term contracts were approximately 8%, 12% and 17% of total revenues for the years ended December 31, 2000, 1999 and 1998, respectively.

   Cash and Cash Equivalents--Cash equivalents are highly liquid investments including commercial paper and time deposits having original maturities of three months or less.

   Allowance for Doubtful Accounts--The Company maintains an allowance for doubtful accounts based on its best estimate of accounts receivable considered to be uncollectible. An analysis of the activity in the allowance for doubtful accounts for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                          2000    1999    1998
                                                         ------  ------  ------
                                                            (in thousands)
   Beginning balance.................................... $3,710  $4,144  $1,125
   Additions charged to expense.........................   (435)   (317)  3,019
   Accounts written off.................................   (574)   (118)     (7)
   Recoveries...........................................      5       1       7
                                                         ------  ------  ------
     Ending balance..................................... $2,706  $3,710  $4,144
                                                         ======  ======  ======

   Inventories--Inventories are stated at the lower of cost or market. Inventory costs include material, labor and production overhead. Cost is determined by the last in, first out ("LIFO") method for substantially all

                                 HYDRIL COMPANY
pressure control products (approximately 80% and 90% of total gross inventories at December 31, 2000 and 1999, respectively) and by the first in, first out ("FIFO") method for all other inventories. If the FIFO method had been used to value all inventories, the cost would have been $11,895,000, $12,136,000 and $13,239,000 higher at December 31, 2000, 1999 and 1998, respectively.

   The Company periodically reviews its inventory for excess or obsolete items and provides a reserve for the difference in the carrying value of excess or obsolete items and their estimated net realizable value. An analysis of the excess and obsolete inventory reserve for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                        2000     1999     1998
                                                       -------  -------  ------
                                                           (in thousands)
   Beginning balance.................................. $ 6,386  $ 8,531  $5,901
   Provision for excess and obsolete inventory........   1,189    2,423   3,296
   Inventory disposed of during the year..............  (1,064)  (4,568)   (666)
                                                       -------  -------  ------
     Ending balance................................... $ 6,511  $ 6,386  $8,531
                                                       =======  =======  ======

   Property--Property, plant and equipment is recorded at cost. Expenditures for renewals, replacements and improvements are capitalized. Maintenance and repairs are charged to operating expenses as incurred. Depreciation of property, including that under capital leases, is based on the straight-line method. Rates are based upon the estimated useful lives of the various classes of property, generally as follows:

   Buildings and improvements....................................... 20-45 years
   Machinery and equipment..........................................  3-12 years

   Upon retirement or other disposal of fixed assets, the costs and related accumulated depreciation are removed from the respective accounts and any gains or losses are included in the results of operations.

   Depreciation expense was $8,579,000, $7,851,000 and $6,324,000, for the years ended December 31, 2000, 1999 and 1998, respectively.

   Included in other assets within the consolidated balance sheets at December 31, 2000 and 1999 are $2,701,000 and $2,945,000 respectively, of real estate holdings. These holdings are composed of land and buildings in the United States not currently used in operations, which may be sold if prices acceptable to the Company can be obtained. Such holdings are reported at the lower of their carrying amount or fair value less estimated costs to sell.

   Impairment of Long-Lived Assets--The Company reviews its long-lived assets for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. The determination of recoverability is made based upon the estimated undiscounted future cash flows of the related asset.

   Research and Development Costs--The Company engages in research and development activities to develop new products and to significantly improve existing products. Some of these activities are conducted with other industry participants or government organizations who reimburse the Company for costs incurred by the Company on their behalf. The Company expenses as incurred all research and development costs that are not reimbursable by other parties. Research and development expenses, net of reimbursement, were $1,430,000, $1,107,000 and $1,526,000, for the years ended December 31, 2000, 1999 and
1998, respectively.

   Stock-Based Compensation--The Company accounts for stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to

                                 HYDRIL COMPANY

Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the common stock.

   Environmental Liabilities--The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

   Income Taxes--The Company follows the liability method of accounting for income taxes under which deferred tax assets and liabilities are recognized for the future tax consequences of (i) temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period. United States deferred income taxes have been provided on unremitted earnings of foreign subsidiaries.

   Foreign Currencies Translation--The Company's foreign operations are closely integrated with and are extensions of the Company's U.S. operations. Accordingly, the U.S. dollar is the functional currency for all of the Company's foreign operations. Inventory, property, plant and equipment, cost of sales and depreciation are remeasured from the local currency to U.S. dollars at historical exchange rates. Monetary assets and liabilities are remeasured at current exchange rates on the balance sheet date. Income and expense accounts, other than cost of sales and depreciation, are remeasured at weighted average exchange rates during the year. Gains and losses resulting from those remeasurements are included in the statements of operations.

   Concentration of Credit and Customer Risk--The Company sells its products to a broad group of steel pipe distributors, major and independent domestic and international oil and gas companies and national oil companies, as well as domestic and international drilling contractors and rental companies. See Note 13 for further information on major customers. The Company performs ongoing credit evaluations of its customers and provides allowance for probable credit losses where necessary.

   Recent Accounting Standards--In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted SFAS 133 effective January 1, 2001. The adoption of this policy did not require any transition adjustment and thus, did not materially affect the Company's results of operations or financial condition.

   Reclassifications--Certain prior year amounts within the consolidated financial statements have been reclassified to conform to the current year's presentation.

                                 HYDRIL COMPANY

2. ACCRUED LIABILITIES AND OTHER LONG-TERM LIABILITIES

   Accrued liabilities and other long-term liabilities as of December 31, 2000 and 1999 consisted of the following:

                                                                 December 31,
                                                                ---------------
                                                                 2000    1999
                                                                ------- -------
                                                                (in thousands)
   Accrued liabilities:
     Reserve for losses on projects (Note 3)................... $ 3,263 $ 7,478
     Employee benefits.........................................   4,136   3,663
     Taxes (property, sales, payroll, other)...................   2,861   2,601
     Accrued payroll, bonus and severance......................   3,499   1,856
     Other.....................................................   4,214   5,171
                                                                ------- -------
                                                                $17,973 $20,769
                                                                ======= =======
   Other long-term liabilities:
     Post retirement health and life benefits.................. $10,452 $10,994
     Pension plan benefits.....................................   4,980   6,461
     Other.....................................................     117     556
                                                                ------- -------
                                                                $15,549 $18,011
                                                                ======= =======

3. LONG-TERM CONTRACTS

   The components of long-term contracts as of December 31, 2000 and 1999 consist of the following:

                                                              December 31,
                                                            ------------------
                                                              2000      1999
                                                            --------  --------
                                                             (in thousands)
   Costs and estimated earnings on uncompleted contracts..  $ 21,044  $ 39,450
   Less: billings to date.................................   (23,880)  (38,640)
                                                            --------  --------
   Excess of costs and estimated earnings over billings...  $ (2,836) $    810
                                                            ========  ========
   Included in the accompanying balance sheets under the
    following captions:
   Contract costs and estimated earnings in excess of
    billings..............................................  $  1,227  $  8,116
   Billings in excess of contract costs and estimated
    earnings..............................................    (4,063)   (7,306)
                                                            --------  --------
     Total................................................  $ (2,836) $    810
                                                            ========  ========

   Beginning in 1996 and through 1999, the Company entered into 17 fixed-price contracts to provide pressure control equipment and subsea control systems for pressure control equipment. As of December 31, 2000, all of the subsea control systems and all of the pressure control equipment for these contracts had been shipped.

   Losses incurred on these projects, including late delivery penalties, were approximately $1,500,000 $3,700,000 and $27,500,000 for the years ended December 31, 2000, 1999 and 1998, respectively. Provisions for estimated losses are determined by comparing total sales price to costs incurred plus estimated costs to complete the contract. Provision for estimated losses have been made, to the extent applicable, for all projects not completed as of December 31, 2000. As of December 31, 2000 and 1999, the Company has accrued a reserve for project losses of $3,263,000 and $7,478,000, respectively.

                                 HYDRIL COMPANY

   The Company incurred late delivery penalties when projects were not delivered timely because of evolving engineering design, individual project customization and limited manufacturing capacity. The late delivery penalties are expected to be settled with customers shortly after the Company's completion of contract requirements by customers taking payment deductions from final invoices. As of December 31, 2000 and 1999, the Company has accrued as part of the reserve for project losses $1,756,000 and $6,097,000, respectively, for late delivery penalties.

   In August 2000, the Company was awarded a project to deliver a subsea control system substantially similar to a system the Company previously designed and manufactured. As of December 31, 2000 and 1999, the Company had $1,525,000 and $2,327,000, respectively, of receivables representing amounts billed to, but unpaid, by customers pending completion of the projects.

4. LONG-TERM DEBT

   The Company's borrowings as of December 31, 2000 and 1999 were as follows:

                                                                December 31,
                                                               ----------------
                                                                2000     1999
                                                               -------  -------
                                                               (in thousands)
   Senior notes............................................... $60,000  $60,000
   Revolving lines of credit:
     U.S......................................................      --   11,954
     Foreign..................................................      --       --
   IBM note financing.........................................     767    1,265
                                                               -------  -------
       Total..................................................  60,767   73,219
   Less current portion.......................................    (534)    (498)
                                                               -------  -------
       Total long-term debt................................... $60,233  $72,721
                                                               =======  =======

   Senior notes--On June 26, 1998, the Company issued $60,000,000 in senior notes due June 30, 2003. The notes bear interest at a rate of 6.85% payable quarterly. The senior notes may not be prepaid prior to maturity unless the Company pays the noteholders a make-whole premium based on prevailing market interest rates, which as of December 31, 2000, would require a premium payment of $62,000.

   Revolving lines of credit--As of December 31, 2000, the Company has available a secured U.S. revolving line of credit of $25,000,000. The credit line will mature March 31, 2003. The Company may, at its election, borrow at either a prime or LIBOR based interest rate. Interest rates under the amended line fluctuate depending on the Company's leverage ratio and are prime plus a spread ranging from zero to 25 basis points or LIBOR plus a spread ranging from 125 to 225 basis points. At December 31, 2000, there were no outstanding borrowings under this credit facility.

   Additionally, the Company has foreign revolving lines of credit, committed and uncommitted, totaling $13,000,000, of which none was outstanding at December 31, 2000. The uncommitted line for $10,000,000 can be terminated at the bank's discretion and the committed line for $3,000,000 expired February 28, 2001. Interest on the outstanding borrowings under the foreign revolving lines of credit is payable quarterly at rates ranging from LIBOR plus 100 basis points (7.40% at December 31, 2000) to a bank base rate plus 150 basis points (7% at December 31, 2000).

   Covenants--The U.S. revolving line of credit requires the Company to comply with certain covenants and financial tests. The financial covenants under the line of credit consist of a requirement to maintain minimum

                                 HYDRIL COMPANY
levels of tangible net worth, to not exceed levels of debt specified in the agreement, to comply with a fixed coverage test and to not exceed a maximum leverage ratio. The long-term note agreement for the senior notes has one financial event of default covenant, which is a minimum tangible net worth test. Additional financial tests under the long-term note agreement, if not passed, restrict the Company's ability to incur additional indebtedness or make acquisitions, investments and restricted payments, such as pay dividends and repurchase capital stock.

   Collateral--The senior notes and the U.S. revolving line of credit are secured, on a pari passu basis, by accounts receivable, inventory, equipment, intellectual property, certain real property, 100% of the stock of domestic subsidiaries, and 65% of the stock of foreign subsidiaries.

   IBM note financing--The Company is financing certain equipment and completed consulting agreements with IBM over a five-year period beginning June 1997. The notes bear interest at 4.90%--7.61% per annum.

   Debt maturities--The estimated remaining principal payments on the outstanding debt, exclusive of capital lease obligations, as of December 31, 2000 are as follows (in thousands):

   Debt Maturities                                                        Total
   ---------------                                                       -------
   2001................................................................. $   534
   2002.................................................................     233
   2003.................................................................  60,000
                                                                         -------
     Total.............................................................. $60,767
                                                                         =======

5. INCOME TAXES

   The geographical sources of income (loss) before income taxes for the years ended December 31, 2000, 1999 and 1998 were as follows:

                                                     2000     1999      1998
                                                    ------- --------  --------
                                                         (in thousands)
   United States................................... $11,149 $(14,345) $(20,998)
   Foreign.........................................  13,059    3,379      (972)
                                                    ------- --------  --------
   Income (loss) before income taxes............... $24,208 $(10,966) $(21,970)
                                                    ======= ========  ========

   The provision (benefit) for income taxes for the years ended December 31, 2000 and 1999 consisted of the following:

                                                       2000    1999      1998
                                                      ------  -------  --------
                                                          (in thousands)
   United States:
     Current......................................... $   66  $    --  $    337
     Deferred........................................  3,286   (7,421)  (12,957)
   Foreign:
     Current.........................................  5,315    3,914     5,444
     Deferred........................................    (73)    (222)     (294)
                                                      ------  -------  --------
       Total......................................... $8,594  $(3,729) $ (7,470)
                                                      ======  =======  ========

                                 HYDRIL COMPANY

   The consolidated effective income tax rates (as a percentage of income before income taxes) for the years ended December 31, 2000, 1999 and 1998 varies from the United States statutory income tax rate for the reasons set forth below:

                                                             2000  1999   1998
                                                             ----  ----   ----
   Statutory rate........................................... 35.0% 35.0%  35.0%
   Nondeductible expenses...................................  0.3% (0.7)% (0.5)%
   Other....................................................  0.2% (0.3)% (0.5)%
                                                             ----  ----   ----
     Effective Rate......................................... 35.5% 34.0%  34.0%
                                                             ====  ====   ====

   Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for accounting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000 and 1999 were as follows:

                                                              2000      1999
                                                            --------  --------
                                                             (in thousands)
   Deferred tax assets:
   Inventory capitalization cost..........................  $  2,428  $  3,567
   Accrued expenses and other items not deductible for tax
    purposes..............................................    10,719    12,500
   Net operating loss carryforward........................     4,730     5,191
   Alternative minimum tax and foreign tax credits........     6,232     6,118
   Other..................................................     1,067     1,366
                                                            --------  --------
     Total deferred tax assets............................    25,176    28,742
   Deferred tax liabilities:
   Property, plant and equipment..........................    (3,250)   (2,319)
   Unrepatriated foreign earnings.........................    (7,479)   (8,763)
                                                            --------  --------
     Total deferred tax liability.........................   (10,729)  (11,082)
                                                            --------  --------
   Net deferred tax asset.................................  $ 14,447  $ 17,660
                                                            ========  ========

   At December 31, 2000, the Company had approximately $13,500,000 of net operating losses available to offset future taxable income through the year 2019. In addition, the Company has approximately $700,000 of federal alternative minimum tax credits which are available to reduce future federal income tax payable, if any, over an indefinite period (although not below the tentative minimum tax otherwise due in any year), and approximately $5,500,000 of foreign tax credits which are available to reduce future U.S. income taxes payable, if any, through the year 2004.

6. EMPLOYEE BENEFITS

   Post Retirement Benefits--The Company has a defined benefit pension plan covering substantially all of its U.S. employees. Benefits are based on the employees' years of service and compensation. Plan assets consist primarily of investments in equities and money market funds.

   Additionally, the Company provides certain medical, life insurance and/or dental benefits for eligible employees, hired before July 1, 1997, who have retired under one of the Company's pension plans. Effective December 31, 1999, the Company changed eligibility provisions for this plan, significantly reducing the number of participants. Under the provisions of SFAS No. 106, "Employers' Accounting for Post retirement Benefits Other Than Pensions," this change to the plan resulted in the recognition of $2,225,000 of net curtailment gains in 1999. Also effective December 31, 1999, the Company changed the plan to increase

                                HYDRIL COMPANY
premiums and reduce lifetime cap provisions. These negative plan amendments resulted in an additional $4,579,000 of negative prior service cost that will be amortized as a reduction of expense over the remaining life expectancy of fully eligible participants.

   The benefit obligation, value of plan assets, and funded status component costs of the plans are as follows:

                                                            Post Retirement
                                             Pension        Health and Life
                                            Benefits           Benefits
                                         ----------------  ------------------
                                          2000     1999      2000      1999
                                         -------  -------  --------  --------
                                                  (in thousands)
Benefit obligation at beginning of
 year................................... $20,878  $21,761  $  6,682  $ 12,737
  Service cost..........................   1,245    1,521        50       372
  Interest cost.........................   1,533    1,489       489       804
  Participant contributions.............      --       --        51        11
  Plan amendments.......................      --       --        --    (4,579)
  Curtailment (gain)/loss...............      --       --        --    (2,225)
  Benefits paid.........................    (413)    (281)     (862)     (895)
  Actuarial (gain)/loss.................      65   (3,612)      145       457
                                         -------  -------  --------  --------
    Benefit obligation at end of year... $23,308  $20,878  $  6,555  $  6,682
                                         =======  =======  ========  ========
Fair value of plan assets at beginning
 of year................................ $12,759  $14,057        --        --
  Actual return on plan assets..........     943     (915)       --        --
  Employer contributions................   2,644       --  $    810  $    884
  Participant contributions.............      --       --        51        11
  Benefits paid.........................    (413)    (281)     (861)     (895)
  Administrative expenses...............     (30)    (102)       --        --
                                         -------  -------  --------  --------
    Fair value of plan assets at end of
     year............................... $15,903  $12,759  $      0  $      0
                                         =======  =======  ========  ========
Reconciliation of plan funded status
  Funded status......................... $(7,405) $(8,119) $ (6,555) $ (6,682)
  Unrecognized actuarial (gain)/loss....     116      (94)     (233)     (378)
  Unrecognized transition obligation....     405      599        --        --
  Unamortized prior service cost........     (36)     (45)   (4,091)   (4,579)
                                         -------  -------  --------  --------
    Net amount recognized at year-end... $(6,920) $(7,659) $(10,879) $(11,639)
                                         =======  =======  ========  ========

                                                           Post Retirement
                                                           Health and Life
                                 Pension Benefits              Benefits
                              -------------------------  ----------------------
                               2000     1999     1998    2000    1999     1998
                              -------  -------  -------  -----  -------  ------
                                             (in thousands)
Components of net periodic
 benefit cost
  Service cost..............  $ 1,245  $ 1,521  $ 1,255  $  50  $   372  $  401
  Interest cost.............    1,533    1,489    1,316    489      804     822
  Expected return on plan
   assets...................   (1,057)  (1,251)  (1,370)    --       --      --
  Amortization of prior
   service cost.............       (9)      (9)      (9)  (488)      --      --
  Amortization of transition
   obligation...............      193      193      193     --       --      --
  Recognized actuarial
   gain.....................       --       --      (53)    --       --     (18)
                              -------  -------  -------  -----  -------  ------
    Net periodic cost.......  $ 1,905  $ 1,943  $ 1,332  $  51  $ 1,176  $1,205
                              =======  =======  =======  =====  =======  ======
Additional (gain) recognized
 due to:
  Curtailment...............                             $  --  $(2,225)
                                                         =====  =======

                                 HYDRIL COMPANY

   The assumed discount rate and salary increase rate used in determining the benefit obligation were 7.50% and 4.50%, respectively, at December 31, 2000. Such rates used at December 31, 1999 and 1998 were 7.75% and 4.50% and 6.75% and 4.50%, respectively. The expected long-term rate of return on pension plan assets at December 31, 2000, 1999 and 1998 was 9%, 8% and 9%, respectively.

   A 9% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000 in determining the benefit obligation for the post retirement health and life plan. This rate is assumed to decrease gradually to 5% for 2004 and remain at that level thereafter.

   The assumed health care cost trend rates have a significant effect on the amounts reported for the post retirement health and life plan. A one percent change in the assumed health care cost trend rates would have the following effects:

                                                               One Percent
                                                            -----------------
                                                            Increase Decrease
                                                            -------- --------
                                                             (in thousands)
   Effect on total of service and interest cost components
    for 2000...............................................   $ 10    $ (10)
   Effect on December 31, 2000 benefit obligation..........    138     (136)

   Defined Contribution Plan--The Company has an employee savings plan under which U.S. employees can invest up to 15% of their earnings on a pre-tax basis and up to 6% of their earnings on an after-tax basis. The Company will match one-half of the first 6% of the employee's pre-tax contribution. The Company's contributions were $793,000, $898,000 and $710,000 in 2000, 1999 and 1998, respectively.

   Other--Substantially all of the Company's employees in foreign locations are covered by either governmental-sponsored or Company-sponsored benefit plans. The aggregate liabilities and expenses of these foreign plans are not material to the consolidated financial statements.

7. OTHER INCOME

   Investment in XLS Holding Inc.--In 1994, the Company obtained a 50% interest in XLS Holding Inc. ("XLS") as a result of the settlement of litigation between the Company and XL Systems, Inc. ("XL Systems") and in consideration for the licensing to XL Systems of several of the Company's patented thread connections. The Company valued its investment in XLS based upon an independent valuation. The Company's investment in XLS was accounted for using the equity method.

   Gain on XLS/Marketable securities--In September 1997, the Company sold its XLS shares in exchange for 472,454 registered common shares of Weatherford International, Inc. ("WFI"), which represented less than 1% of WFI's outstanding common stock. Upon receipt of the WFI stock, which was the only consideration for the Company's XLS shares, the Company recognized a gain, net of expenses, of $18,521,000, based on a $49.65 weighted average market price of the WFI stock over the twenty days preceding the close. Subsequently in 1997, the Company sold 64,447 of the WFI shares in an ordinary brokerage transaction on the New York Stock Exchange for $3,275,000 in cash and recognized a gain of $75,000.

   In January 1998, the Company purchased two option contracts from a major financial institution for a total of $2,745,000 to sell its remaining 408,007 shares of WFI common stock for $44.53 per share (the "put price"). The put options were purchased to provide protection against a decline in the market value of the WFI shares. The put options were purchased with the proceeds from loans from such financial institution, which were secured by a pledge of the WFI shares. Put options covering 200,000 WFI shares were exercised by the Company immediately prior to their expiration in July 1998 as a result of which the Company received a cash settlement of approximately $981,000, representing the amount by which the put price for those shares

                                 HYDRIL COMPANY
exceeded the market price at that time. Put options covering the remaining 208,007 WFI shares were exercised by the Company immediately prior to their expiration in January 1999, at which time the Company received a cash settlement of approximately $5,102,000 again representing the amount by which the put price for those shares exceeded the market price at the time of exercise. At the time of exercise of each of the put options, the related loans secured by the WFI shares underlying those put options were repaid. Following both exercises, the Company retained the 408,007 shares of WFI common stock covered by the put options. At December 31, 1998, the Company determined that a $6,137,000 decline in the fair value of the WFI shares was other-than-temporary, and accordingly, the Company recognized this decline as part of other expenses in 1998. Subsequently, in the first quarter of 1999, the Company sold the 408,007 shares of WFI common stock in ordinary brokerage transactions on the New York Stock Exchange and recognized a gain of $253,000 from the sale.

   Settlement Relating to 1998 Exercise of WFI Put Options--In May 2000, the Company settled through mediation a dispute with the financial institution from which it purchased the put options in 1998 covering shares of WFI common stock. As a result of this settlement, the Company received, after expenses, $3,576,000.

   Sale of non-operational real estate--In September 2000, the Company recorded a $1,900,000 gain from the sale of real estate not used in operations.

8. STOCKHOLDERS' EQUITY

   Common Stock--The Company's Restated Certificate of Incorporation authorizes the issuance of up to 75,000,000 shares of common stock, par value $.50 per share, and 32,000,000 shares of class B common stock, par value $.50 per share. At December 31, 2000, 8,641,200 shares of common stock were issued and outstanding, and 13,410,908 shares of class B common stock were issued and outstanding. At December 31, 1999, 19,379,040 shares of class B common stock were issued and outstanding, and no shares of common stock were issued and outstanding.

   The holders of class B common stock are entitled to ten votes per share and the holders of common stock are entitled to one vote per share on all matters to be voted on by the Company's stockholders generally, including the election of directors. Holders of common stock have no conversion rights while holders of class B common stock may convert each share of class B common stock into one share of common stock at any time. In addition, shares of class B common stock automatically convert into the same number of shares of common stock if the shares of class B common stock are transferred other than to a holder of class B common stock or a person related to such a holder. All class B common stock will convert into common stock if the outstanding shares of class B common stock represent less than 10% of the combined outstanding shares of class B common stock and common stock.

   Preferred Stock--The Company's Restated Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $1.00 per share. At December 31, 2000 and 1999, there were no shares of preferred stock issued or outstanding.

   Charter Amendment and Change to Capital Stock--In September 2000, the Company amended its charter to increase the authorized number of shares of common stock and preferred stock and create class B common stock. As a result of the charter amendment, each share of common stock then outstanding was automatically converted into one share of class B common stock. Concurrently, the Company also distributed five additional shares of class B common stock for each outstanding share of class B common stock.

   All share and per share amounts in the consolidated financial statements have been retroactively restated for the increase in authorized shares of common stock and preferred stock and the creation of class B common

                                 HYDRIL COMPANY
stock, the conversion of outstanding common stock into class B common stock and the five-for-one stock dividend of class B common stock, which was accounted for as a stock split.

   Public Offering--In October 2000, the Company completed an initial public offering in which 8,600,000 shares of common stock were sold at $17.00 per share. Of the 8,600,000 shares, 2,672,668 shares were sold by the Company and 5,927,332 shares were sold by existing stockholders. The Company received net proceeds from the offering of $39,669,000 after underwriting discounts and commissions and other related expenses.

   Employee Stock Purchase Plan--The Hydril Company Employee Stock Purchase Plan (the "Stock Purchase Plan"), was implemented November 1, 2000, and 220,000 shares of common stock have been reserved for this plan. Under the Stock Purchase Plan, employees may purchase shares of the Company's common stock at the lower of 85% of market value at the closing price on the first or last business day of each six-month period beginning on each July 1 and January 1, except that the first offering period is an eight-month period commencing on November 1, 2000 and ending on June 30, 2001. Purchases are limited to 10% of the employee's regular pay.

   Registration Rights Agreement--In connection with the Company's initial public offering, the Company entered into a registration rights agreement with stockholders holding more than 5% of the Company's common stock prior to the initial public offering. The registration rights agreement provides such stockholders with, subject to defined restrictions, certain demand, shelf and piggyback rights to require the Company to register the sale of their common stock. The Company is required to pay all expenses incident to its performance or compliance with the registration rights agreement except for underwriting commissions and discounts related to shares of common stock sold by stockholders. The registration rights agreement terminates April 2006.

9. EARNINGS PER SHARE

   The Company has presented basic and diluted income (loss) per share ("EPS") on the consolidated statement of operations. Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive EPS is based on the weighted average number of shares outstanding during each period and the assumed exercise of dilutive stock options less the number of treasury shares from the proceeds using the average market price for the Company's common stock for each of the periods presented. When potentially dilutive securities are anti-dilutive, they are not included in dilutive EPS.

                                 HYDRIL COMPANY

   For 1999, the only potentially dilutive securities are 702,000 options outstanding under the Company's 1999 Stock Option Plan. However, for the 12 months ended December 31, 1999, these securities were anti-dilutive and therefore were not included in the EPS calculations. During 1998, there were no dilutive securities outstanding. The following table summarizes the computation of basic and diluted net income (loss) per share:

                                                             Weighted
                                                     Net     Average  Net Income
                                                    Income    Shares  Per Share
                                                   --------  -------- ----------
                                                    (in thousands, except per
                                                           share data)
   For the year ended December 31, 1998
   Basic net loss................................. $(14,500)  19,384    $(0.75)
   Effect of dilutive stock options...............       --       --        --
                                                   --------   ------    ------
   Diluted net loss............................... $(14,500)  19,384    $(0.75)
                                                   ========   ======    ======
   For the year ended December 31, 1999
   Basic net loss................................. $ (7,237)  19,379    $(0.37)
   Effect of dilutive stock options...............       --       --        --
                                                   --------   ------    ------
   Diluted net loss............................... $ (7,237)  19,379    $(0.37)
                                                   ========   ======    ======
   For the year ended December 31, 2000
   Basic net income............................... $ 15,614   20,023    $ 0.78
   Effect of dilutive stock options...............       --      534        --
                                                   --------   ------    ------
   Diluted net income............................. $ 15,614   20,557    $ 0.76
                                                   ========   ======    ======

10. COMMITMENTS AND CONTINGENCIES

   Leases--The Company's lease commitments are principally for operating facilities and equipment. Leases for certain data processing equipment are capitalized because these leases transfer ownership of the equipment to the Company at the end of the lease term.

   Obligations for minimum payments under noncancelable capital and operating leases for the years ended December 31 are as follows:

                                                      Total  Operating Capital
                                                      ------ --------- -------
                                                           (in thousands)
   2001.............................................. $1,041  $  766    $275
   2002..............................................    587     534      53
   2003..............................................    384     384      --
   2004..............................................    273     273      --
   2005..............................................     20      20      --
   Greater than five years...........................     --      --      --
                                                      ------  ------    ----
     Total minimum lease payments.................... $2,305  $1,977    $328
                                                      ======  ======    ====
   Less: amounts representing interest...............                     (9)
                                                                        ----
   Present value of net minimum capital lease
    payments.........................................                    319
   Less: current portion.............................                    266
                                                                        ----
     Long-term obligation............................                   $ 53
                                                                        ====

   Property and equipment at December 31, 2000 included equipment under capital leases with a net book value of $456,000. Rental expense was $1,306,000, $952,000 and $1,021,000, for the years ended December 31, 2000, 1999 and 1998, respectively.

                                 HYDRIL COMPANY

   Litigation--The Company is involved in legal proceedings arising in the ordinary course of business. In the opinion of management these matters are such that their outcome will not have a material adverse effect on the financial position or results of operations of the Company.

   The Company has been identified as a potentially responsible party at a waste disposal site in California. Based on the number of other potentially responsible parties, the total estimated site cleanup costs and its estimated share of such costs, the Company does not expect this matter to materially affect its results of operations or financial condition. The Company's anticipated obligation with respect to the California site has been adequately reserved for, in the opinion of management.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

   The Company's financial instruments at December 31, 2000 and 1999 consisted of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and debt. The carrying amounts of these items (except for long-term debt) are a reasonable estimate of their fair values because of the short maturity of such instruments or because their interest rates approximate comparable market rates available to the Company.

   The fair value of long-term debt was determined by discounting cash flows based on contractual maturities at interest rates expected to be available to the Company. The estimated fair value and carrying amount of long-term debt at December 31, 2000 was $61,428,000 and $60,767,000, respectively. The estimated fair value and carrying amount of long-term debt at December 31, 1999 was $71,676,000 and $73,219,000, respectively.

12. EMPLOYEE STOCK OPTION PLAN

   The Company's 2000 Incentive Plan (the "2000 Plan") allows for the granting to officers, employees, and non-employee directors of stock based awards covering a maximum of 1,950,000 shares of common stock. In connection with the Company's initial public offering as discussed in Note 8, the Company granted options for the purchase of 444,000 shares of common stock to officers and key employees under the 2000 Plan. Of these options, 414,600 were granted at an exercise price of $17 per share and 29,400 at an exercise price of $18.70 per share. Such options have a term of ten years and vest and become exercisable in cumulative annual installments of one-fifth each beginning on the first anniversary of the date of grant.

   Additionally, in connection with the offering, the Company granted a nonqualified option to each non-employee director to purchase 4,412 shares of common stock, for an aggregate of 26,472 shares of common stock. These nonqualified stock options which have an exercise price of $17.00 per share, were also granted under the 2000 Plan. Each non-employee director will automatically be granted a nonqualified stock option each year following the annual meeting of stockholders on that number of shares of the Company's common stock such that the aggregate fair market value of such shares equals approximately $75,000. Options granted to non-employee directors have a term of ten years, are fully vested upon the completion of one year of service as a non-employee director, have an exercise price equal to the fair market value of the Company's common stock on the date of grant, and become exercisable in cumulative annual installments of one-third each, beginning on the first anniversary of the date of grant.

   The Company's 1999 Stock Option Plan (the "Plan") provides for the granting of options for the purchase of the Company's class B common stock to officers and key employees of the Company. Such options vest over a four-year period and are exercisable for a ten-year period. An aggregate of 1,050,000 shares of class B common stock has been reserved for grants of which 348,000 were available for future grants at December 31, 1999. The Company does not intend to grant any further options under the Plan. In connection with the

                                HYDRIL COMPANY
amendment of the Company's charter discussed in Note 8, each outstanding option for the purchase of a share of common stock was converted into an option for the class B common stock.

   A summary of the status of the Company's stock option activity, and related information for the years ended December 31, 2000 and 1999, is presented below:

                                                                        Weighted
                                                                        Average
                                                                        Exercise
                                                               Shares    Price
                                                              --------- --------
   Outstanding December 31, 1998.............................        --      --
   Granted...................................................   702,000  $ 4.37
   Exercised.................................................        --      --
   Forfeited.................................................        --      --
                                                              ---------
     Outstanding at December 31, 1999........................   702,000    4.37
   Granted...................................................   470,472   17.11
   Exercised.................................................        --      --
   Forfeited.................................................        --      --
                                                              ---------
     Outstanding at December 31, 2000........................ 1,172,472  $ 9.48
                                                              =========
   Options exercisable at December 31, 1999..................        --      --
   Options exercisable at December 31, 2000..................   175,500  $ 4.37

   The following table summarizes information about stock options outstanding as of December 31, 2000:

                                                                     Weighted
                                    Weighted                          Average
                                     Average   Weighted              Exercise
                                    Remaining  Average               Price of
                                   Contractual Exercise Exercisable Exercisable
   Exercise Price         Shares      Life      Price     Shares      Shares
   --------------        --------- ----------- -------- ----------- -----------
   $ 4.32...............   614,286    8.04      $ 4.32    153,572     $ 4.32
     4.75...............    87,714    8.04        4.75     21,928       4.75
    17.00...............   441,072    9.74       17.00         --      17.00
   $18.70...............    29,400    9.74       18.70         --         --
                         ---------    ----      ------    -------     ------
                         1,172,472    8.72      $ 9.48    175,500     $ 4.37
                         =========    ====      ======    =======     ======

   All amounts above have been adjusted for the effects of the stock dividend accounted for as a stock split described in Note 8.

   SFAS 123 encourages, but does not require, companies to record compensation cost for employee stock-based compensation plans at fair value as determined by generally recognized option pricing models such as the Black-Scholes model or the binomial model. Because of the inexact and subjective nature of deriving stock option values using these methods, the Company has adopted the disclosure-only provisions of SFAS 123 and continues to account for stock-based compensation using the intrinsic value method prescribed in APB 25. Accordingly, no compensation expense has been recognized for the Plan. Had compensation costs for the Company's stock option plans been determined based on the fair value at the grant date consistent with provisions of SFAS 123, the Company's net income would have been decreased by $433,000 in 2000 and the net loss would have been increased by $599,000 in 1999.

                                 HYDRIL COMPANY

   The pro forma fair value of options at the date of the grant was estimated using the Black-Scholes model and the following assumptions:

                                                                   2000   1999
                                                                  ------  -----
   Expected life (years).........................................   6.28   6.35
   Interest rate.................................................   5.08%  4.76%
   Volatility....................................................  48.67%     0%
   Dividend yield................................................      0%     0%
   Weighted-average fair value per share at grant date........... $ 9.18  $3.20

13. SEGMENT AND RELATED INFORMATION

   In accordance with SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", the Company has identified the following reportable segments: Premium Connection and Pressure Control.

   Hydril is engaged worldwide in engineering, manufacturing and marketing of premium connections and pressure control products for oil and gas drilling and production. The Company sells its products to a broad group of steel pipe distributors, major and independent, domestic and international oil and gas companies and drilling contractors. The Company's products are primarily targeted for use in drilling environments where extreme pressure, temperature, corrosion and mechanical stress are encountered, as well as in environmentally sensitive drilling. These harsh conditions are typical for deepwater, deep-formation and horizontal oil and gas wells.

   The Company's premium connection segment manufactures premium connections that are used in harsh drilling environments. Hydril applies premium threaded connections to tubulars owned by its customers and purchases pipe in certain international markets for threading and resale. Hydril manufactures premium threaded connections and provides services at facilities located in Houston, Texas; Westwego, Louisiana; Bakersfield, California; Nisku, Alberta, Canada; Aberdeen, Scotland; Veracruz, Mexico; Batam, Indonesia; and Port Harcourt and Warri, Nigeria.

   The Company's pressure control segment manufactures a broad range of pressure control equipment used in oil and gas drilling, and well completion typically employed in harsh environments. The Company's pressure control products are primarily safety devices that control and contain fluid and gas pressure during drilling, completion and maintenance in oil and gas wells. The Company also provides replacement parts, repair and field services for its installed base of pressure control equipment. During the year, Hydril manufactured pressure control products at three plant locations in Houston, Texas.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating income or loss.

                                 HYDRIL COMPANY

   Financial data for the Company's business segments for the years ended December 31, 2000, 1999 and 1998 is as follows:

                                                          Year ended
                                                         December 31,
                                                  ----------------------------
                                                    2000      1999      1998
                                                  --------  --------  --------
                                                        (in thousands)
   Revenues
     Premium Connection.......................... $ 94,983  $ 75,362  $116,256
     Pressure Control............................   85,039    84,063   122,956
                                                  --------  --------  --------
       Total..................................... $180,022  $159,425  $239,212
                                                  ========  ========  ========
   Operating income (loss)
     Premium Connection.......................... $ 25,686  $ 18,312  $ 25,073
     Pressure Control............................    8,542   (16,216)  (22,080)
     Corporate Administration....................  (12,810)   (9,845)  (13,637)
                                                  --------  --------  --------
       Total..................................... $ 21,418  $ (7,749) $(10,644)
                                                  ========  ========  ========
   Depreciation and amortization
     Premium Connection.......................... $  5,208  $  4,049  $  3,330
     Pressure Control............................    1,759     1,959     1,674
     Corporate Administration....................    1,612     1,843     1,320
                                                  --------  --------  --------
       Total..................................... $  8,579  $  7,851  $  6,324
                                                  ========  ========  ========
   Capital expenditures
     Premium Connection.......................... $ 10,510  $  7,690  $ 10,247
     Pressure Control............................    1,748       827     2,528
     Corporate Administration....................    1,317       273     2,992
                                                  --------  --------  --------
       Total..................................... $ 13,575  $  8,790  $ 15,767
                                                  ========  ========  ========
   Total assets
     Premium Connection.......................... $ 82,037  $ 65,815  $ 72,643
     Pressure Control............................   64,241    82,513   118,185
     Corporate Administration....................  108,368    63,480    68,248
                                                  --------  --------  --------
       Total..................................... $254,646  $211,808  $259,076
                                                  ========  ========  ========

                                                             Year ended
                                                            December 31,
                                                     --------------------------
                                                       2000     1999     1998
                                                     -------- -------- --------
   Revenue
     United States.................................. $119,373 $101,460 $143,685
     Canada and Mexico..............................   28,112   23,357   29,060
                                                     -------- -------- --------
       Subtotal North America.......................  147,485  124,817  172,745
                                                     -------- -------- --------
     Eastern hemisphere.............................   32,537   34,608   66,467
                                                     -------- -------- --------
       Total........................................ $180,022 $159,425 $239,212
                                                     ======== ======== ========
   Long-lived assets
     United States.................................. $ 63,358 $ 60,618 $ 62,060
     Canada and Mexico..............................   11,649    9,238    9,253
                                                     -------- -------- --------
       Subtotal North America....................... $ 75,007 $ 69,856 $ 71,313
                                                     -------- -------- --------
     Eastern hemisphere.............................    8,796    8,944    8,824
                                                     -------- -------- --------
       Total........................................ $ 83,803 $ 78,800 $ 80,137
                                                     ======== ======== ========

                                 HYDRIL COMPANY

   For the years ended December 31, 2000 and 1998, no customer exceeded 10% of the Company's consolidated revenues. For the year ended December 31, 1999, revenues from one customer of the Company's pressure control segment represented 13% of the Company's consolidated revenues.

14. SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      Year Ended December 31, 2000
                                     ---------------------------------------
                                      First   Second       Third     Fourth
                                     Quarter  Quarter     Quarter    Quarter
                                     -------  -------     -------    -------
                                     (in thousands, except per share
                                                  data)
   Revenues......................... $44,759  $45,497     $44,643    $45,123
   Gross profit.....................  11,919   13,225      14,238     16,838
   Operating income.................   3,883    4,788       5,720      7,027
   Net income.......................   1,857    4,839(1)    4,510(2)   4,408
   Net income per share:
     Basic.......................... $  0.10  $  0.25     $  0.23    $  0.20
     Diluted........................ $  0.10  $  0.25     $  0.23    $  0.20

                                      Year Ended December 31, 1999
                                     ---------------------------------------
                                      First   Second       Third     Fourth
                                     Quarter  Quarter     Quarter    Quarter
                                     -------  -------     -------    -------
                                     (in thousands, except per share
                                                  data)
   Revenues......................... $39,481  $38,780     $40,174    $40,990
   Gross profit.....................   9,067    1,169       8,297      7,122
   Operating income (loss)..........     112   (7,359)(3)     (27)      (475)(4)
   Net loss.........................     (14)  (5,514)(3)    (711)      (998)(4)
   Net loss per share:
     Basic..........................      --  $ (0.28)    $ (0.04)   $ (0.05)
     Diluted........................      --  $ (0.28)    $ (0.04)   $ (0.05)

---------------------
(1) Includes a pre-tax gain of $3,576,000 for the settlement of a dispute with a financial institution from which the Company purchased put options in 1998.
(2) Includes a pre-tax gain of $1,870,000 from the sale of real estate not used in operations.
(3) Includes additional expenses of $9,000,000 to replace certain pressure control equipment after the Company determined that the welds did not meet company standards.
(4) Includes additional expenses of $1,500,000 to replace certain pressure control equipment after the Company determined that the welds did not meet company standards.


                             [INSIDE BACK COVER]

     Premium Connections

       Continued from
       inside front cover
       ------)

Schematic of a
drill pipe                       Well
connection,                   Schematic
with the label                                   Schematic of a surface
"Wedge Thread(TM)                                casing connection, with
Drill Pipe Connection"                           the label "Surface and
                                                 Intermediate Casing
Caption:                         Well            Connection" and an arrow
Wedge Thread(TM)              Schematic  (------ to its location on the
drill pipe connections                           well schematic.
have torque capability
that surpasses the strength                      Caption:
of the drill pipe itself                         Large-diameter casing
in most applications and                         connections are used near the
are used to connect                              surface and at intermediate
sections of the drill                            depths to connect sections
pipe in extended-reach                           of casing.
oil and gas wells.



                                                 Schematic of a casing
Schematic of a                   Well            connection, with the
production tubing             Schematic  (------ label "Integral Metal Seal
connection, with                                 Casing Connection" and an arrow to
the label "Integral                              its location on the well schematic.
Metal Seal Tubing
Connection" and                                  Caption:
an arrow to its                  Well            Integral metal seal casing
location on the well ------)  Schematic          connections have the reliability
schematic.                                       and strength to be used in deep,
                                                 high pressure, high temperature
                                                 environments.
Caption:
Integral metal seal
tubing connections
provide a reliable seal                          Schematic of a casing connection
and connect sections of          Well            with the label "Extreme Load
production tubing used to     Schematic  (------ Casing Connection" and an arrow to
transport the oil and gas                        its location on the well schematic.
from the reservoir to the
surface.
                                                 Caption:
                                                 Extreme load casing connections
                                                 are used for horizontal and
                                                 extended-reach wells where superior
                                                 torque and compression strengths
                                                 are required.

--------------------------------------------------------------------------------------
                                                                                Page 1

                           [HYDRIL LOGO APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The expenses of the offering are estimated to be as follows:

      SEC registration fees........................................... $ 32,298
      NASD filing fee.................................................   13,419
      Listing fee.....................................................   17,500
      Legal fees and expenses.........................................  100,000
      Accounting fees and expenses....................................   75,000
      Printing expenses...............................................   50,000
      Miscellaneous...................................................   11,783
                                                                       --------
        Total......................................................... $300,000
                                                                       ========

Item 14. Indemnification of Directors and Officers

Delaware General Corporation Law

   Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

   Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

   Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the DGCL states that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum or (3) if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs by independent legal counsel in a written opinion or (4) by the stockholders.

   Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it ultimately is determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

   Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

   Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

   Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Restated Certificate of Incorporation

   The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists as of the date of the Restated Certificate of Incorporation or as such provision may be thereafter amended, supplemented or replaced or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the filing of the Restated Certificate of Incorporation to authorize the further elimination or limitation of the personal liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

Bylaws

   The Bylaws of the Company provide that each person who at any time shall serve or shall have served as a director, officer, employee or agent of the Company, or any person who, while a director, officer, employee or agent of the Company, is or was serving at the written request of the Company (in accordance with written procedures adopted from time to time by the Board of Directors) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, shall be entitled to indemnification and the advancement of expenses incurred by such person from the Company as, and to the fullest extent, permitted by Section 145 of the DGCL or any successor statutory provision, as from time to time amended. The Bylaws provide that this right to indemnification and the advancement of expenses is not deemed exclusive of any other rights to which those to be indemnified may be entitled as a matter of law or under any agreement, vote of stockholders or disinterested directors of the Company, or other arrangement.

Indemnification Agreements

   The Company has entered into Indemnification Agreements with each of its directors and executive officers. The Indemnification Agreements provide that the Company shall indemnify the director or officer and hold him harmless from any losses and expenses which, in type or amount, are not insured under the directors and officers' liability insurance maintained by the Company, and generally indemnify the director or officer against losses and expenses as a result of a claim or claims made against him for any breach of duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the director or officer or any of the foregoing alleged by any claimant or any claim against the director or officer solely by reason of him being a director or officer of the Company, subject to certain exclusions. The Indemnification Agreements also provide certain procedures regarding the right to indemnification and the advancement of expenses.

Underwriting Agreement

   The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

Insurance

   The Company has obtained a policy of liability insurance to insure its officers and directors against losses resulting from certain acts committed by them in their capacities as officers and directors of the Company.

Item 15. Recent Sales of Unregistered Securities

   Hydril Company has not sold any unregistered securities within the past three years, except as set forth below.

   On June 25, 1998, the Company issued $60,000,000 in aggregate principal amount of its 6.85% Senior Secured Notes due June 30, 2003 to Principal Mutual Life Insurance Company and Nippon Life Insurance Company of America in consideration of the payment to the Company of $60,000,000. In so doing, the Company relied on the private placement provisions of Section 4(2) of the Securities Act of 1933 (the "Securities Act") in claiming exemption for the offering, sale and delivery of such securities from the registration provisions of the Securities Act.

   In 1999, Hydril Company granted to employees options to purchase 702,000 shares of common stock. Such transaction was exempt from the registration requirements of the Securities Act by virtue of Rule 701 thereunder. On March 26, 28 and 29, 2001, options for the purchase of a total of 118,900 of such shares were exercised at a per share exercise price of $4.32. The issuance of such 118,900 shares of Class B common stock was also exempt from the registration requirements of the Securities Act by virtue of Rule 701 thereunder.

   On September 25, 2000, the Company amended its charter to provide for two classes of common stock, consisting of common stock and Class B common stock. The charter amendment provided for the automatic conversion of each share of its then outstanding common stock into a share of Class B common stock. Also on September 25, 2000, the Company effected a stock dividend with respect to its Class B common stock, whereby the holder of each outstanding share of Class B common stock received five shares of Class B common stock.

   From time to time since September 25, 2000, holders of the Company's Class B stock have converted an aggregate of 64,380 shares of Class B stock into shares of common stock on a one-for-one basis in accordance with the terms of the Company's charter. The issuance of such shares was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereof.

Item 16. Exhibits and Financial Statement Schedules

(A) Exhibits:

 Exhibit
 Number                                Description
 -------                               -----------
   1.1*   -- Form of Underwriting Agreement.
   3.1+   -- Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Form 10-Q filed with the Commission on November 14, 2000).
   3.2+   -- Restated Bylaws of the Company (incorporated by reference to
             Exhibit 3.2 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
   4.1+   -- Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Registration
             Statement on Form S-1 of the Company filed with the Commission on
             July 31, 2000).
   4.2+   -- Registration Rights Agreement among the Company and the stockholders named therein (incorporated by reference to Exhibit
             4.2 of Amendment No. 1 to the Registration Statement on Form S-1
             of the Company filed with the Commission on July 31, 2000).
   5.1    -- Opinion of Baker Botts L.L.P.
  10.1+   -- Note Purchase Agreement dated as of June 25, 1998 (incorporated by reference to Exhibit 10.4 in the Registration Statement on Form S-
             1 of the Company filed with the Commission on June 9, 2000).
  10.2+   -- Second Amended and Restated Loan Agreement dated as of August 25,
             2000 among Hydril Company and Bank One, Texas N.A. (incorporated by reference to Exhibit 10.7 of Amendment No. 2 to the
             Registration Statement on Form S-1 of the Company filed with the
             Commission on September 5, 2000).
  10.3+   -- Collateral Agency and Intercreditor Agreement dated as of June 25,
             1998 among the Company, Principal Mutual Life Insurance Company,
             Nippon Life Insurance Company of America, and Bank One, Texas,
             N.A. (incorporated by reference to Exhibit 10.8 of Amendment No. 2 to the Registration Statement on Form S-1 of the Company filed with the Commission on September 5, 2000).
  10.4+   -- Amendment No. 1 to Note Purchase Agreement and Consent under
             Intercreditor Agreement dated as of June 7, 2000 (incorporated by reference to Exhibit 10.9 of Amendment No. 2 to the Registration
             Statement on Form S-1 of the Company filed with the Commission on
             September 5, 2000).
  10.5+   -- Modification to Amendment No. 1 to Note Purchase Agreement and
             Consent under Intercreditor Agreement dated as of June 7, 2000
             (incorporated by reference to Exhibit 10.10 of Amendment No. 2 to the Registration Statement on Form S-1 of the Company filed with the Commission on September 5, 2000).

 Exhibit
 Number                                Description
 -------                               -----------
             Hydril is a party to several other long-term debt instruments under which the total amount of long-term debt securities
             authorized does not exceed 10% of the total assets of Hydril and its subsidiaries on a consolidated basis. Pursuant to paragraph
             4(iii)(A) of Item 601(b) of Registration S-K, Hydril agrees to furnish a copy of such instruments to the Commission upon request.
 10.6+    -- Hydril Company 1999 Stock Option Plan (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to the Registration Statement
             on Form S-1 of the Company filed with the Commission on July 31,
             2000).
 10.7+    -- Form of Change in Control Agreement Plan (incorporated by reference to Exhibit 10.2 of Amendment No. 1 to the Registration
             Statement on Form S-1 of the Company filed with the Commission on
             July 31, 2000).
 10.8+    -- Hydril Company 2000 Incentive Plan (incorporated by reference to
             Exhibit 10.3 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
 10.9+    -- Form of Indemnification Agreement (incorporated by reference to
             Exhibit 10.5 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
 10.10+   -- Employee Stock Purchase Plan (incorporated by reference to Exhibit
             10.6 of Amendment No. 1 to the Registration Statement on Form S-1
             of the Company filed with the Commission on July 31, 2000).
 21.1+    -- Subsidiaries of the Registrant (incorporated by reference to
             Exhibit 21.1 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
 23.1     -- Consent of Deloitte & Touche LLP.
 23.2     -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
 24.1     -- Powers of Attorney.

---------------------
* To be filed by amendment
+ Incorporated by reference as indicated

   All other schedules are omitted because the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Company hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2) For purposes of determining any liability under the Securities Act, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement or Amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 4th day of May, 2001.

                                          HYDRIL COMPANY

                                          By:  /s/ MICHAEL C. KEARNEY
                                            ___________________________________
                                                   Michael C. Kearney
                                            Chief Financial Officer and Vice
                                          President--Administration (Principal
                                            Financial and Accounting Officer)

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or Amendment thereto has been signed below by the following persons in the capacities indicated on the 4th day of May, 2001.

              Signature                          Title
              ---------                          -----

                *                      President, Chief Executive Officer and
______________________________________  Director
        Christopher T. Seaver           (Principal Executive Officer)

      /s/ Michael C. Kearney           Chief Financial Officer and Vice President--
______________________________________  Administration (Principal Financial and
          Michael C. Kearney            Accounting Officer)

                  *                    Chairman of the Board
______________________________________
          Richard C. Seaver

                  *                    Director
______________________________________
          Richard A. Archer

                  *                    Director
______________________________________
             Jerry S. Cox

                  *                    Director
______________________________________
         Gordon B. Crary, Jr.

                  *                    Director
______________________________________
         Kenneth S. McCormick

                  *                    Director
______________________________________
          Patrick T. Seaver

                  *                    Director
______________________________________
             T. Don Stacy

                  *                    Director
______________________________________
             Lew O. Ward

      /s/ Michael C. Kearney
*By: _________________________________
          Michael C. Kearney
           Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  1.1*    -- Form of Underwriting Agreement.
  3.1+    -- Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company's Form 10-Q filed with the Commission on November 14, 2000).
  3.2+    -- Restated Bylaws of the Company (incorporated by reference to
             Exhibit 3.2 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
  4.1+    -- Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of Amendment No. 1 to the Registration
             Statement on Form S-1 of the Company filed with the Commission on
             July 31, 2000).
  4.2+    -- Registration Rights Agreement among the Company and the stockholders named therein (incorporated by reference to Exhibit
             4.2 of Amendment No. 1 to the Registration Statement on Form S-1
             of the Company filed with the Commission on July 31, 2000).
  5.1     -- Opinion of Baker Botts L.L.P.
 10.1+    -- Note Purchase Agreement dated as of June 25, 1998 (incorporated by reference to Exhibit 10.4 in the Registration Statement on Form S-
             1 of the Company filed with the Commission on June 9, 2000).
 10.2+    -- Second Amended and Restated Loan Agreement dated as of August 25,
             2000 among Hydril Company and Bank One, Texas N.A. (incorporated by reference to Exhibit 10.7 of Amendment No. 2 to the
             Registration Statement on Form S-1 of the Company filed with the
             Commission on September 5, 2000).
 10.3+    -- Collateral Agency and Intercreditor Agreement dated as of June 25,
             1998 among the Company, Principal Mutual Life Insurance Company,
             Nippon Life Insurance Company of America, and Bank One, Texas,
             N.A. (incorporated by reference to Exhibit 10.8 of Amendment No. 2 to the Registration Statement on Form S-1 of the Company filed with the Commission on September 5, 2000).
 10.4+    -- Amendment No. 1 to Note Purchase Agreement and Consent under
             Intercreditor Agreement dated as of June 7, 2000 (incorporated by reference to Exhibit 10.9 of Amendment No. 2 to the Registration
             Statement on Form S-1 of the Company filed with the Commission on
             September 5, 2000).
 10.5+    -- Modification to Amendment No. 1 to Note Purchase Agreement and
             Consent under Intercreditor Agreement dated as of June 7, 2000
             (incorporated by reference to Exhibit 10.10 of Amendment No. 2 to the Registration Statement on Form S-1 of the Company filed with the Commission on September 5, 2000).
             Hydril is a party to several other long-term debt instruments under which the total amount of long-term debt securities
             authorized does not exceed 10% of the total assets of Hydril and its subsidiaries on a consolidated basis. Pursuant to paragraph
             4(iii)(A) of Item 601(b) of Registration S-K, Hydril agrees to furnish a copy of such instruments to the Commission upon request.
 10.6+    -- Hydril Company 1999 Stock Option Plan (incorporated by reference to Exhibit 10.1 of Amendment No. 1 to the Registration Statement
             on Form S-1 of the Company filed with the Commission on July 31,
             2000).
 10.7+    -- Form of Change in Control Agreement Plan (incorporated by reference to Exhibit 10.2 of Amendment No. 1 to the Registration
             Statement on Form S-1 of the Company filed with the Commission on
             July 31, 2000).
 10.8+    -- Hydril Company 2000 Incentive Plan (incorporated by reference to
             Exhibit 10.3 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
 10.9+    -- Form of Indemnification Agreement (incorporated by reference to
             Exhibit 10.5 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
 10.10+   -- Employee Stock Purchase Plan (incorporated by reference to Exhibit
             10.6 of Amendment No. 1 to the Registration Statement on Form S-1
             of the Company filed with the Commission on July 31, 2000).
 21.1+    -- Subsidiaries of the Registrant (incorporated by reference to
             Exhibit 21.1 of Amendment No. 1 to the Registration Statement on
             Form S-1 of the Company filed with the Commission on July 31,
             2000).
 23.1     -- Consent of Deloitte & Touche LLP.
 23.2     -- Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
 24.1     -- Powers of Attorney.

---------------------
* To be filed by amendment
+ Incorporated by reference as indicated